Filed pursuant to Rule 424(b)(3)
1933 Act File No. 333-262271

PROSPECTUS

July 28, 2023, as restated September 15, 2023

Hartford Schroders Private Opportunities Fund

CLASS A SHARES (XHFAX), CLASS I SHARES (XHFIX) AND CLASS SDR SHARES (XHFSX)

OF BENEFICIAL INTEREST

The Hartford Schroders Private Opportunities Fund (the “Fund”) is a recently organized Delaware statutory trust that is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a non-diversified, closed-end management investment company.

Investment Objective and Principal Investment Strategies. The Fund seeks to provide long-term capital appreciation. The Fund seeks to achieve its investment objective by investing in a wide range of private equity investments worldwide. The Fund will invest primarily in the equity interests of companies that are not listed on stock exchanges (private equity) and that are seeking to actively build, grow, transform or innovate. Under normal circumstances, the Fund intends to invest at least 80% of its assets in private investments of any type. The Fund’s private investments will include co-investments and direct investments in operating companies through the acquisition of equity or equity-like securities or special purpose vehicles that acquire the securities of privately-owned companies and primary offerings and secondary acquisitions of private equity assets or interests in alternative investment funds that pursue private equity strategies. The Fund may also invest in shares of private money market funds.

Unlisted Closed-End Fund. An investment in the Fund is subject to, among others, the following risks:

•	There is not expected to be any secondary trading market in the Shares (as defined herein).

•	Shareholders should not expect to be able to sell their Shares regardless of how the Fund performs. An investment in the Fund is considered illiquid.

•	Unlike many closed-end funds, the Shares are not listed on any securities exchange. To provide shareholders with limited liquidity, the Fund intends to conduct repurchases of Shares in each quarter beginning the calendar quarter ending September 30, 2024. The Fund intends to offer to repurchase Shares from shareholders in each quarter in an amount up to 5% of the Fund’s net asset value as of the prior calendar quarter end. The Fund’s Board of Trustees has complete discretion to determine whether the Fund will engage in any share repurchase, and if so, the terms of such repurchase. No assurances can be given that the Fund will engage in a share repurchase in any given quarter and, in any case, repurchases will not begin until the fifth full calendar quarter after the Fund has commenced operations. See “Summary of Terms – Share Repurchases by the Fund.”

•	The amount of distributions that the Fund may pay, if any, is uncertain.

•	The Fund’s distributions may be funded from unlimited amounts of offering proceeds or borrowings, which may constitute a return of capital and reduce the amount of capital available to the Fund for investment. Any capital returned to shareholders through distributions will be distributed after payment of fees and expenses.

•	A return of capital to shareholders is a return of a portion of their original investment in the Fund, thereby reducing the tax basis of their investment. As a result of such reduction in tax basis, shareholders may be subject to tax in connection with the sale of Fund Shares, even if such Shares are sold at a loss relative to the shareholder’s original investment.

Investing in Shares involves a high degree of risk. See “Types of Investments and Related Risks” beginning on page 31 of this Prospectus.

The date of this Prospectus is July 28, 2023, as restated September 15, 2023.

	Per Class A Share(1)	Per Class I Share(1)	Per Class SDR Share(1)	Total(2)
Public Offering Price	$ At current NAV, plus sales charge	$ At current NAV	$ At current NAV	Up to $200,000,000
Sales Charge (Load)(1)	Up to 3.50%	None	None	N/A
Proceeds to the Fund (Before Expenses)(2)	$ Amount invested at current NAV	$ Amount invested at current NAV	$ Amount invested at current NAV	Up to $200,000,000

(1)	The minimum initial investment for Class A and Class I Shares of the Fund is $25,000, and the minimum subsequent investment for Class A and Class I Shares of the Fund is $10,000. The minimum initial investment for Class SDR Shares of the Fund is $5,000,000, while subsequent investments may be made in any amount. These minimums may be waived for certain investors. Class A Shares are subject to a sales charge of up to 3.50%. Class I Shares and Class SDR Shares of the Fund are not subject to sales charges. The table assumes the maximum sales charge is imposed on Class A Shares.

(2)	Assumes all Shares currently registered are sold in the continuous offering. Hartford Funds Management Company, LLC will also bear certain ongoing offering costs associated with the Fund’s continuous offering of Shares.

Investment Adviser and Sub-Advisers. The investment adviser to the Fund is Hartford Funds Management Company, LLC (the “Adviser” or “HFMC”), an investment adviser registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Adviser oversees the management of the Fund’s activities and supervises the activities of the investment sub-advisers. The Fund’s sub-adviser is Schroder Investment Management North America Inc. (“SIMNA” or the “Sub-Adviser”). The Fund’s sub-sub-adviser is Schroders Capital Management (US) Inc. (“Schroders Capital” and, collectively with SIMNA, the “Sub-Advisers”). Each Sub-Adviser is an investment adviser registered under the Advisers Act. The Sub-Advisers are responsible for the daily investment activities for the Fund.

Securities Offered. The Fund is offering on a subscription basis up to 20,000,000 Shares. For Class A Shares, the maximum sales charge is 3.50% of the amount invested. Class I Shares and Class SDR Shares are not subject to sales charges. The minimum initial investment for Class A and Class I Shares of the Fund is $25,000, and the minimum subsequent investment for Class A and Class I Shares of the Fund is $10,000. The minimum initial investment for Class SDR Shares is $5,000,000, and there is no minimum subsequent investment. The Fund reserves the right at its sole discretion to waive the investment minimums with respect to certain employees, officers or Trustees of the Fund, the Adviser, the Sub-Advisers or their affiliates who qualify as accredited investors. Shares are being offered through Hartford Funds Distributors, LLC (the “Distributor”) at an offering price equal to the Fund’s then current NAV per Share plus any applicable sales charge.

Risk Factors and Restrictions on Transfer. Investing in Shares involves a high degree of risk. See “Types of Investments and Related Risks.” Shares will not be listed on any national securities exchange. Shares are subject to restrictions on transferability, and liquidity will be provided by the Fund only through repurchase offers, which may be made from time to time by the Fund as determined by the Fund’s Board of Trustees in its sole discretion. See “Repurchases and Transfers of Shares.”

Eligible Investors. Shares are being sold only to investors that represent that they are “accredited investors” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “1933 Act”). The minimum initial and additional investments set forth above may be waived or reduced by the Fund with respect to certain individual investors or classes of investors (specifically, with respect to employees, officers or Trustees of the Fund, the Adviser, the Sub-Advisers or their affiliates). The Distributor and/or any Selling Agent, as defined herein, may impose additional eligibility requirements for investors who purchase Shares through the Distributor or such Selling Agent. Investors may only purchase Class I Shares through the Distributor or through a registered investment adviser (a “RIA”) that has entered into an arrangement with the Distributor for such RIA to offer Class I Shares in conjunction with a “wrap” fee, asset allocation or other managed asset program sponsored by such RIA. The Distributor and/or any such RIA may also impose additional eligibility requirements for investors who purchase Class I Shares from the Distributor through such RIA.

This Prospectus provides the information that a prospective investor should know about the Fund before investing. Investors are advised to read this Prospectus carefully and to retain it for future reference. Additional information about the Fund, including a statement of additional information, dated July 28, 2023 (the “Statement of Additional Information” or “SAI”), has been filed with the SEC and is incorporated by reference in its entirety into this Prospectus. The Statement of Additional Information and, when available, the Fund’s annual and semi-annual reports and other information filed with the SEC, can be obtained upon request and without charge by writing to the Fund at Hartford Funds, P.O. Box 2175, Milwaukee, WI 53201-2175, by calling (888) 660-3010 or by visiting the Fund’s website at www.hartfordfunds.com. In addition, the contact information provided above may be used to request additional information about the Fund and to make shareholder inquiries. The Statement of Additional Information, other material incorporated by reference into this Prospectus and other information about the Fund is also available on the SEC’s website at http://www.sec.gov. The address of the SEC’s website is provided solely for the information of prospective investors and is not intended to be an active link.

Neither the Securities and Exchange Commission, the Commodity Futures Trading Commission nor any state securities commission has approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Shares are not deposits or obligations of, and are not guaranteed or endorsed by, any bank or other insured depository institution, and Shares are not insured by the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any other government agency.

TABLE OF CONTENTS

SUMMARY OF TERMS

This is only a summary and does not contain all of the information that a prospective investor should consider before investing in the Fund. Before investing, a prospective investor in the Fund should carefully read the more detailed information appearing elsewhere in this Prospectus and the Statement of Additional Information.

THE FUND

The Fund is a recently organized Delaware statutory trust that is registered under the 1940 Act as a non-diversified, closed-end management investment company.

The Fund offers three separate classes of shares of beneficial interest (“Shares”) designated as Class A (“Class A Shares”), Class I (“Class I Shares”) and Class SDR (“Class SDR Shares”) to Eligible Investors (as defined herein).

Class A Shares, Class I Shares and Class SDR Shares are subject to different fees and expenses. The Fund may offer additional classes of Shares in the future.

THE ADVISER and Sub-AdviserS

Hartford Funds Management Company, LLC (“HFMC” or the “Adviser”) serves as the Fund’s investment adviser.  Schroder Investment Management North America Inc. (“SIMNA”) serves as the Fund’s sub-adviser and Schroders Capital Management (US) Inc. (“Schroders Capital” and, collectively with SIMNA, the “Sub-Advisers”) serves as the Fund’s sub-sub-adviser. Each of HFMC, SIMNA and Schroders Capital is registered as an investment adviser with the Securities and Exchange Commission (“SEC”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Adviser and Sub-Advisors are collectively referred to herein as the “Advisers.”

INVESTMENT OBJECTIVE	The Fund seeks to provide long-term capital appreciation.
INVESTMENT OPPORTUNITIES AND STRATEGIES

The Fund seeks to achieve its investment objective by investing in a wide range of private equity investments worldwide. The Fund will invest primarily in the equity interests of companies that are not listed on stock exchanges (private equity) and that are seeking to actively build, grow, transform or innovate. Under normal circumstances, the Fund intends to invest at least 80% of its assets in private investments of any type. The Fund’s private investments will include co-investments and direct investments in operating companies through the acquisition of equity or equity-like securities or special purpose vehicles that acquire the securities of privately-owned companies (“Direct Investments”) and primary offerings and secondary acquisitions of private equity assets or interests in alternative investment funds that pursue private equity strategies (“Investment Funds” and, together with Direct Investments, “Investment Interests”). The Fund may also invest in shares of private money market funds.

The Fund aims to provide broad exposure by allocating the Fund’s assets on an opportunistic basis across private equity strategies, regions, sectors and industries. The Fund will generally focus on Investment Interests that provide exposure to companies considered to be small to medium-sized enterprises that have an enterprise value between $50 million to $1 billion. Private equity strategies in which the Fund will invest (the “Strategies”) are linked to the financial purpose of the underlying interests. These Strategies may include a management or leveraged buyout of a mature company (Buyout); providing expansion capital to companies in their development stage (Growth Capital); providing capital to finance innovation for companies early in their commercial development (Venture Capital); and providing financing to companies that are undergoing a special situation such as restructuring (Special Situations). In selecting investments for the Fund, the Sub-Advisers will integrate financially material environmental, social and governance (“ESG”) characteristics (when available for an issuer) into their investment process. The Sub-Advisers will evaluate the impact and risk around issues such as climate change, environmental performance, labor standards and corporate governance, which they view as important in their assessment of an investment’s risk and potential for profitability. The Fund will generally not invest in companies that are significantly involved in certain industries, product lines or services, including but not limited to, tobacco, weapons, tar sands and thermal coal.

The Fund may access investment opportunities within the Strategies through Direct Investments or primary and secondary investments in Investment Funds. Direct Investments relate to holdings in unlisted equities of companies, whether by directly acquiring the securities of an operating company or by investing through a special purpose vehicle that acquires the securities of an operating company, typically as co-investments alongside a private equity manager that is sponsoring the investment transaction. Secondary investments entail acquiring an interest in one or more assets of a private equity fund or another investor’s existing interest in a private equity investment through a negotiated transaction in which the private equity manager managing the investment remains the same (“Secondary Investment”). Primary fund investments entail investing in Investment Funds during their initial fundraising (“Primary Investment”) which Investment Funds in turn invest in privately held companies or make private investments in public companies, potentially to take them private.

In addition, the Fund may invest in money market instruments and hold cash. Under normal circumstances, the Fund expects to invest up to 20% of its assets in such investments. During the period of the Fund’s initial ramp up in portfolio construction, in connection with the implementation of changes in asset allocation, in periods when the Fund receives large cash inflows, or for temporary or defensive purposes, the Fund’s cash balance may exceed 20% of the Fund’s assets until new investments can be made to deploy cash resources.

PORTFOLIO COMPOSITION

The Fund’s portfolio will consist primarily of various types of private equity investments. Private equity generally refers to privately negotiated investments made in non-public companies. Private equity firms typically seek to invest in quality companies at attractive valuations and use strategic and operational expertise to enhance value and improve portfolio company performance. Buyout funds seek to acquire private and public companies, as well as divisions of companies, and reposition them for sale at a multiple of invested equity by enhancing the value of the portfolio company.

The Fund’s actively managed private equity investments will provide a range of exposures that may differ by private equity strategy, region, investment type, sector and underlying company exposure. The Fund will focus on small to medium-sized companies.

The Fund will pursue a private equity investment strategy that will seek to build a global portfolio of primarily small and medium-sized companies through buyout, growth capital, venture capital and special situation private equity investment strategies. The Fund will seek to invest across a broad range of sectors, including healthcare, information technology, consumer discretionary and consumer staples, business services and industrials. The Fund’s Investment Interests will generally consist of either Direct Investments or Investment Funds. Direct Investments relate to holdings in unlisted equities of companies, whether by directly acquiring the securities of an operating company or by investing through a special purpose vehicle that acquires the securities of an operating company, typically as co-investments alongside a private equity manager that is sponsoring the investment transaction. Secondary Investments entail acquiring an interest in one or more assets of a private equity fund or another investor’s existing interest in a private equity investment through a negotiated transaction in which the private equity manager managing the investment remains the same. Primary fund investments entail investing in Investment Funds during their initial fundraising which

Investment Funds in turn invest in privately held companies or make private investments in public companies, potentially to take them private.

Target Investment Strategies – The Fund will seek to invest capital in buyout, growth capital, venture capital and special situation type private equity strategies.

Buyout – A buyout investment is an equity investment in a company that facilitates a change in control of the company’s ownership. The private equity firm sponsoring the transaction is investing equity capital to acquire a controlling interest in or effective control of the target company. By acquiring a controlling interest, the private equity investor is in a better position to influence the company’s strategic direction. The focus on small and medium-sized buyouts opportunities gives the Fund a distinction from other closed-end funds with limited liquidity, which tend to have a bias toward larger transaction sizes, where correlation to the public markets historically has tended to be higher. The Sub-Advisers’ global private equity practice seeks to invest alongside private equity managers that specialize in specific sectors and / or approaches to enhance company value. The Sub-Advisers believe this strategy offers superior return potential compared to large buyouts and/or investing alongside private equity managers with a less focused approach to enhancing company value for the following reasons:

•      Specialist managers targeting small to medium-sized private companies are often preferred buyers for private companies due to deep expertise and ability to generate value through operational improvements.

•      Small and medium buyout managers source the majority of investment opportunities from families and entrepreneurs, which typically show a preference for smooth ownership transition rather than large auction processes. This can benefit managers in the form of reduced competition for deals and favorable entry valuations.

Growth Capital – A growth capital investment is an equity investment in a company seeking to raise capital primarily to fund the company’s growth initiatives. Growth capital is an important and sizable private equity strategy globally and is particularly attractive if capital can be invested into quality growth companies with strong management at moderate entry prices. This requires proprietary deal sourcing and strong private equity investor value-add and thus tends to be specifically accessible through sector specialists. In a growth capital financing, the private equity investor acquires a meaningful and influential ownership position but typically not a majority interest in the company. The companies typically targeted in a growth capital financing are experiencing rapid revenue growth, have a proven business model, operational scale, and the potential to generate attractive net profitability and operating cash flows if the company de-emphasized its high investment to rapidly grow the business.

Venture Capital – A venture capital investment is an equity investment in a company seeking to raise capital primarily to fund the company’s research and development, market development and revenue growth initiatives. In a venture capital investment, the private equity investor acquires a meaningful and influential ownership position but typically not a majority interest in the company. The companies typically targeted for a venture capital investment are earlier in the development of their business models and are pursuing large market opportunities through the creation of innovative technologies and/or business models that have the potential to disrupt an established industry or deliver a novel solution to a specific market need.

Special Situations – A special situations investment is a private equity investment that may arise opportunistically to provide a company with capital that has equity or equity-like characteristics. The capital is typically being raised by the issuer to address a financial need outside the common private equity uses of a change in control or growth financing. A common type of special situations investment may occur when a company is faced with financial distress and new equity capital is required to satisfy the demands of the issuer’s lenders.

Target Investment Types – Over the long term and under normal conditions, the Sub-Advisers expect to allocate the majority of the Fund’s assets to Direct Investments and Secondary Investments, and expect to allocate no more than 20% of the Fund’s assets to Primary Investments.

Direct Investments. The Fund’s Direct Investments will typically be in the form of co-investments, which involve the Fund acquiring an interest in a single operating company alongside an investment by a private equity firm or other entity and are generally structured such that the co-investors are passive.

The market for Direct Investments may be limited, and the Direct Investments to which the Fund wishes to allocate its assets may not be available at any given time. Direct Investments may be heavily negotiated and may incur additional transaction costs for the Fund. Direct Investments are more concentrated than Primary Investments and Secondary Investments of an investor’s interest in an Investment Fund, which usually hold multiple operating companies. There is a potential risk that third party investment managers providing Direct Investments may choose not to make the most attractive co-investments available to the Fund and may instead reserve such opportunities for larger client relationships or their own accounts.

Secondary Investments. Secondary Investments, or “secondaries,” refer to investments in which one investor acquires another investor’s existing interest in a private equity investment through a negotiated transaction in which the private equity manager managing the investment remains the same. In making Secondary Investments, the buyer acquires exposure to one or more existing assets of a private equity fund by either acquiring an interest in a fund created to hold the acquired assets or by acquiring the interests of an existing limited partner of the private equity fund and agreeing to take on future funding obligations in exchange for future returns and distributions. A Secondary Investment that involves acquiring an investor’s interests in a private equity fund may be acquired at a discount to an Investment Fund’s net asset value. As a result, Secondary Investments acquired at a discount may result in unrealized gains to the Fund at the time the Fund next calculates its monthly net asset value. Because Secondary Investments are generally made after an Investment Fund has deployed capital into portfolio companies, these investments are viewed as more mature and may not exhibit the initial decline in net asset value associated with Primary Investments and may reduce the impact of the J-curve associated with private equity primary fund investing. However, there can be no assurance that any or all Secondary Investments made by the Fund will exhibit this pattern of investment returns, and realization of later gains is dependent upon the performance of each Investment Fund’s portfolio companies.

The market for certain Secondary Investments may be very limited, and the strategies and Investment Funds to which the Fund wishes to allocate capital may not be available for Secondary Investment at any given time. Secondary Investments may be heavily negotiated and may incur additional transaction costs for the Fund. There is a risk that investors exiting an Investment Fund through a secondary transaction may possess superior knowledge regarding the value of their holdings and the portfolio companies of the Investment Fund and the Fund may pay more for a Secondary Investment than it would have if it were also privy to such information.

Primary Investments. Primary Investments, or “primaries,” refer to interests in newly established Investment Funds. Primary Investments are made during the Investment Fund’s fundraising period in the form of capital commitments, which are then periodically called by the fund to finance underlying investments in operating companies during a predefined period. A fund’s capital account will typically exhibit a “J-curve,” undergoing a modest decline in the early portion of its lifecycle as expenses outweigh investment gains, with the trend typically reversing in the later portion of its lifecycle as underlying investments mature and are eventually realized. There can be no assurance that any or all Primary Investments made by the Fund will exhibit this pattern of investment returns and the realization of investment gains is dependent upon the performance and disposition of each underlying investment. Primary Investments typically range in duration from ten to twelve years, while underlying investments generally range in duration from three to seven years.

Seasoned primaries are primary fund investments made after an Investment Fund has already invested a certain percentage of its capital commitments (e.g., 25%, at the time of closing). Since the Investment Fund contains investments at the time the Fund invests, the Fund is able to accelerate its capital deployment compared to a typical primary fund investment and the Sub-Advisers are able to assess the attractiveness of the investments in the Investment Fund before making a capital commitment thereby reducing the blind-pool risk associated with a typical primary fund investment that has not made any investments.

Typically, private equity fund sponsors will not launch new funds that have the same focus more frequently than every two to four years. Private equity managers pursuing multiple strategies may offer multiple primary new funds each year, but may not offer new funds within a given geography or that pursue a certain strategy in any particular year. Many new funds offered by top-tier private equity firms may be inaccessible due to high demand and, accordingly, may be unavailable for Primary Investments at any given time. As a result, having well-established relationships with fund sponsors is critically important for primary investors.

Portfolio Allocation. The Fund’s portfolio will be global and seek to capitalize on the Sub-Advisers’ global private equity investment platform, which has investment professionals located in the US, Europe and Asia. Global exposure across markets is expected to provide investors exposure to the large and broad global private equity market whereby the Fund may obtain co-investment exposure across multiple countries, economies and the unique structural economic attributes and cycles afforded through regional exposure.

It is expected that the Fund will make the majority of its investments in Direct Investments and Secondary Investments while Primary Investments will be a relatively smaller part of the Fund’s exposure. The Fund’s asset allocations may vary significantly over time.

Investment Interests generally involve capital commitments, with the unfunded component called over time. The Fund’s asset allocation ranges and commitment strategy may be adjusted periodically based on the Sub-Advisers’ analysis of the private equity market, the Fund’s existing portfolio at the relevant time, and other pertinent factors.

Small to Medium-Sized Companies – The Fund will generally focus on Investment Interests that provide exposure to companies considered to be small to medium-sized enterprises determined by using a company’s enterprise value. The Fund expects to predominately invest in companies that have an enterprise value between $50 million to $1 billion. This enterprise value size range reflects the focus of the Sub-Advisers’ global private equity investment platform.

Across the private equity industry, the number of private equity transactions with small to medium-sized companies far exceeds the number of transactions with large companies. However, the amount of capital seeking to commit to and eventually invest in large private equity investments far exceeds the amount of capital seeking to commit to and eventually invest in small and medium-sized private equity investments.

The Sub-Advisers believe that the larger number of small to medium-sized companies compared to large companies presents an opportunity to identify private equity investments that may be less competitive to access and potentially offer more attractive risk and reward characteristics.

ESG Restrictions – The Fund does not generally invest directly in companies that are significantly involved in certain industries, product lines or services, including but not limited to, tobacco, pornography, weapons, predatory lending and thermal coal, as determined from time to time by the Sub-Advisers, unless the Sub-Advisers view the issuer as one which contributes to or is aligning itself with long-term ESG initiatives. In addition, the Fund does not directly invest in companies that are significantly involved in certain industries, product lines or services, such as (i) any activity considered illegal by local laws or regulations or international conventions; (ii) controversial weapons; (iii) products or practices that endanger wildlife or high conservation areas; or (iv) any other investments that, in the Sub-Advisers’ judgment, do not meet certain labor, human rights, environmental, and/or anti-corruption standards. In addition, the Fund does not directly invest in companies that the Sub-Advisers have determined are associated with discrimination or bigotry of any kind. Finally, the Fund will seek to limit exposure to investments the Sub-Advisers determine are involved in certain other industries or product lines, including but not limited to alcohol, gambling and/or coal extraction or mining. In determining whether a company is significantly involved in the industries, product lines or services listed above, the Sub-Advisers typically use revenue thresholds attributed to certain industries, product lines or services (e.g., companies that derive 10% or more of their revenues from thermal coal mining) and categorical exclusions for other industries, product lines or services (e.g., controversial weapons). These exclusionary criteria may be updated periodically by the Sub-Advisers without notice to shareholders to, among other things, add or remove certain restricted industries, product lines or services, revise the revenue thresholds and categorical exclusions applicable to such activities, or change particular industries, product lines or services from a categorical exclusion to a revenue threshold, or vice versa. In addition, the Fund will generally not invest in an Investment Fund if the Investment Fund’s current or expected underlying portfolio companies, in aggregate, violate the ESG restrictions discussed above at the time of the Fund’s commitment. When investing in Investment Funds, the Fund will also generally seek to negotiate with the Investment Fund’s general partner to “carve out” exposure to an Investment Fund’s underlying investments that violate the ESG restrictions discussed above such that the Fund would not have indirect exposure to such investments, however there can be no guarantee that the Fund will be successful in such negotiations.

LEVERAGE

The Fund may use leverage to the extent permitted by the 1940 Act. The Fund is permitted to obtain leverage using any form or combination of financial leverage instruments, including through funds borrowed from banks or other financial institutions (i.e., a credit facility), margin facilities, or the issuance of notes in an aggregate amount up to 33 1/3% of the Fund’s total assets, including any assets purchased with borrowed money, immediately after giving effect to the leverage. The Fund is also permitted to obtain leverage through the issuance of preferred shares in an aggregate amount up to 50% of the Fund’s total assets immediately after giving effect to the leverage. The Fund may also borrow money through a credit facility or other arrangements to manage timing issues associated with new and existing investments (e.g., to provide the Fund with temporary liquidity to allocate to new Investment Interests or to satisfy capital calls from existing Investment Interests in advance of the Fund’s receipt of proceeds from existing Investment Interests). The Fund may also use leverage generated by reverse repurchase agreements, dollar rolls and similar transactions. The Fund intends to enter into a credit facility after the Fund commences operations.

The Fund’s use of leverage may not be successful, and may, at times, cause the Fund’s NAV to be more volatile than it would otherwise be.

In addition, while any senior securities remain outstanding, the Fund generally must make provisions to prohibit any distribution to the Fund’s shareholders or the repurchase of such securities or Shares unless the Fund meets the applicable asset coverage ratio at the time of the distribution or repurchase.

Investment Interests may also use leverage in their investment activities. Borrowings by Investment Interests are not subject to the asset coverage requirement discussed above. Accordingly, the Fund’s portfolio may be exposed to the risk of highly leveraged investment programs of certain Investment Interests and the volatility of the value of Shares may be great, especially during times of a “credit crunch” and/or general market turmoil, such as that experienced during late 2008 or certain periods during the current global pandemic. In general, the use of leverage by Investment Interests or the Fund may increase the volatility of the Investment Interests or the Fund. See “Types of Investments and Related Risks —Leverage Risk.”

MANAGEMENT FEE AND ADDITIONAL FEES

Pursuant to the investment management agreement (the “Investment Management Agreement”), by and between the Fund and the Adviser, the Fund pays a monthly management fee to the Adviser at the annual rate, based on the Fund’s average month end net asset value, of 1.50% (a portion of which will be waived for the first twelve months following the Fund’s commencement of operations). The Adviser pays a sub-advisory fee to SIMNA out of its advisory fee and SIMNA pays the sub-sub-advisory fee to Schroders Capital out of its sub-advisory fee. A discussion of the factors that the Board of Trustees (“Board” or the “Board of Trustees”) considered in approving the Fund’s Investment Management Agreement and the sub-advisory agreements will be available in the Fund’s semi-annual report for the fiscal period ended September 30, 2023.

The Fund may also be subject to asset-based and incentive fees paid indirectly out of the Fund’s assets and, therefore, by investors in the Fund. These fees are paid by the Investment Funds to the general partners or managing members (or persons or entities performing a similar role) of the Investment Funds. In addition, the Fund, and therefore investors in the Fund, also bears expenses incurred in implementing the Fund’s investment strategy, including any charges, allocations and fees to which the Fund is subject as an investor in the Investment Funds.

FINANCIAL INTERMEDIARIES

If you invest in the Fund through an investment adviser, bank, broker-dealer, 401(k) plan, trust company or other financial intermediary, the policies and fees for transacting business may be different from those described in this Prospectus. Some financial intermediaries may charge transaction fees and may set different minimum investments or limitations on buying or selling shares. Some financial intermediaries do not charge a direct transaction fee, but instead charge a fee for services such as sub-transfer agency, accounting and/or shareholder services that the financial intermediary provides on the Fund’s behalf. This fee may be based on the number of accounts or may be a percentage of the average value of the Fund’s shareholder accounts for which the financial intermediary provides services. The Fund may pay a portion of this fee, which is intended to compensate the financial intermediary for providing the same services that would otherwise be provided by the Fund’s transfer agent (the “Transfer Agent”) or other service providers if the Shares were purchased directly from the Fund. To the extent that these fees are not paid by the Fund, the Adviser may pay a fee to financial intermediaries for such services.

ADMINISTRATOR, TRANSFER AGENT, FUND ACCOUNTANT	Hartford Funds Management Company, LLC provides administrative and accounting services to the Fund. Hartford Administrative Services Company serves as the Fund’s transfer agent.
DISTRIBUTIONS

The Fund intends to distribute to its shareholders as dividends all or substantially all of its net investment income and any realized net capital gains. Distributions from the Fund’s net investment income are paid annually. Distributions from capital gains are distributed annually. See “Distributions.”

The Board and the Fund reserve the right to change the distribution policy from time to time.

DIVIDEND REINVESTMENT PLAN

Unless a shareholder indicates another option on the account application, any dividends and capital gain distributions paid to the shareholder by the Fund automatically will be invested in additional Shares of the Fund. Alternatively, a shareholder may elect to have dividends and/or capital gain distributions paid in cash. See “Distributions—Dividend Reinvestment Plan.”

BOARD OF TRUSTEES	The Board has overall responsibility for monitoring and overseeing the Fund’s management and operations. A majority of the Trustees are Independent Trustees. See “Management of the Fund.”
PURCHASES OF SHARES

The Fund is offering its Shares on a continuous basis with monthly subscriptions. Class A Shares are offered at the then-current net asset value per Share as of the date on which the purchase order is accepted, plus any applicable sales load. Class I and Class SDR Shares are offered at the then-current net asset value per Share as of the date on which the purchase order is accepted. Class I and Class SDR Shares are offered without a sales load.

Shares may be purchased as of the first business day of each month based upon the Fund’s net asset value as of the last business day of the prior month as calculated within 20 business days of trade date. Each date on which Shares are delivered is referred to as a “Closing Date.” While the Fund intends to have monthly closings, the Board of Trustees reserves the right in its sole discretion to suspend monthly closings from time to time when it believes it is in the best interests of the Fund. Each prospective investor will be required to complete an investor application (the “Investor Application”) certifying that the Shares being purchased are being acquired by an Eligible Investor (defined herein). Prior to the receipt and acceptance of the Investor Application, an investor’s funds will be held in escrow.

The minimum initial investment for Class A Shares and Class I Shares of the Fund is $25,000, and the minimum subsequent investment for Class A Shares and Class I Shares of the Fund is $10,000. The minimum initial investment for Class SDR Shares of the Fund is $5,000,000 and there is no minimum subsequent investment. The Fund reserves the right to waive the above investment minimums with respect to certain employees, officers or Trustees of the Fund, the Adviser, the Sub-Advisers or their affiliates who qualify as accredited investors.

ELIGIBLE INVESTORS

Each investor will be required to certify that the Shares are being acquired directly or indirectly for the account of an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act. Shareholders who are “accredited investors” are referred to in this Prospectus as “Eligible Investors.” Existing shareholders seeking to purchase additional Shares will be required to qualify as “Eligible Investors” at the time of the additional purchase. The Distributor and/or any Selling Agent may impose additional eligibility requirements on investors who purchase Shares through the Distributor or such Selling Agent.

The Distributor or any RIA who offers Class I Shares may impose additional eligibility requirements on investors who purchase Class I Shares from the Distributor through such RIA.

Each prospective shareholder must submit a completed Investor Application acceptable to the Adviser, certifying, among other things, that the shareholder is an Eligible Investor and will not transfer the Shares purchased except in the limited circumstances permitted. The Adviser may from time to time impose stricter or less stringent eligibility requirements, although neither the Adviser nor the Fund will waive the accredited investor requirement, except with respect to knowledgeable employees of the Adviser, the Sub-Advisers or the Fund or as otherwise permitted by the SEC or its Staff. If an Investor Application is not accepted by the Fund by the Closing Date, the subscription will not be accepted at such Closing Date.

INVESTOR SUITABILITY

An investment in the Fund involves a considerable amount of risk. A shareholder may lose money. Before making an investment decision, a prospective investor should (i) consider the suitability of this investment with respect to the investor’s investment objectives and personal situation and (ii) consider factors such as the investor’s personal net worth, income, age, risk tolerance and liquidity needs. The Fund is an illiquid investment. Shareholders have no right to require the Fund to redeem their Shares in the Fund. See “Types of Investments and Related Risks – Non-Listed Closed-End Fund Structure Risks.” and “Other Risks Relating to the Fund – Limitations on Transfer; Shares Not Listed; No Market for Shares.”

In addition, shareholders who require minimum annual distributions from a retirement account through which they hold Shares should consider the Fund’s schedule for repurchase offers and submit repurchase requests accordingly. See “Repurchases and Transfers of Shares — Repurchases of Shares.”

SHARE REPURCHASES BY THE FUND

The Shares have no history of public trading, nor is it intended that the Shares will be listed on a public exchange. No secondary market is expected to develop for the Fund’s Shares. To provide a limited degree of liquidity to shareholders, the Fund may from time to time offer to repurchase Shares pursuant to written tenders by shareholders. No shareholder has the right to require the Fund to redeem his, her or its Shares.

Beginning no later than the fifth full calendar quarter following the date the Fund commences operations, the Adviser intends to recommend to the Board (subject to its discretion) that the Fund offer to repurchase Shares from shareholders on a quarterly basis. Such repurchases are expected to be offered at the Fund’s net asset value per share as of March 31, June 30, September 30 and December 31 (each, a “Valuation Date”), as applicable. Each repurchase offer will generally commence approximately 75 days prior to the applicable Valuation Date and will remain open for a minimum of 20 business days following the commencement of the offer. It is also expected that the Adviser will recommend to the Board, subject to the Board’s discretion, that any such tender offer would be for an amount that is not more than 5% of the Fund’s net asset value. There can be no assurance that the Board will accept the Adviser’s recommendation.

There is no minimum number of Shares that must be repurchased in any repurchase offer. The Fund has no obligation to repurchase Shares at any time; any such repurchases will only be made at such times, in such amounts and on such terms as may be determined by the Board of Trustees, in its sole discretion. In determining whether the Fund should offer to repurchase Shares, the Board of Trustees will consider the recommendations of the Adviser as to the timing of such an offer, as well as a variety of operational, business and economic factors.

If a repurchase offer is conducted, it will generally follow the following timeline:

•      75 days prior to the end of a calendar quarter: the Fund issues a notice of a tender offer and the tender offer commences;

•      30-35 days prior to the end of a calendar quarter: a shareholder must tender his/her/its Shares by this date (the “Notice Date”);

•      a shareholder who has tendered his/her/its Shares can revoke the request to tender the Shares upon written notice to the Fund received by the Notice Date (“Expiration Date”); and

•      Last business day of each calendar quarter – the date as of which the value of the tendered Shares that are accepted for repurchase shall be determined (“Valuation Date”).

If a repurchase offer is extended, the Expiration Date will be extended accordingly.

The determination of the value of Shares as of the Valuation Date is subject to adjustment based upon information received, including information from the Investment Managers (as defined herein) of the Investment Funds, after the Valuation Date about the value of assets of the Fund as of the applicable Valuation Date.

The payment in respect of Shares accepted for repurchase (the “Payment”) is expected to be in an amount equal to 100% of the estimated value of the repurchased Shares, based on the value of the Shares as of the Valuation Date. The Payment will be made within 65 days after the Notice Date (the “Payment Date”).

The Fund reserves the right to withhold up to 5% of the estimated Payment until after the completion of the annual audit of the Fund’s financial statements, when it will be promptly paid. If this occurs, a shareholder could wait as long as approximately 14 months to receive the second payment installment. However, the Fund does not currently intend to withhold any amount of the Payment beyond the Payment Date. See “Types of Investments and Related Risks — Valuations Subject to Adjustment.”

Any repurchase of Shares from a shareholder that were held for less than one year (on a first-in, first-out basis) will be subject to an “Early Repurchase Fee” equal to 2% of the net asset value of any Shares repurchased by the Fund that were held for less than one year. If an Early Repurchase Fee is charged to a shareholder, the amount of such fee will be retained by the Fund.

If a repurchase offer is oversubscribed by shareholders who tender Shares, the Fund will repurchase a pro rata portion by value of the Shares tendered by each shareholder, extend the repurchase offer, or take any other action with respect to the repurchase offer permitted by applicable law. The Fund also has the right to repurchase all of a shareholder’s Shares at any time if the aggregate value of such shareholder’s Shares is, at the time of such compulsory repurchase, less than the minimum initial investment applicable for the Fund. In addition, the Fund has the right, subject to applicable law, to repurchase Shares of shareholders if the Fund determines that the repurchase is in the best interest of the Fund or upon the occurrence of certain events specified in the Fund’s Agreement and Declaration of Trust.

The Fund’s investments in Investment Interests are generally illiquid and the Fund will not be able to dispose of such investments except through negotiated secondary transactions with third parties, which may occur at a significant discount to NAV, may include incremental transaction expenses and may not be available at any given time. There is no assurance that third parties will engage in such secondary transactions and the Fund may require and be unable to obtain the Investment Interest’s consent to effect such transactions. The Fund may need to suspend or postpone repurchase offers if it is not able to dispose of its interests in Investment Interests in a timely manner. See “Repurchases and Transfers of Shares —Repurchases of Shares.”

PLAN OF DISTRIBUTION

Hartford Funds Distributors, LLC, (the “Distributor” or “HFD”), 690 Lee Road, Wayne, Pennsylvania 19087, serves as the Fund’s principal underwriter and acts as the Distributor of the Fund’s Shares on a best efforts basis, subject to various conditions. The Fund’s Shares are offered for sale through the Distributor at NAV plus any applicable sales charge. The Distributor also may enter into broker-dealer selling agreements with other broker dealers (“Selling Agents”) for the sale and distribution of the Fund’s Shares.

The Distributor is not required to sell any specific number or dollar amount of the Fund’s Shares, but will use its best efforts to solicit orders for the sale of the Shares. Shares of the Fund will not be listed on any national securities exchange and the Distributor will not act as a market maker in Fund Shares.

ERISA PLANS AND OTHER TAX-EXEMPT ENTITIES

Investors subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and other tax-exempt entities, including employee benefit plans, individual retirement accounts (“IRAs”), 401(k) plans and Keogh plans, may purchase Shares. Because the Fund is registered as an investment company under the 1940 Act, the underlying assets of the Fund will not be considered to be “plan assets” of the ERISA plans investing in the Fund for purposes of ERISA’s fiduciary responsibility and prohibited transaction rules. Thus, none of the Fund, the Adviser and the Sub-Advisers will be a fiduciary within the meaning of ERISA with respect to the assets of any ERISA plan that becomes a shareholder, solely as a result of the ERISA plan’s investment in the Fund.

UNLISTED CLOSED-END FUND STRUCTURE; LIMITED LIQUIDITY AND TRANSFER RESTRICTIONS

The Fund has been organized as a closed-end management investment company. Closed-end funds differ from open-end management investment companies (commonly known as mutual funds) in that investors in a closed-end fund do not have the right to redeem their shares on a daily basis. To meet daily redemption requests, mutual funds are subject to more stringent regulatory limitations than closed-end funds.

A shareholder will not be able to redeem his, her or its Shares on a daily basis because the Fund is a closed-end fund. In addition, the Fund’s Shares are subject to restrictions on transferability and liquidity will be provided by the Fund only through limited repurchase offers or transfer of shares described below. An investment in the Fund is suitable only for investors who can bear the risks associated with the limited liquidity of the Shares and should be viewed as a long-term investment.

VALUATION

The price you pay for your Shares is based on the Fund’s NAV. The Fund’s NAV is calculated as of the close of business on the last business day of each calendar month, each date that a Share is offered, as of the date of any distribution and at such other times as the Board shall determine (each, a “Determination Date”). The Fund’s NAV is calculated by dividing the value of the Fund’s total assets (including interest and dividends accrued but not yet received) minus liabilities (including accrued expenses) by the total number of Shares outstanding. Requests to purchase Shares are processed at the NAV next calculated after the Fund receives your order in proper form plus any applicable sales charge. If the New York Stock Exchange (“NYSE” or the “NYSE Close”) is closed due to inclement weather, technology problems or any other reason on a day it would normally be open for business, or the NYSE has an unscheduled early closing on a day it has opened for business, the Fund reserves the right to treat such day as a business day and accept purchase orders or repurchase requests, as applicable, until, and calculate the Fund’s NAV as of, the normally scheduled close of regular trading on the NYSE for that day.

In the event the Fund holds portfolio securities that trade in foreign markets or that are primarily listed on foreign exchanges that trade on weekends or other days when the Fund does not price its shares, the NAV of the Fund’s shares may change on days when shareholders will not be able to purchase or request the repurchase of shares of the Fund’s shares.

The Fund is designed to invest primarily in private equity investments of various types for which market quotations are not expected to be readily available. With respect to such investments, the Fund’s Board of Trustees has designated the Adviser as its valuation designee (the “Valuation Designee”) to determine the fair valuation of such investments pursuant to Rule 2a-5 under the 1940 Act. The Valuation Designee determines the fair value of the security or other instrument under policies and procedures established by and under the supervision of the Board of Trustees of the Fund (“Valuation Procedures”). The Valuation Designee has delegated the day-to-day responsibility for implementing the Valuation Procedures to the Valuation Committee. The Valuation Committee will consider all available relevant factors in determining an investment’s fair value. The Valuation Designee reports fair value matters to the Audit Committee of the Fund’s Board of Trustees. Market quotations are considered not readily available where there is an absence of current or reliable market-based data (e.g., trade information or broker quotes), including where events occur after the close of the relevant market, but prior to the NYSE Close that materially affect the values of the Fund’s portfolio holdings or assets. In addition, market quotations are considered not readily available when, due to extraordinary circumstances, the exchanges or markets on which the securities or other instruments trade, do not open for trading for the entire day and no other market quotations are available. Fair value pricing is subjective in nature and the use of fair value pricing by the Valuation Designee may cause the NAV of the Fund’s shares to differ significantly from the NAV that would have been calculated using market quotations at the close of the exchange on which a portfolio holding is primarily traded. There can be no assurance that the Fund could obtain the fair value assigned to an investment if the Fund were to sell the investment at approximately the time at which the Fund determines its NAV. See “Valuation of Private Investments Risk.”

For purposes of calculating the NAV, the Valuation Designee will value the Fund’s investments in Investment Funds and direct private equity investments at fair value as determined in good faith under Valuation Procedures. The fair value of such investments as of each Determination Date ordinarily will be the capital account value of the Fund’s interest in such investments as provided by the relevant general partner, managing member or affiliated investment adviser of the Investment Fund (the “Investment Manager”) as of or prior to the relevant Determination Date; provided that such values will be adjusted for any other relevant information available at the time the Fund values its portfolio, including capital activity and material events occurring between the reference dates of the Investment Manager’s valuations and the relevant Determination Date.

Because the Fund relies on various sources to calculate its NAV, the Fund is subject to certain operational risks associated with reliance on pricing services and other service providers and data sources. The Fund’s NAV calculation may be impacted by operational risks arising from factors such as failures in systems and technology. Such failures may result in delays in the calculation of the Fund’s NAV and/or the inability to calculate NAV over extended time periods. The Fund may be unable to recover any losses associated with such failures.

The Fund may also have exposure to exchange listed equity securities (following an IPO of an underlying investment) or in fixed income securities of various types. For purposes of calculating the NAV, portfolio securities and other assets held in the Fund’s portfolio for which market quotations are readily available are valued at market value. Market value is generally determined on the basis of official close price or last reported trade price. If no trades were reported, market value is based on prices obtained from a quotation reporting system, established market makers (including evaluated prices), or independent pricing services. Pricing vendors may use matrix pricing or valuation models that utilize certain inputs and assumptions to derive values, including transaction data, credit quality information, general market conditions, news, and other factors and assumptions.

Prices of foreign equities that are principally traded on certain foreign markets will generally be adjusted monthly pursuant to a fair value pricing service in order to reflect an adjustment for the factors occurring after the close of certain foreign markets but before the NYSE Close. Securities and other instruments that are primarily traded on foreign markets may trade on days that are not business days of the Fund. The value of the foreign securities or other instruments in which the Fund invests may change on days when a shareholder will not be able to purchase or request the repurchase of shares of the Fund.

Fixed income investments (other than short-term obligations) held by the Fund are normally valued at prices supplied by independent pricing services in accordance with the Valuation Procedures. Short term investments maturing in 60 days or less are generally valued at amortized cost.

Exchange-traded derivatives, such as options, futures and options on futures, are valued at the last sale price determined by the exchange where such instruments principally trade as of the close of such exchange (“Exchange Close”). If a last sale price is not available, the value will be the mean of the most recently quoted bid and ask prices as of the Exchange Close. If a mean of the bid and ask prices cannot be calculated for the day, the value will be the most recently quoted bid price as of the Exchange Close. Over-the-counter derivatives are normally valued based on prices supplied by independent pricing services in accordance with the Valuation Procedures.

Investments valued in currencies other than U.S. dollars are converted to U.S. dollars using the prevailing spot currency exchange rates obtained from independent pricing services for calculation of the NAV. As a result, the NAV of the Fund’s shares may be affected by changes in the value of currencies in relation to the U.S. dollar. The value of securities or other instruments traded in markets outside the United States or denominated in currencies other than the U.S. dollar may be affected significantly on a day that the Exchange is closed and the market value may change on days when an investor is not able to purchase or request the repurchase of shares of the Fund.

Foreign currency contracts represent agreements to exchange currencies on specific future dates at predetermined rates. Foreign currency contracts are valued using foreign currency exchange rates and forward rates as provided by an independent pricing service on the Determination Date.

Investments in open-end mutual funds are valued at the respective NAV of each open-end mutual fund on the Determination Date. Shares of investment companies listed and traded on an exchange are valued in the same manner as any exchange-listed equity security. Such open-end mutual funds and listed investment companies may use fair value pricing as disclosed in their prospectuses.

Financial instruments for which prices are not available from an independent pricing service may be valued using market quotations obtained from one or more dealers that make markets in the respective financial instrument in accordance with the Valuation Procedures.

SUMMARY OF TAXATION

The Fund intends to elect to be treated for U.S. federal income tax purposes, and intends to qualify annually, as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). As a RIC, the Fund generally will not be subject to corporate-level U.S. federal income taxes on any net ordinary income or capital gains that is currently distributed as dividends for U.S. federal income tax purposes to shareholders, as applicable. To qualify and maintain its qualification as a RIC for U.S. federal income tax purposes, the Fund is required to meet certain specified source-of-income and asset diversification requirements, and is required to distribute dividends for U.S. federal income tax purposes of an amount at least equal to 90% of the sum of its net ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses each tax year to shareholders, as applicable. See “Distributions” and “Tax Matters.”

Certain of the Investment Interests in which the Fund invests may be classified as partnerships for U.S. federal income tax purposes. Accordingly, for the purpose of satisfying certain of the requirements for qualification as a RIC, the Fund will, in appropriate circumstances, be required to “look through” to the character of the income, assets and investments held by the Fund and certain of the Investment Interests. However, Investment Interests generally are not obligated to disclose the contents of their portfolios. This lack of transparency may make it difficult for the Advisers to monitor the sources of the Fund’s income and the diversification of its assets, and otherwise comply with Subchapter M of the Code, and ultimately may limit the universe of Investment Interests in which the Fund can invest. Furthermore, although the Fund expects to receive information from each Investment Manager regarding its investment performance on a regular basis, in most cases there is little or no means of independently verifying this information and certain Investment Managers may not provide this information on a timely basis.

Some of the income that the Fund may earn directly or through an Investment Interest, such as income recognized from an equity investment in an operating partnership, may not satisfy the gross income test. To manage the risk that such income might jeopardize the Fund’s tax status as a RIC resulting from a failure to satisfy the gross income test, one or more subsidiary entities treated as U.S. corporations for U.S. federal income tax purposes may be employed to earn such income and (if applicable) hold the related investment. Such subsidiary entities generally will be required to incur entity-level income taxes on their earnings, which ultimately will reduce the return to shareholders.

FISCAL YEAR	For accounting purposes, the Fund’s fiscal year is the 12-month period ending on March 31.
REPORTS TO SHAREHOLDERS

After the end of each calendar year, a statement on Form 1099-DIV or Form 1099-B, as appropriate, identifying the sources of the distributions paid by the Fund to shareholders for tax purposes will be furnished to shareholders subject to Internal Revenue Service (“IRS”) reporting. In addition, the Fund will prepare and transmit to shareholders an unaudited semi-annual and an audited annual report within 60 days after the close of the period for which the report is being made, or as otherwise required by the 1940 Act.

RISK FACTORS

The principal risks of investing in the Fund are summarized below. There may be circumstances that could prevent the Fund from achieving its investment objective and you may lose money by investing in the Fund. You should carefully consider the Fund’s investment risks before deciding whether to invest in the Fund. An investment in the Fund is not a deposit at a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. The Fund may engage in any of the investment strategies or purchase any of the investments described in this Prospectus directly, through its investment in one or more Investment Funds, or through hybrid instruments and structured investments. References to the “Fund” in this section include the Fund and/or an Investment Fund, as applicable.

The Fund should be considered a speculative investment and entails substantial risks, and a prospective investor should invest in the Fund only if it can sustain a complete loss of its investment. For a more complete discussion of the risks of investing in the Fund, see “Types of Investments and Related Risks.” Shareholders should consider carefully the following principal risks before investing in the Fund.

•    Market Risk – Market risk is the risk that one or more markets in which the Fund invests will go down in value, including the possibility that the markets will go down sharply and unpredictably. Securities of a company may decline in value due to its financial prospects and activities, including certain operational impacts, such as data breaches and cybersecurity attacks. Securities may also decline in value due to general market and economic movements and trends, including adverse changes to credit markets, or as a result of other events such as geopolitical events, natural disasters, or widespread pandemics (such as COVID-19) or other adverse public health developments.

•    Private Equity Investment Risk. The Fund’s investment portfolio will consist of Investment Interests that hold securities issued primarily by privately held companies, and operating results for the portfolio companies in a specified period will be difficult to predict. Such investments involve a high degree of business and financial risk, including those relating to the current global pandemic, that can result in substantial losses.

The securities in which an Investment Manager may invest may be among the most junior in an operating company’s capital structure and, thus, subject to the greatest risk of loss. Generally, there will be no collateral to protect such investments.

An Investment Manager’s underlying investments, depending upon strategy, may be in operating companies whose capital structures are highly leveraged. Such investments involve a high degree of risk in that adverse fluctuations in the cash flow of such operating companies, or increased interest rates, may impair the ability to meet their obligations, which may accelerate and magnify declines in the value of any such investments in a down market.

Shareholders will effectively bear two layers of expenses: expenses of the Fund and indirect expenses of the Investment Interests. In addition, to the extent that the Fund invests in an Investment Interest that is itself a “fund of funds,” the Fund would effectively bear a third layer of expenses.

Fund shareholders will have no right to receive information about the Investment Interests or Investment Managers, and will have no recourse against Investment Interests or their Investment Managers.

The Fund and its Investment Interests are subject to risks associated with legal and regulatory changes applicable to the private equity industry and private equity funds.

Investment Managers may invest the assets of Investment Interests in early-stage venture capital which may result in or contribute to significant losses to the Fund.

Investment Interests held by the Fund generally involve capital commitments, with the unfunded component called over time. As a result, the Fund may maintain a sizeable cash and cash equivalent position in anticipation of satisfying capital calls from Investment Interests. The overall impact on performance due to holding a portion of the Fund’s assets in cash and cash equivalents could be negative.

Secondary Investments may be acquired based on incomplete or imperfect information, which may expose the Fund to contingent liabilities, counterparty risks, reputational risks and execution risks. Additionally, the absence of a recognized “market” price means that the Fund cannot be assured that it is paying an appropriate purchase price in connection with Secondary Investments.

While the Sub-Advisers will conduct independent due diligence before executing a Direct Investment, the Fund’s ability to realize a profit on Direct Investments will be particularly reliant on the expertise of the lead investor. To the extent that the lead investor assumes control of the operating company, the Fund will be reliant not only upon the lead investor’s ability to research, analyze, negotiate and monitor such investments, but also on the lead investor’s ability to successfully oversee the operations of the operating company. The Fund’s ability to dispose of such investments is typically very limited, both by the fact that the securities are unregistered and illiquid and by contractual restrictions that may preclude the Fund from selling such investment.

•    Valuation of Private Investments Risk – The Fund’s ownership interests in private investments are not publicly traded, and the Fund will use a third-party pricing service or internal pricing methodologies to provide pricing information for certain private investments. The value of investments that are not publicly traded may not be readily determinable, and the Valuation Designee will value these investments at fair value as determined in good faith pursuant to the Valuation Procedures, including to reflect significant events affecting the value of the Fund’s investments. Many of the Fund’s investments may be classified as Level 3 under Topic 820 of the U.S. Financial Accounting Standards Board’s Accounting Standards Codification, as amended, Fair Value Measurements and Disclosures (“ASC Topic 820”). This means that the Fund’s portfolio valuations will be based on significant unobservable inputs and the Valuation Designee’s own assumptions about how market participants would price the asset or liability in question. The Fund expects that inputs into the determination of fair value of the Fund’s portfolio investments will require significant judgment or estimation. Even if observable market data are available, such information may be the result of consensus pricing information or broker quotes, which include a disclaimer that the broker would not be held to such a price in an actual transaction. The non-binding nature of consensus pricing and/or quotes accompanied by disclaimers materially reduces the reliability of such information. The valuation of the Fund’s investments in Investment Funds is ordinarily determined based upon valuations provided by the Investment Managers on a quarterly basis. Although such valuations are provided on a quarterly basis, the Fund will provide valuations, and will issue Shares, on a monthly basis. An Investment Manager may face a conflict of interest in valuing the securities, as their value may affect the Investment Manager’s compensation or its ability to raise additional funds. No assurances can be given regarding the valuation methodology or the sufficiency of systems utilized by any Investment Manager, the accuracy of the valuations provided by the Investment Managers, that the Investment Managers will comply with their own internal policies or procedures for keeping records or making valuations, or that the Investment Managers’ policies and procedures and systems will not change without notice to the Fund. As a result, an Investment Manager’s valuation of the securities may fail to match the amount ultimately realized with respect to the disposition of such securities. The types of factors that the Valuation Designee may take into account in determining the fair value of the Fund’s investments generally include, as appropriate, comparison to publicly-traded securities and private market transactions, including such factors as revenue level, profitability, operating cash flow, revenue and income growth, and leverage, the markets in which the portfolio company does business and other relevant factors. Because such valuations, and particularly valuations of private securities and private companies, are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, the Valuation Designee’s determinations of fair value may differ materially from the values that would have been used if a ready market for these investments existed. The Fund’s net asset value could be adversely affected if the Valuation Designee’s determinations regarding the fair value of the Fund’s investments were materially higher than the values that the Fund ultimately realizes upon the disposal of such investments.

•    Foreign Investments Risk – Investments in foreign securities may be riskier, more volatile, and less liquid than investments in U.S. securities. Differences between the U.S. and foreign regulatory regimes and securities markets, including the less stringent investor protection, less stringent accounting, corporate governance, financial reporting and disclosure standards of some foreign markets, as well as political and economic developments in foreign countries and regions and the U.S. (including the imposition of sanctions, tariffs, or other governmental restrictions), may affect the value of the Fund’s investments in foreign securities. Changes in currency exchange rates may also adversely affect the Fund’s foreign investments.

•    Small and Mid Cap Securities Risk – Investments in small and mid capitalization companies involve greater risks than investments in larger, more established companies. Many of these companies are young and have limited operating or business history. These securities may be subject to more abrupt or erratic price movements and may lack sufficient market liquidity, and these issuers often face greater business risks, including the risk of bankruptcy.

•    Leverage Risk – Certain transactions may give rise to leverage. Leverage can increase market exposure, magnify investment risks, and cause losses to be realized more quickly. Leverage may also cause the Fund to be more volatile than if it had not been leveraged. The use of leverage may cause the Fund to liquidate portfolio positions to satisfy its obligations or to meet margin or collateral requirements when it may not be advantageous to do so.

•     Illiquid and Restricted Securities Risk – The Fund may invest without limit in illiquid securities. The Fund may also invest in restricted securities. Investments in restricted securities could have the effect of increasing the amount of the Fund’s assets invested in illiquid securities, including but not limited to if qualified institutional buyers are unwilling to purchase these securities.

Illiquid and restricted securities may be difficult to dispose of at a fair price at the times when the Fund believes it is desirable to do so. The market price of illiquid and restricted securities generally is more volatile than that of more liquid securities, which may adversely affect the price that the Fund pays for or recovers upon the sale of such securities. Illiquid and restricted securities are also more difficult to value, especially in challenging markets. The Adviser’s and/or Sub-Advisers’ judgment may play a greater role in the valuation process. Investment of the Fund’s assets in illiquid and restricted securities may restrict the Fund’s ability to take advantage of market opportunities. To dispose of an unregistered security, the Fund, where it has contractual rights to do so, may have to cause such security to be registered. A considerable period may elapse between the time the decision is made to sell the security and the time the security is registered, thereby enabling the Fund to sell it. Contractual restrictions on the resale of securities vary in length and scope and are generally the result of a negotiation between the issuer and acquirer of the securities. In either case, the Fund would bear market risks during that period. Liquidity risk may impact the Fund’s ability to meet shareholder repurchase requests and as a result, the Fund may be forced to sell securities at inopportune prices.

•    Liquidity Risk – The risk that the market for a particular investment or type of investment is or becomes relatively illiquid, making it difficult for the Fund to sell that investment at an advantageous time or price. Illiquidity may be due to events relating to the issuer of the securities, market events, rising interest rates, economic conditions or investor perceptions. Illiquid securities may be difficult to value and their value may be lower than the market price of comparable liquid securities, which would negatively affect the Fund’s performance.

•    Active Investment Management Risk – The risk that, if the Sub-Advisers’ investment strategy does not perform as expected, the Fund could underperform its peers or lose money. The Fund’s performance depends upon the performance of the portfolio managers and selected strategies, the adherence by such Investment Managers to such selected strategies, the instruments used by such Investment Managers and the Sub-Advisers’ ability to select Investment Managers and strategies and effectively allocate Fund assets among them. The Fund is organized to provide shareholders with a multi-strategy investment program and not as an indirect way to gain access to any particular Investment Interests. There is no guarantee that the Fund’s investment objective will be achieved.

•    U.S. Government Securities Risk – Treasury obligations may differ in their interest rates, maturities, times of issuance and other characteristics. Securities backed by the U.S. Treasury or the full faith and credit of the United States are guaranteed only as to the timely payment of interest and principal when held to maturity. Accordingly, the current market values for these securities will fluctuate with changes in interest rates. Obligations of U.S. Government agencies and authorities are supported by varying degrees of credit but generally are not backed by the full faith and credit of the U.S. Government. No assurance can be given that the U.S. Government will provide financial support to its agencies and authorities if it is not obligated by law to do so. In addition, the value of U.S. Government securities may be affected by changes in the credit rating of the U.S. Government. U.S. Government securities are also subject to the risk that the U.S. Treasury will be unable to meet its payment obligations.

•    Distributions Risk- The Fund’s distributions may include a return of capital, thus reducing a shareholder’s cost basis in his or her Fund shares and reducing the amount of capital available to the Fund for investment and likely increasing the Fund’s expense ratios. A shareholder who receives a return of capital distribution may be subject to tax upon the sale of the shareholder’s shares even though the shareholder has experienced a net loss on his or her investment in the Fund. Any capital returned to shareholders through distributions will be distributed after the payment of fees and expenses. Shareholders who periodically receive payment of a distribution consisting of a return of capital may be under the impression that they are receiving net income or profits when they are not. A return of capital to shareholders is a return of a portion of their original investment in the Fund. Shareholders should not assume that the source of a distribution from the Fund is net income or profit.

•    Non-Diversification Risk – The Fund is non-diversified, which means it is permitted to invest a greater portion of its assets in a smaller number of issuers than a “diversified” fund. For this reason the Fund may be more exposed to the risks associated with and developments affecting an individual issuer than a fund that invests more widely. The Fund may also be subject to greater market fluctuation and price volatility than a more broadly diversified fund.

•    New Fund Risk – The Fund is a newly organized, non-diversified, closed-end management investment company with limited operating history that may be subject to additional risks. As a result, the Fund’s performance may not reflect how the Fund may be expected to perform over the long term. In addition, prospective investors have a limited track record and history on which to base their investment decisions.

•    Sector Risk –To the extent the Fund is exposed more heavily to a particular sector or sectors, its performance will be especially sensitive to developments that significantly affect those sectors. Individual sectors may be more volatile, and may perform differently, from the broader market. Because the Fund invests in Investment Interests that are linked to various sectors, including the healthcare, technology, consumer discretionary and consumer staples, business services and industrial sectors, the Fund is subject to the risks inherent in those economic sectors. Such risks may include, but are not limited to: general economic conditions or cyclical market patterns that could negatively affect supply and demand in a particular industry; competition for resources; adverse labor relations; political or world events; increased regulatory burdens; obsolescence of technologies; and increased competition or new product introductions. To the extent that the Fund focuses its investments in a particular sector, the risks associated with that particular sector will be greater.

•    Valuation Risks – Investors who purchase shares of the Fund on, or whose repurchase requests are valued on, days when the Fund is holding instruments that have been fair valued may receive fewer or more shares or lower or higher repurchase proceeds than they would have received if the instruments had not been fair valued or if an alternate valuation methodology was employed. Such risks may be more pronounced in a rising interest rate environment and/or an environment of increased equity market volatility, and, to the extent the Fund holds a significant percentage of fair valued or otherwise difficult to value securities, it may be particularly susceptible to the risks associated with valuation. For additional information about valuation determinations, see “Determination of Net Asset Value” below. Portions of the Fund’s portfolio that are fair valued or difficult to value vary from time to time. The Fund’s shareholder reports (when available) contain detailed information about the Fund’s holdings that are fair valued or difficult to value, including values of such holdings as of the dates of the reports.

•    Non-Listed Closed-End Fund; Liquidity Risks – The Fund is a non-diversified, closed-end management investment company. Closed-end funds differ from open-end management investment companies (commonly known as mutual funds) because investors in a closed-end fund do not have the right to redeem their shares on a daily basis. Unlike many closed-end funds, which typically list their shares on a securities exchange, the Fund does not currently intend to list the Shares for trading on any securities exchange, and the Fund does not expect any secondary market to develop for the Shares in the foreseeable future. Therefore, an investment in the Fund, unlike an investment in a typical closed-end fund, is not a liquid investment. The Fund is not intended to be a typical traded investment. Although the Fund expects to make quarterly offers to repurchase its outstanding Shares at NAV beginning no later than the fifth full calendar quarter following the date the Fund commences operations, the number of Shares tendered in connection with a repurchase offer may exceed the number of Shares the Fund has offered to repurchase, in which case not all of your Shares tendered in that offer will be repurchased. The Fund is not required to make a repurchase offer in any given quarter. There is no minimum number of Shares that must be repurchased in any repurchase offer, and the Board may determine not to engage in a repurchase offer in any given quarter. Hence, you may not be able to sell your Shares when or in the amount that you desire.

Accordingly, the Fund should be considered a speculative investment that entails substantial risks, and prospective investors should invest in the Fund only if they can sustain a complete loss of their investment.

•    ESG Integration Risk. The ESG characteristics that may be evaluated as part of the Fund’s investment process are anticipated to evolve over time and one or more characteristics may not be relevant with respect to all issuers that are eligible for investment. The relevance and weightings of specific ESG characteristics to the investment process varies across asset classes, sectors and strategies. ESG characteristics are not the only factors that may be considered by the portfolio manager(s) and as a result, the companies (or issuers) in which the Fund invests may not be companies (or issuers) with favorable ESG characteristics or high ESG ratings. ESG characteristics may be evaluated differently by different portfolio manager(s) and may not carry the same meaning to all investors and portfolio manager(s). While the portfolio manager(s) believe that the integration of material ESG characteristics into the Fund’s investment process has the potential to identify financial risks and contribute to the Fund’s long-term performance, there is no guarantee that the integration of ESG characteristics will result in better performance. The analysis of ESG characteristics is subjective and investors can differ in their views of what constitutes positive or negative ESG characteristics. ESG information and data, including that provided by third parties, may be incomplete, inaccurate, or unavailable, which could adversely affect the analysis relevant to a particular investment. Further, the regulatory landscape with respect to ESG investing in the United States is still developing and future rules and regulations may require the Fund to modify or alter its investment process with respect to ESG integration.

•    ESG Restrictions Risk. The Fund’s ESG restrictions will reduce the types and number of investment opportunities available to the Fund and, as a result, the Fund may underperform other funds that do not have similar restrictions. The Fund’s ESG investment restrictions may result in the Fund investing in securities or industry sectors that underperform the market as a whole, or forgoing opportunities to invest in securities that might otherwise be advantageous to buy. Because the Sub-Advisers evaluate ESG characteristics when selecting investments, the Fund’s portfolio may perform differently than funds that do not use ESG characteristics. ESG characteristics may prioritize long term rather than short term returns. In addition, there is a risk that the investments identified by the Sub-Advisers to fit within their ESG criteria do not operate as anticipated. Although the Sub-Advisers seek to identify companies that fit within their ESG criteria, investors may differ in their views of what fits within this category of investments. As a result, the Fund may invest in companies that do not reflect the beliefs and values of any particular investor. The Sub-Advisers’ exclusion of certain investments from the Fund’s investment universe may adversely affect the Fund’s relative performance at times when such investments are performing well.

SUMMARY OF FEES AND EXPENSES

The following table illustrates the fees and expenses that you may pay if you buy and hold Shares of the Fund. You may qualify for sales charge discounts or waivers if you invest at least $100,000 in Class A Shares of the Fund. More information about these and other discounts or waivers is available from your financial professional, and in the section “Sales Charges—Class A Shares” on beginning on page 57 of the Prospectus.

SHAREHOLDER TRANSACTION EXPENSES	CLASS A	CLASS I	Class SDR
Maximum Sales Charge (Load) Imposed on Purchases	3.50%	None	None
Maximum repurchase fee(1)	2.00%	2.00%	2.00%
Dividend reinvestment plan fees(2)	None	None	None
ANNUAL FUND EXPENSES(3) (as a percentage of average net assets attributable to Shares (i.e., common shares))
Management Fee(4)	1.50%	1.50%	1.50%
Distribution and Service (12b-1) Fees	0.70%	None	None
Total Other Expenses(5)	2.38%	2.48%	2.23%
Acquired Fund Fees and Expenses(6)	0.41%	0.41%	0.41%
Total Annual Fund Operating Expenses	4.99%	4.39%	4.14%
Fee Waiver and/or Expense Reimbursement(4)(7)	2.73%	2.73%	2.73%
Total Annual Fund Operating Expenses After Fee Waiver and/or Expense Reimbursement(7)	2.26%	1.66%	1.41%

(1)	A 2% early repurchase fee payable to the Fund will be charged with respect to the repurchase of an investor’s Shares at any time prior to the day immediately preceding the one-year anniversary of an investor’s purchase of the Shares (on a “first in-first out” basis). An early repurchase fee payable by an investor may be waived by the Fund, in circumstances where the Board of Trustees determines that doing so is in the best interests of the Fund and in a manner as will not discriminate unfairly against any investor. The early repurchase fee will be retained by the Fund for the benefit of the remaining investors. See “Repurchases and Transfers of Shares.”

(2)	The expenses of administering the dividend reinvestment plan are included in “Other expenses.” See “Dividend Reinvestment Plan.”

(3)	Assumes the Fund raises $100,000,000 in proceeds in the Fund’s first 12 months of operations, resulting in estimated average net assets of approximately $50,000,000.

(4)	The Adviser has contractually agreed to waive the Fund’s management fee in the amount of 1.25% for the first twelve months following the Fund’s commencement of operations.

(5)	Other expenses are estimated for the Fund’s first 12 months of operations and include accounting, legal and auditing fees of the Fund, as well as the reimbursement of the compensation of administrative personnel and fees payable to the Independent Trustees.

(6)	Represents estimated operating fees and expenses of the Investment Interests in which the Fund invests. Some or all of the Investment Interests in which the Fund invests charge carried interests, incentive fees or allocations based on the Investment Interests’ performance. The Investment Interests in which the Fund invests generally charge a management fee of 0% to 2% annually of committed or net invested capital, and approximately 0% to 20% of net profits as a carried interest allocation. In a given period, the management fee charged by the Investment Interests may be reduced in part by amounts received by the Investment Interests’ management company for related activities, such as transaction and monitoring fees received from portfolio companies. In addition, when a portfolio company is sold and the distribution exceeds the management fee allocated to that portfolio company, the Investment Interests’ management company may refund a portion of the allocated management fees. Such refunds are generally accrued by the Investment Interests as if all portfolio companies were sold at fair values. The 0.41% shown as “Acquired Fund Fees and Expenses” is based on estimated amounts for the Fund’s first 12 months of operations and assumes average net assets of $50,000,000. Acquired Fund Fees and Expenses reflect operating expenses of the Investment Interests (e.g., management fees, administration fees and professional and other direct, fixed fees and expenses of the Investment Interests) after refunds, excluding any performance-based fees or allocations paid by the Investment Interests that are paid solely on the realization and/or distribution of gains, or on the sum of such gains and unrealized appreciation of assets distributed in-kind, as such fees and allocations for a particular period may be unrelated to the cost of investing in the Investment Interests.

(7)	The Adviser has contractually agreed to reimburse expenses to limit total net operating expenses (excluding management fees, Rule 12b-1 distribution and service fees, sub-transfer agency fees payable by Hartford Administrative Services Company (“HASCO”) to the extent that such sub-transfer agency fees are a component of the transfer agency fee payable by the Fund to HASCO, acquired fund fees and expenses, interest expenses, and certain extraordinary expenses) to no more than 0.75% of the Fund’s average monthly net assets. This contractual arrangement will remain in effect at least until September 30, 2024 unless the Fund’s Board of Trustees approves its earlier termination.

Example:

The following example demonstrates the projected dollar amount of total expenses that would be incurred over various periods with respect to a hypothetical investment in the Fund. In calculating the following expense amounts, the Fund has assumed its direct and indirect annual operating expenses would remain at the percentage levels set forth in the table above (except that the example incorporates the management fee waiver and expense reimbursement arrangement for only the first year).

An investor would pay the following expenses on a $1,000 investment, assuming a 5.0% annual return:

Share Class	1 Year	3 Years	5 Years	10 Years
Class A	$57	$156	$255	$503
Class I	$17	$108	$201	$437
Class SDR	$14	$101	$189	$416

The example and the expenses in the tables above should not be considered a representation of the Fund’s future expenses, and actual expenses may be greater or less than those shown. While the example assumes a 5.0% annual return, the Fund’s performance will vary and may result in a return greater or less than 5.0%. For a more complete description of the various fees and expenses borne directly and indirectly by the Fund, see “Fund Expenses” and “Management Fee.”

FINANCIAL HIGHLIGHTS

Because the Fund is newly organized and its Shares have not previously been offered, the Fund does not have any financial history as of the date of this Prospectus. Additional information about the Fund’s investments will be available in the Fund’s annual and semi-annual reports when they are prepared.

THE FUND

The Fund is a non-diversified, closed-end management investment company that is registered under the 1940 Act. The Fund was organized as a Delaware statutory trust on December 28, 2021 and has no operating history. The Fund filed a Certificate of Amendment to its Certificate of Trust with the State of Delaware to change its name to Hartford Schroders Private Opportunities Fund on September 29, 2022. The principal office of the Fund is located at 690 Lee Road, Wayne, Pennsylvania 19087.

THE ADVISER

Hartford Funds Management Company, LLC, 690 Lee Road, Wayne, Pennsylvania 19087, an investment adviser registered with the SEC under the Advisers Act, serves as the investment adviser to the Fund. The Adviser is responsible for the management of the Fund and supervises the activities of the investment sub-advisers described below. The Adviser is an indirect subsidiary of The Hartford Financial Services Group, Inc. (“The Hartford”), a Connecticut-based financial services company. As of March 31, 2023, the Adviser and its wholly owned subsidiary, Lattice Strategies LLC, had approximately $125.9 billion in discretionary assets under management.

“Manager Of Managers” Structure. The Board of Trustees and the initial shareholder of the Fund have approved the operation of the Fund in a “Manager of Managers” structure to the extent the Fund is permitted to operate in such a structure in the future by law, rule, exemptive relief from the SEC, or guidance from the SEC staff. In a Manager of Managers structure, a fund’s adviser has responsibility, subject to oversight by a fund’s board of trustees, to oversee any sub-adviser and, subject to the approval of a fund’s board of trustees, to hire and to materially amend any sub-advisory agreement with certain sub-advisers, in each case without obtaining approval from the fund’s shareholders. The Fund does not currently operate in a Manager of Managers structure.

THE SUB-ADVISERS

Schroder Investment Management North America Inc. serves as the Fund’s sub-adviser and Schroders Capital Management (US) Inc. serves as the Fund’s sub-sub-adviser. SIMNA and Schroders Capital are responsible for the daily investment activities for the Fund. SIMNA (itself and its predecessors) has been an investment manager since 1962, and also serves as investment adviser to mutual funds and a broad range of institutional investors. Schroders Capital (itself and its predecessors) has been an investment manager since 2008, and also serves as investment adviser to a broad range of institutional investors. Schroders plc, the ultimate parent of SIMNA and Schroders Capital, is a global asset management company with approximately $922.7 billion under management as of March 31, 2023. Schroders plc and its affiliates (“Schroders”) have a global client base that includes major financial institutions such as banks and insurance companies, public and private pension funds, endowments and foundations, high net worth individuals, financial intermediaries and retail investors. Schroders plc has one of the largest networks of offices of any dedicated asset management company with numerous portfolio managers and analysts covering the world’s investment markets. The address of SIMNA and Schroders Capital is 7 Bryant Park, New York, New York 10018.

USE OF PROCEEDS

The proceeds from the sale of Shares are invested by the Fund to pursue its investment program and strategies. Under normal market circumstances, the proceeds from the sale of Shares, net of the Fund’s fees and expenses, are invested by the Fund to pursue its investment program and objectives as soon as practicable (but not in excess of six months), consistent with market conditions and the availability of suitable investments, after receipt of such proceeds by the Fund. However, investments may be delayed up to an additional three to six months if suitable investments are unavailable at the time or for other reasons, such as market volatility and lack of liquidity in the markets of suitable investments. See “Types of Investments and Related Risks — Availability of Investment Opportunities” for a discussion of the timing of Investment Interests’ subscription activities, market conditions and other considerations relevant to the timing of the Fund’s investments generally. Until appropriate investments or other uses can be found, the Fund will invest in temporary investments, such as cash, cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less, which the Fund expects will have returns substantially lower than the returns that the Fund anticipates earning from investments in Investment Interests and related investments.

The Fund will pay the Adviser the full amount of the Management Fee during any period prior to which any of the Fund’s assets (including any proceeds received by the Fund from the offering of Shares) are invested in Investment Interests.

There can be no assurance that the Fund will be able to sell all the Shares it is offering. If the Fund sells only a portion of the Shares it is offering, the Fund may be unable to achieve its investment objective.

STRUCTURE

Private investment funds, such as private equity funds, are commingled asset pools that typically offer their securities privately, without registering such securities under the 1933 Act. Investment Funds typically offer their securities in large minimum denominations (often at least $5 million to $20 million) to a limited number of high net worth individual and institutional investors. Investment Funds are excluded from the definition of “investment company,” and hence are not registered as investment companies, under the 1940 Act. The managers or investment advisers of these funds are usually compensated through asset-based fees and incentive-based fees. Registered closed-end investment companies are typically organized as corporations, business trusts, limited partnerships or limited liability companies that generally are managed more conservatively than most private investment funds due to certain requirements imposed by the 1940 Act and, with respect to those registered closed-end investment companies that qualify as regulated investment companies (“RICs”) under the Code, Subchapter M of the Code. These registered companies often impose relatively modest minimum investment requirements and publicly offer their shares to a broader range of investors, in contrast to the higher minimum investment amounts and limited range of investors which, as set forth above, characterize the offerings of private investment funds’ securities. The advisers to registered closed-end investment companies are typically compensated through asset-based fees.

INVESTMENT OBJECTIVE AND STRATEGIES

Investment Objective

The Fund seeks to provide long-term capital appreciation. The Fund’s investment objective may be changed by the Board without approval of the shareholders of the Fund. The Fund’s prospectus will be updated prior to any change in the Fund’s investment objective.

Investment Opportunities and Strategies

The Fund seeks to achieve its investment objective by investing in a wide range of private equity investments worldwide. The Fund will invest primarily in the equity interests of companies that are not listed on stock exchanges (private equity) and that are seeking to actively build, grow, transform or innovate. Under normal circumstances, the Fund intends to invest at least 80% of its assets in private investments of any type. The Fund’s private investments will include co-investment and direct investments in operating companies through the acquisition of equity or equity-like securities or special purpose vehicles that acquire the securities of privately-owned companies and primary offerings and secondary acquisitions of private equity assets or interests in alternative investment funds that pursue private equity strategies. The Fund may also invest in shares of private money market funds.

The Fund aims to provide broad exposure by allocating the Fund’s assets on an opportunistic basis across private equity strategies, regions, sectors and industries. The Fund will generally focus on Investment Interests that provide exposure to companies considered to be small to medium-sized enterprises that have an enterprise value between $50 million to $1 billion. Private equity strategies in which the Fund will invest are linked to the financial purpose of the underlying interests. These Strategies may include a management or leveraged buyout of a mature company (Buyout); providing expansion capital to companies in their development stage (Growth Capital); providing capital to finance innovation for companies early in their commercial development (Venture Capital); and providing financing to companies that are undergoing a special situation such as restructuring (Special Situations). In selecting investments for the Fund, the Sub-Advisers will integrate financially material environmental, social and governance (“ESG”)

characteristics (when available for an issuer) into their investment process. The Sub-Advisers will evaluate the impact and risk around issues such as climate change, environmental performance, labor standards and corporate governance, which they view as important in their assessment of an investment’s risk and potential for profitability. The Fund will generally not invest in companies that are significantly involved in certain industries, product lines or services, including but not limited to, tobacco, weapons, tar sands and thermal coal, as described more fully under “Portfolio Composition – ESG Restrictions” below.

The Fund may access investment opportunities within the Strategies through Direct Investments or primary and Secondary Investments in Investment Funds. Direct Investments relate to holdings in unlisted equities of companies, whether by directly acquiring the securities of an operating company or by investing through a special purpose vehicle that acquires the securities of an operating company, typically as co-investments alongside a private equity manager that is sponsoring the investment transaction. Secondary Investments entail acquiring an interest in one or more assets of a private equity fund or another investor’s existing interest in a private equity investment through a negotiated transaction in which the private equity manager managing the investment remains the same. Primary fund investments entail investing in Investment Funds during their initial fundraising which Investment Funds in turn invest in privately held companies or make private investments in public companies, potentially to take them private. In addition, the Fund may invest in money market instruments and hold cash. Under normal circumstances, the Fund expects to invest up to 20% of its assets in such investments. During the period of the Fund’s initial ramp up in portfolio construction, in connection with the implementation of changes in asset allocation, in periods when the Fund receives large cash inflows, or for temporary or defensive purposes, the Fund’s cash balance may exceed 20% of the Fund’s assets until new investments can be made to deploy cash resources.

Some of the income that the Fund may earn directly or through an Investment Interest, such as income recognized from an equity investment in an operating partnership, may not satisfy the gross income test. To manage the risk that such income might jeopardize the Fund’s tax status as a RIC resulting from a failure to satisfy the gross income test, one or more subsidiary entities treated as U.S. corporations for U.S. federal income tax purposes may be employed to earn such income and (if applicable) hold the related investment. Such subsidiary entities generally will be required to incur entity-level income taxes on their earnings, which ultimately will reduce the return to shareholders.

Portfolio Composition

The Fund’s portfolio will consist primarily of various types of private equity investments. Private equity generally refers to privately negotiated investments made in non-public companies. Private equity firms typically seek to invest in quality companies at attractive valuations and use strategic and operational expertise to enhance value and improve portfolio company performance. Buyout funds seek to acquire private and public companies, as well as divisions of companies, and reposition them for sale at a multiple of invested equity by enhancing the value of the portfolio company.

The Fund’s actively managed private equity investments will provide a range of exposures that may differ by private equity strategy, region, investment type, sector and underlying company exposure. The Fund will focus on small to medium-sized companies.

The Fund will pursue a private equity investment strategy that will seek to build a global portfolio of primarily small and medium-sized companies through buyout, growth capital, venture capital and special situation private equity investment strategies. The Fund will seek to invest across a broad range of sectors, including healthcare, information technology, consumer discretionary and consumer staples, business services and industrials. The Fund’s Investment Interests will generally consist of either Direct Investments or Investment Funds. Direct Investments relate to holdings in unlisted equities of companies, whether by directly acquiring the securities of an operating company or by investing through a special purpose vehicle that acquires the securities of an operating company, typically as co-investments alongside a private equity manager that is sponsoring the investment transaction. Secondary Investments entail acquiring an interest in one or more assets of a private equity fund or another investor’s existing interest in a private equity investment through a negotiated transaction in which the private equity manager managing the investment remains the same. Primary fund investments entail investing in Investment Funds during their initial fundraising which Investment Funds in turn invest in privately held companies or make private investments in public companies, potentially to take them private.

Target Investment Strategies – The Fund will seek to invest capital in buyout, growth capital, venture capital and special situation type private equity strategies.

Buyout – A buyout investment is an equity investment in a company that facilitates a change in control of the company’s ownership. The private equity firm sponsoring the transaction is investing equity capital to acquire a controlling interest in or effective control of the target company. By acquiring a controlling interest, the private equity investor is in a better position to influence the company’s strategic direction. The focus on small and medium-sized buyouts opportunities gives the Fund a distinction from other closed-end funds with limited liquidity, which tend to have a bias toward larger transaction sizes, where correlation to the public markets historically has tended to be higher. The Sub-Advisers’ global private equity practice seeks to invest alongside private equity managers that specialize in specific sectors and / or approaches to enhance company value. The Sub-Advisers believe this strategy offers superior return potential compared to large buyouts and/or investing alongside private equity managers with a less focused approach to enhancing company value for the following reasons:

•	Specialist managers targeting small to medium-sized private companies are often preferred buyers for private companies due to deep expertise and ability to generate value through operational improvements.

•	Small and medium buyout managers source the majority of investment opportunities from families and entrepreneurs, which typically show a preference for smooth ownership transition rather than large auction processes. This can benefit managers in the form of reduced competition for deals and favorable entry valuations.

Growth Capital – A growth capital investment is an equity investment in a company seeking to raise capital primarily to fund the company’s growth initiatives. Growth capital is an important and sizable private equity strategy globally and is particularly attractive if capital can be invested into quality growth companies with strong management at moderate entry prices. This requires proprietary deal sourcing and strong private equity investor value-add and thus tends to be specifically accessible through sector specialists. In a growth capital financing, the private equity investor acquires a meaningful and influential ownership position but typically not a majority interest in the company. The companies typically targeted in a growth capital financing are experiencing rapid revenue growth, have a proven business model, operational scale, and the potential to generate attractive net profitability and operating cash flows if the company de-emphasized its high investment to rapidly grow the business.

Venture Capital – A venture capital investment is an equity investment in a company seeking to raise capital primarily to fund the company’s research and development, market development and revenue growth initiatives. In a venture capital investment, the private equity investor acquires a meaningful and influential ownership position but typically not a majority interest in the company. The companies typically targeted for a venture capital investment are earlier in the development of their business models and are pursuing large market opportunities through the creation of innovative technologies and/or business models that have the potential to disrupt an established industry or deliver a novel solution to a specific market need.

Special Situations – A special situations investment is a private equity investment that may arise opportunistically to provide a company with capital that has equity or equity-like characteristics. The capital is typically being raised by the issuer to address a financial need outside the common private equity uses of a change in control or growth financing. A common type of special situations investment may occur when a company is faced with financial distress and new equity capital is required to satisfy the demands of the issuer’s lenders.

Over the long term and under normal conditions, the Sub-Advisers expect to allocate the majority of the Fund’s assets to Direct Investments and Secondary Investments, and expect to allocate no more than 20% of the Fund’s assets to Primary Investments.

Direct Investments. The Fund’s Direct Investments will typically be in the form of co-investments, which involve the Fund acquiring an interest in a single operating company alongside an investment by a private equity firm or other entity and are generally structured such that the co-investors are passive.

The market for Direct Investments may be limited, and the Direct Investments to which the Fund wishes to allocate its assets may not be available at any given time. Direct Investments may be heavily negotiated and may incur additional transaction costs for the Fund. Direct Investments are more concentrated than Primary Investments and Secondary Investments of an investor’s interest in an Investment Fund, which usually hold multiple operating companies. There is a potential risk that third party investment managers providing Direct Investments may choose not to make the most attractive co-investments available to the Fund and may instead reserve such opportunities for larger client relationships or their own accounts.

Secondary Investments. Secondary Investments, or “secondaries,” refer to investments in which one investor acquires another investor’s existing interest in a private equity investment through a negotiated transaction in which the private equity manager managing the investment remains the same. In making Secondary Investments, the buyer acquires exposure to one or more existing assets of a private equity fund by either acquiring an interest in a fund created to hold the acquired assets or by acquiring the interests of an existing limited partner of the private equity fund and agreeing to take on future funding obligations in exchange for future returns and distributions. A Secondary Investment that involves acquiring an investor’s interests in a private equity fund may be acquired at a discount to an Investment Fund’s net asset value. As a result, Secondary Investments acquired at a discount may result in unrealized gains to the Fund at the time the Fund next calculates its monthly net asset value. Because Secondary Investments are generally made after an Investment Fund has deployed capital into portfolio companies, these investments are viewed as more mature and may not exhibit the initial decline in net asset value associated with Primary Investments and may reduce the impact of the J-curve associated with private equity primary fund investing. However, there can be no assurance that any or all Secondary Investments made by the Fund will exhibit this pattern of investment returns, and realization of later gains is dependent upon the performance of each Investment Fund’s portfolio companies.

The market for certain Secondary Investments may be very limited, and the strategies and Investment Funds to which the Fund wishes to allocate capital may not be available for Secondary Investment at any given time. Secondary Investments may be heavily negotiated and may incur additional transaction costs for the Fund. There is a risk that investors exiting an Investment Fund through a secondary transaction may possess superior knowledge regarding the value of their holdings and the portfolio companies of the Investment Fund and the Fund may pay more for a Secondary Investment than it would have if it were also privy to such information.

Primary Investments. Primary Investments, or “primaries,” refer to interests in newly established Investment Funds. Primary Investments are made during the Investment Fund’s fundraising period in the form of capital commitments, which are then periodically called by the fund to finance underlying investments in operating companies during a predefined period. A fund’s capital account will typically exhibit a “J curve,” undergoing a modest decline in the early portion of its lifecycle as expenses outweigh investment gains, with the trend typically reversing in the later portion of its lifecycle as underlying investments mature and are eventually realized. There can be no assurance that any or all Primary Investments made by the Fund will exhibit this pattern of investment returns and the realization of investment gains is dependent upon the performance and disposition of each underlying investment. Primary Investments typically range in duration from ten to twelve years, while underlying investments generally range in duration from three to seven years.

Seasoned primaries are primary fund investments made after an Investment Fund has already invested a certain percentage of its capital commitments (e.g., 25%, at the time of closing). Since the Investment Fund contains investments at the time the Fund invests, the Fund is able to accelerate its capital deployment compared to a typical primary fund investment and the Sub-Advisers are able to assess the attractiveness of the investments in the Investment Fund before making a capital commitment thereby reducing the blind-pool risk associated with a typical primary fund investment that has not made any investments.

Typically, private equity fund sponsors will not launch new funds that have the same focus more frequently than every two to four years. Private equity managers pursuing multiple strategies may offer multiple primary new funds each year, but may not offer new funds within a given geography or that pursue a certain strategy in any particular year. Many new funds offered by top-tier private equity firms may be inaccessible due to high demand and, accordingly, may be unavailable for Primary Investments at any given time. As a result, having well-established relationships with fund sponsors is critically important for primary investors.

Portfolio Allocation. The Fund’s portfolio will be global and seek to capitalize on the Sub-Advisers’ global private equity investment platform, which has investment professionals located in the US, Europe and Asia. Global exposure across markets is expected to provide investors exposure to the large and broad global private equity market whereby the Fund may obtain co-investment exposure across multiple countries, economies and the unique structural economic attributes and cycles afforded through regional exposure.

It is expected that the Fund will make the majority of its investments in Direct Investments and Secondary Investments while Primary Investments will be a relatively smaller part of the Fund’s exposure. The Fund’s asset allocations may vary significantly over time.

Investment Interests generally involve capital commitments, with the unfunded component called over time. The Fund’s asset allocation ranges and commitment strategy may be adjusted periodically based on the Sub-Advisers’ analysis of the private equity market, the Fund’s existing portfolio at the relevant time, and other pertinent factors.

Small to Medium-Sized Companies – The Fund will generally focus on Investment Interests that provide exposure to companies considered to be small to medium-sized enterprises determined by using a company’s enterprise value. The Fund expects to predominately invest in companies that have an enterprise value between $50 million to $1 billion. This enterprise value size range reflects the focus of the Sub-Advisers’ global private equity investment platform.

Across the private equity industry, the number of private equity transactions with small to medium-sized companies far exceeds the number of transactions with large companies. However, the amount of capital seeking to commit to and eventually invest in large private equity investments far exceeds the amount of capital seeking to commit to and eventually invest in small and medium-sized private equity investments.

The Sub-Advisers believe that the larger number of small to medium-sized companies compared to large companies presents an opportunity to identify private equity investments that may be less competitive to access and potentially offer more attractive risk and reward characteristics.

ESG Restrictions – The Fund does not generally invest directly in companies that are significantly involved in certain industries, product lines or services, including but not limited to, tobacco, pornography, weapons, predatory lending and thermal coal, as determined from time to time by the Sub-Advisers, unless the Sub-Advisers view the issuer as one which contributes to or is aligning itself with long-term ESG initiatives. In addition, the Fund does not directly invest in companies that are significantly involved in certain industries, product lines or services, such as (i) any activity considered illegal by local laws or regulations or international conventions; (ii) controversial weapons; (iii) products or practices that endanger wildlife or high conservation areas; or (iv) any other investments that, in the Sub-Advisers’ judgment, do not meet certain labor, human rights, environmental, and/or anti-corruption standards. In addition, the Fund does not directly invest in companies that the Sub-Advisers have determined are associated with discrimination or bigotry of any kind. Finally, the Fund will seek to limit exposure to investments the Sub-Advisers determine are involved in certain other industries or product lines, including but not limited to alcohol, gambling and/or coal extraction or mining. In determining whether a company is significantly involved in the industries, product lines or services listed above, the Sub-Advisers typically use revenue thresholds attributed to certain industries, product lines or services (e.g., companies that derive 10% or more of their revenues from thermal coal mining) and categorical exclusions for other industries, product lines or services (e.g., controversial weapons). These exclusionary criteria may be updated periodically by the Sub-Advisers without notice to shareholders to, among other things, add or remove certain restricted industries, product lines or services, revise the revenue thresholds and categorical exclusions applicable to such activities, or change particular industries, product lines or services from a categorical exclusion to a revenue threshold, or vice versa. In addition, the Fund will generally not invest in an Investment Fund if the Investment Fund’s current or expected underlying portfolio companies, in aggregate, violate the ESG restrictions discussed above at the time of the Fund’s commitment. When investing in Investment Funds, the Fund will also generally seek to negotiate with the Investment Fund’s general partner to “carve out” exposure to an Investment Fund’s underlying investments that violate the ESG restrictions discussed above such that the Fund would not have indirect exposure to such investments, however there can be no guarantee that the Fund will be successful in such negotiations.

Foreign Investments. The Fund may invest in Investment Interests that provide exposure to foreign issuers and borrowers, which include: (1) companies organized outside of the United States, including in emerging market countries; (2) foreign sovereign governments and their agencies, authorities, instrumentalities and political subdivisions, including foreign states, provinces or municipalities; and (3) issuers and borrowers whose economic fortunes and risks are primarily linked with markets outside the United States. These securities may be denominated, quoted in, or pay income in, U.S. dollars or in a foreign currency. The Fund is not limited in the amount of assets it may invest in such foreign investments.

Global exposure across markets is designed to provide investors exposures to the large and broad private equity market in the U.S. and internationally whereby the Fund can have exposure to investments across multiple countries, economies and access the unique structural economic attributes and cycles afforded through regional exposure.

United States – The U.S. is the most established and largest private equity market globally. Based on data sourced from Preqin Ltd, approximately $400 billion was committed on average annually from 2017-2021 to private equity funds based in the U.S. in which the private equity fund is primarily focused on either buyout, growth capital or venture capital private equity strategy. The allocation of the capital raised by private equity funds based in the U.S. from 2017 to 2021 was 60% targeting buyouts, 16% growth capital and 24% targeting venture capital. The Fund will seek to invest in the U.S. across private equity strategies.

Europe – Europe is a well-established private equity market and the European economy is roughly the same size as the U.S. economy. The European markets are divided among many small businesses, and it is crucial that investors view Europe as a collection of markets as opposed to one homogenous market. The ongoing European economic integration and the expansion of the single market concept will generate add-on acquisition and exit opportunities through active cross-border M&A markets. The Sub-Advisers’ network in Europe consists of mostly specialist managers who focus on purchasing smaller companies (often family and founder-owned businesses) with perceived significant upside potential. Europe’s inherent fragmentation is an attractive characteristic, providing geographic, as well as sector diversity and is an opportunity to deploy “buy-and-build” strategies to create incremental enterprise value. Based on data sourced from Preqin Ltd, from 2017 - 2021, private equity firms based in Europe have raised an average of $130 billion for their private equity funds. The allocation of capital for European private equity funds was 78% to buyouts and 10% to growth capital and 12% to venture capital private equity strategies. The Fund will emphasize buyout investments in Europe with some exposure to growth capital and to a lesser degree venture capital.

Asia – Asia is a fast growing and developing private equity market. Within Asia, China and India are the largest private equity markets whereby most private equity capital is focused on growth capital and venture capital private equity strategies. Based on Preqin Ltd data, over the five years from 2017-2021, an annual average of $200 billion was raised by private equity funds targeting Asia. The allocation of private equity raised within Asia equated to 83% in China, 2% in India, 4% in Japan and 11% for the remainder of Asia. In Asia, the Fund will focus on China and India growth capital and venture capital investments to capitalize on the region’s growth prospects with a strategy based on local business models and the growing middle class.

U.S. Government Securities. The Fund may invest in U.S. Government securities. Treasury obligations may differ in their interest rates, maturities, times of issuance and other characteristics. Securities backed by the U.S. Treasury or the full faith and credit of the United States are guaranteed only as to the timely payment of interest and principal when held to maturity. Accordingly, the current market values for these securities will fluctuate with changes in interest rates. Obligations of U.S. Government agencies and authorities are supported by varying degrees of credit but generally are not backed by the full faith and credit of the U.S. Government. No assurance can be given that the U.S. Government will provide financial support to its agencies and authorities if it is not obligated by law to do so. In addition, the value of U.S. Government securities may be affected by changes in the credit rating of the U.S. Government. U.S. Government securities are also subject to the risk that the U.S. Treasury will be unable to meet its payment obligations.

Leverage

The Fund may use leverage to the extent permitted by the 1940 Act. The Fund is permitted to obtain leverage using any form or combination of financial leverage instruments, including through funds borrowed from banks or other financial institutions (i.e., a credit facility), margin facilities, or the issuance of notes in an aggregate amount up to 33 1/3% of the Fund’s total assets, including any assets purchased with borrowed money, immediately after giving effect to the leverage. The Fund is also permitted to obtain leverage through the issuance of preferred shares in an aggregate amount up to 50% of the Fund’s total assets immediately after giving effect to the leverage. The Fund may also use leverage generated by reverse repurchase agreements, dollar rolls and similar transactions. The Fund intends to enter into a credit facility provided, at least initially, by an affiliate of the Sub-Advisers during the 12-month period following the date of the Prospectus. The Fund may use leverage opportunistically and may use different types, combinations or amounts of leverage over time, based on the Sub-Advisers’ views concerning market conditions and investment opportunities. The Fund’s strategies relating to its use of leverage may not be successful, and the Fund’s use of leverage will cause the Fund’s NAV to be more volatile than it would otherwise be. There can be no guarantee that the Fund will leverage its assets or, to the extent the Fund does use leverage, what percentage of its assets such leverage will represent.

In addition, while any senior securities remain outstanding, the Fund generally must make provisions to prohibit any distribution to the Fund’s shareholders or the repurchase of such securities or shares unless the Fund meets the applicable asset coverage ratio at the time of the distribution or repurchase.

Investment Interests may also use leverage in their investment activities. Borrowings by Investment Interests are not subject to the asset coverage requirement discussed above. Accordingly, the Fund’s portfolio may be exposed to the risk of highly leveraged investment programs of certain Investment Interests and the volatility of the value of Shares may be great, especially during times of a “credit crunch” and/or general market turmoil, such as that experienced during late 2008 or at times during the current global pandemic. In general, the use of leverage by Investment Interests or the Fund may increase the volatility of the Investment Interests or the Fund. See “Types of Investments and Related Risks —Leverage Risk.”

The Investment Process

The Sub-Advisers’ investment process applies a thorough and disciplined due diligence process to seek to select the most attractive and appropriate investment opportunities. This process leverages the Sub-Advisers’ global private equity experience and knowledge and the ability to gain access to attractive private equity investment opportunities. The Sub-Advisers utilize their abilities and resources to assess and benchmark operational metrics with comparable businesses and private equity managers within existing and historical investments. The Sub-Advisers also extensively reference opportunities with a significant network within the private equity world. The Sub-Advisers’ global private equity investment team was one of the first to introduce ISAE 3402 Type II process standards to a private equity firm’s investment process, ensuring that the overall process adheres to consistent and high-quality standards.

The Sub-Advisers’ global private equity investment team is segmented into two teams: (1) private equity investment professionals that are active in driving the sourcing, due diligence, execution of private equity investment opportunities and post-investment monitoring (the “Investment Team”); and (2) the Investment Committee. The Investment Committee consists of senior private equity investment professionals who are responsible for overseeing the proper and consistent execution of the investment process and deciding which investment opportunities are approved for investment, which portfolios will invest in a particular investment opportunity and the allocation of capital by each portfolio to an investment opportunity. Investment Committee members do not sponsor or play an active role in the due diligence of an investment opportunity. Each Investment Team member is part of a strategy team (e.g., Asia, Europe, Global Innovation (venture capital), Secondaries, and U.S.) and a sector team (e.g., Consumer Discretionary and Consumer Staples, Healthcare, Industrials, Business Services and Information Technology). The combination of strategy and sector teams provide for one global private equity investment organization that seeks to actively interact and share perspectives and ideas across the platform. Each private equity portfolio is assigned to one or more senior investment professionals as a portfolio manager(s) (“Portfolio Managers”). Portfolio Managers can be either an Investment Team member or an Investment Committee member. The Portfolio Managers oversee the construction of a portfolio and the ongoing developments within a portfolio post investment execution. Portfolio Managers actively interact with members of the Investment Team to assess the applicability and appropriateness of an investment opportunity for a specific portfolio.

Potential investment opportunities are vetted through rigorous due diligence that follows a well-established investment process with four core phases: sourcing, assessment, execution and monitoring. Within the four phases, the investment process is customized to address the specific aspects associated with each private equity investment type and the unique issues presented by the specific investment project. ESG characteristics are considered in each stage of the investment process and help to identify issues that can potentially materially impact an asset’s risk or return profile. The Sub-Advisers consider ESG risks and opportunities using a proprietary framework and investments with strong ESG credentials and/or alignment with United Nations Sustainable Development Goals (“UN SDGs”) are viewed favorably. A serious breach of the Sub-Advisers’ ESG standards could lead the Sub-Advisers to not invest in a particular investment or to seek to divest from a particular investment. The following further elaborates on each phase of the investment process.

Sourcing – Establishing access to attractive private equity investments is an important component of building a successful private equity portfolio and requires a proactive investment sourcing capability. The Sub-Advisers leverage their global private equity platform of experienced private equity professionals, more than 25 years as a successful global institutional private equity investor, and consistent and growing private equity investment activity across Direct Investments, Secondary Investments and Primary Investments to source high quality deal flow globally. Each sourced investment opportunity is screened by a member of the Investment Team to make an initial assessment of the investment opportunity’s attractiveness and appropriateness relative to its investment risk and return and ESG considerations.

Assessment – The assessment of each investment opportunity is segmented into two phases: pre-qualification and qualification. The pre-qualification phase is the initial due diligence effort of gathering, reviewing and assessing the key investment, ESG and portfolio risk and return drivers and factors to determine an investment opportunity’s relative attractiveness and whether additional diligence resources should be committed to the investment project in order to fully diligence an investment project. The pre-qualification phase generally concludes with a presentation of the investment opportunity by the relevant Investment Team members to the Investment Committee or the decline of the investment opportunity by either the relevant Investment Team members or the Investment Committee. The Investment Committee will provide its feedback (e.g., potential issues and concerns with the investment project), which will be an added component of the ongoing diligence efforts. It is at this stage of the investment process that the Fund may be identified as an interested investor based on its criteria established by the Board, its current portfolio exposures and its availability of investable capital.

The qualification phase entails further in-depth due diligence, which typically includes reference calls, meetings with the key organizations involved in or which may provide insights into the transaction, sourcing, reviewing and assessing additional documentation relevant to the investment project, an ESG assessment of the investment, and an initial review of legal documentation. Before an investment recommendation is made to the Investment Committee, the relevant Investment Team members will present their diligence findings and analysis to members of the Investment Committee to ensure any key diligence issues have been properly addressed. At this stage, the Portfolio Managers will confirm the Fund’s interest in the prospective investment and the investment’s suitability for the Fund’s portfolio. The qualification phase concludes with an investment recommendation to the Investment Committee and the Investment Committee members voting on the investment project for investment by specific portfolios and the amount of investment to be executed upon by each portfolio. If the Investment Committee does not provide approval, the investment opportunity is declined.

Execution – Once an investment project has received Investment Committee approval, the relevant Investment Team members will complete its outstanding diligence review and work with internal and external legal resources to negotiate and finalize the legal documentation and perform the required “know your investee” and anti-money laundering regulatory diligence. An investment is considered completed or closed when the Sub-Advisers have executed the transaction documentation that commits the Fund to acquire the issuers securities for a specified amount of capital.

Monitoring – The Sub-Advisers take an active role in the monitoring of existing investments. Each investment is assigned appropriate Investment Team personnel to actively monitor the developments of an investment. Each investment is monitored for its progress relative to its return and risk expectations as outlined at the point of its investment approval. In addition, each investment is monitored for changes and developments with regards to ESG and whether the investment or associated private equity manager is adopting ESG practices that will further enhance the investment’s ESG profile. The Sub-Advisers use engagement practices with funds and portfolio companies to encourage and enforce positive ESG practices.

Exemptive Relief

To the extent permitted by law, the Fund intends to co-invest in Investment Interests with other Schroders-advised funds and clients. The 1940 Act imposes significant limits on the ability of the Fund to co-invest with other Schroders-advised funds and clients. The Advisers and the Fund have applied for an exemptive order from the SEC that would permit the Fund to co-invest alongside its affiliates in Investment Interests. However, any SEC exemptive order would be expected to contain certain conditions that limit or restrict the Fund’s ability to participate in such Investment Interests. In such cases, the Fund may participate in an investment to a lesser extent or, under certain circumstances, may not participate in the investment. There is no assurance that the requested relief will be granted.

Investment Policies

The Fund will not “concentrate” its investments in a particular industry or group of industries, except as permitted under the 1940 Act, and the rules and regulations thereunder as such may be interpreted or modified from time to time by regulatory authorities having appropriate jurisdiction. This policy is fundamental and may not be changed without the vote of a majority of the Fund’s outstanding shares as defined in the 1940 Act. The Fund’s SAI contains a list of all of the fundamental and non-fundamental investment policies of the Fund, under the heading “Investment Objective and Policies.”

The Fund has a name that suggests a focus on a particular type of investment. In accordance with Rule 35d-1 under the 1940 Act, the Fund has adopted a policy that it will, under normal circumstances, invest at least 80% of its assets, which means net assets plus the amount of any borrowings for investment purposes, in investments of the type suggested by its name, as set forth in the Fund’s Investment Objective and Strategies section (“80% Policy”). This requirement is applied at the time the Fund invests its assets. If, subsequent to an investment by the Fund, this requirement is no longer met, the Fund’s future investments will be made in a manner that will bring the Fund into compliance with this requirement. In addition, in appropriate circumstances, synthetic investments may count toward the 80% minimum if they have economic characteristics similar to the other investments included in the basket. The Fund’s 80% Policy is not a “fundamental” one, which means that it may be changed without shareholder approval. The name of the Fund may be changed at any time by a vote of the Fund’s Board of Trustees. Shareholders will be given written notice at least 60 days prior to any change by the Fund of its 80% Policy covered by Rule 35d-1.

TYPES OF INVESTMENTS AND RELATED RISKS

Investors should carefully consider the risk factors described below before deciding on whether to make an investment in the Fund.

Principal Risks of Investing in the Fund

•	Active Investment Management Risk. The risk that, if the investment decisions and strategy of the portfolio managers do not perform as expected, the Fund could underperform its peers or lose money. The Fund’s performance depends on the judgment of the portfolio managers about a variety of factors, such as markets, interest rates and/or the attractiveness, relative value, liquidity, or potential appreciation of particular investments made for the Fund’s portfolio. The portfolio managers’ investment models may not adequately take into account certain factors, may perform differently than anticipated and may result in the Fund having a lower return than if the portfolio managers used another model or investment strategy. In addition, to the extent the Fund allocates a portion of its assets to specialist portfolio managers, the styles employed by the different portfolio managers may not be complementary, which could adversely affect the Fund’s performance.

•	Availability of Investment Opportunities. The business of identifying and structuring investments of the types contemplated by the Fund is competitive, and involves a high degree of uncertainty. The availability of investment opportunities generally is subject to market conditions as well as, in some cases, the prevailing regulatory or political climate. No assurance can be given that the Fund will be able to identify and complete attractive investments in the future or that it will be able to fully invest its subscriptions. Similarly, identification of attractive investment opportunities by Investment Funds is difficult and involves a high degree of uncertainty. Even if an attractive investment opportunity is identified by the Sub-Advisers, an Investment Interest may not be permitted to take advantage of the opportunity to the fullest extent desired. Other investment vehicles sponsored, managed or advised by the Sub-Advisers and their affiliates may seek investment opportunities similar to those the Fund may be seeking. The Sub-Advisers will allocate fairly between the Fund and such other investment vehicles any investment opportunities that may be appropriate for the Fund and such other investment vehicles.

To the extent permitted by law, the Fund intends to co-invest in Investment Interests with other Schroders-advised funds and clients. The 1940 Act imposes significant limits on the ability of the Fund to co-invest with other Schroders-advised funds and clients. The Advisers and the Fund have applied for an exemptive order from the SEC that would permit the Fund to co-invest alongside its affiliates in Investment Interests. However, any SEC exemptive order would be expected to contain certain conditions that limit or restrict the Fund’s ability to participate in such Investment Interests. In such cases, the Fund may participate in an investment to a lesser extent or, under certain circumstances, may not participate in the investment. Ultimately, an inability to receive the desired allocation to certain Investment Interests could represent a risk to the Fund’s ability to achieve the desired investment returns. There is no assurance that the requested relief will be granted.

•	Private Equity Investments. Private equity is a common term for investments that are typically made in private or public companies through privately negotiated transactions, and generally involve equity-related finance intended to bring about some kind of change in an operating company (e.g., providing growth capital, recapitalizing a company or financing an acquisition). Private equity funds, often organized as limited partnerships, are the most common vehicles for making private equity investments, although the Fund may also co-invest directly in an operating company in conjunction with an Investment Fund. The investments held by Investment Funds and Direct Investments made by the Fund involve the same types of risks associated with an investment in any operating company. However, securities of private equity funds, as well as the underlying companies these funds invest in, tend to be more illiquid, and highly speculative. Private equity has generally been dependent on the availability of debt or equity financing to fund the acquisitions of their investments. Depending on market conditions, however, the availability of such financing may be reduced dramatically, limiting the ability of private equity funds to obtain the required financing or reducing their expected rate of return.

The regulatory environment for private investment funds continues to evolve, and changes in the regulation of private investment funds may adversely affect the value of the Fund’s investments and the ability of the Fund to implement its investment strategy (including the use of leverage). The financial services industry generally and the activities of private investment funds and their investment advisers, in particular, have been the subject of increasing legislative and regulatory scrutiny. Such scrutiny may increase the Fund’s, the Adviser’s and/or the Sub-Advisers’ legal, compliance, administrative and other related burdens and costs as well as regulatory oversight or involvement in the Fund, the Adviser’s and/or the Sub-Advisers’ business. There can be no assurances that the Fund, the Adviser or the Sub-Advisers will not in the future be subject to regulatory review or discipline. The effects of any regulatory changes or developments on the Fund may affect the manner in which it is managed and may be substantial and adverse.

•	“J-Curve” Performance Risk. Investment Funds typically exhibit “J-curve” performance, such that an Investment Fund’s net asset value typically declines during the early portion of the Investment Fund’s lifecycle as investment-related fees and expenses accrue prior to the realization of investment gains. As the Investment Fund matures and as the Investment Fund’s assets are sold, the Sub-

Advisers believe that the pattern typically reverses with increasing net asset value and distributions. There can be no assurance, however, that any or all the Investment Funds in which the Fund invests will exhibit this pattern of investment returns.

•	Market Risk. Market risk is the risk that one or more markets in which the Fund invests will go down in value, including the possibility that the markets will go down sharply and unpredictably. Securities or other investments may decline in value due to factors affecting securities markets generally or individual issuers. The value of a security or other investment may change in value due to general market conditions that are not related to a particular issuer, such as real or perceived adverse economic conditions, changes in the general outlook for revenues or corporate earnings, changes in interest, or currency rates or adverse investor sentiment generally as well as global trade policies and political unrest or uncertainties. The value of a security or other investment may also change in value due to factors that affect an individual issuer, including data breaches and cybersecurity attacks, or a particular sector or industry. During a general downturn in the securities or other markets, multiple asset classes may decline in value simultaneously. When markets perform well, there can be no assurance that securities or other investments held by the Fund will participate in or otherwise benefit from the advance. Any market disruptions, including those arising out of geopolitical events (including wars, military conflicts, pandemics and epidemics) or natural/environmental disasters, could also prevent the Fund from executing advantageous investment decisions in a timely manner. The adverse impact of any one or more of these events on the market value of Fund investments could be significant and cause losses. A widespread health crisis, such as a global pandemic, could cause substantial market volatility, exchange trading suspensions or restrictions and closures of securities exchanges and businesses, impact the ability to complete redemptions, and adversely impact Fund performance. The outbreak of COVID-19, a respiratory disease caused by a novel coronavirus, has negatively affected the worldwide economy, created supply chain disruptions and labor shortages, and impacted the financial health of individual companies and the market in significant and unforeseen ways. The future impact of COVID-19 is currently unknown. The effects to public health, business and market conditions resulting from COVID-19 pandemic have had, and may continue to have, a significant negative impact on the performance of the Fund’s investments, including exacerbating other pre-existing political, social and economic risks.

•	Venture Capital. An Investment Fund may invest and the Fund may co-invest in venture capital. Venture capital is usually classified by investments in private companies that have a limited operating history, are attempting to develop or commercialize unproven technologies or implement novel business plans or are not otherwise developed sufficiently to be self-sustaining financially or to become public. Although these investments may offer the opportunity for significant gains, such investments involve a high degree of business and financial risk that can result in substantial losses, which risks generally are greater than the risks of investing in public companies that may be at a later stage of development.

•	Geographic Concentration Risks. An Investment Fund may concentrate its investments in specific geographic regions. This focus may constrain the liquidity and the number of portfolio companies available for investment by an Investment Fund. In addition, the investments of such an Investment Fund will be disproportionately exposed to the risks associated with the region of concentration.

•	Sector Concentration Risk. An Investment Fund may concentrate its investments in specific industry sectors. This focus may constrain the liquidity and the number of portfolio companies available for investment by an Investment Fund. In addition, the investments of such an Investment Fund will be disproportionately exposed to the risks associated with the industry sectors of concentration. The Fund expects to focus its investments in the information technology, healthcare, consumer discretionary and consumer staples, business services and industrials sectors.

Healthcare Sector Risk. Many healthcare-related companies are smaller and less seasoned than companies in other sectors. Healthcare-related companies may also be strongly affected by scientific or technological developments, and their products may quickly become obsolete. The profitability of healthcare-related companies may be affected by extensive government regulation, restrictions on government reimbursement for medical expenses, rising or falling costs of medical products and services, pricing pressure, an increased emphasis on outpatient services, a limited number of products, industry innovation, changes in technologies and other market developments. Many healthcare companies are heavily dependent on patent protection and the actual or perceived safety and efficiency of their products. The expiration of patents may adversely affect the profitability of these companies. Patents have a limited duration, and, upon expiration, other companies may market substantially similar “generic” products that are typically sold at a lower price than the patented product, which can cause the original developer of the product to lose market share and/or reduce the price charged for the product, resulting in lower profits for the original developer. As a result, the expiration of patents may adversely affect the profitability of these companies.

Many healthcare companies are subject to extensive litigation based on product liability and similar claims. Further, many healthcare-related companies offer products and services that are subject to governmental regulation and may be adversely affected by changes in governmental policies or laws. Changes in governmental policies or laws may span a wide range of topics, including cost control, national health insurance, incentives for compensation in the provision of healthcare services, tax incentives and penalties related to healthcare insurance premiums, and promotion of prepaid healthcare plans. In addition, a number of legislative proposals concerning healthcare have been considered by the U.S. Congress in recent years. It is unclear what proposals will ultimately be enacted, if any, and what effect they may have on companies in the healthcare sector. Many new products in the healthcare sector may be subject to regulatory approvals. The process of obtaining such approvals may be long and costly, which can result in increased development costs, delayed cost recovery and loss of competitive advantage to the extent that rival companies have developed competing products or procedures, adversely affecting the company’s revenues and profitability. In other words, delays in the regulatory approval process may diminish the opportunity for a company to profit from a new product or to bring a new product to market, which could have a material adverse effect on a company’s business.

Healthcare companies are subject to competitive forces that may make it difficult to raise prices and, in fact, may result in price discounting. Additionally, the expansion of facilities by healthcare-related providers may be subject to “determinations of need” by certain government authorities. This process not only generally increases the time and costs involved in these expansions, but also makes expansion plans uncertain, limiting the revenue and profitability growth potential of healthcare-related facilities operators and negatively affecting the prices of their securities.

Information Technology Sector Risk. The Fund’s performance may be closely tied to the performance of information technology issuers and, as a result, the Fund will be sensitive to changes in, and its performance may depend to a greater extent on, factors impacting this sector. The information technology sector includes companies engaged in internet software and services, technology hardware and storage peripherals, electronic equipment instruments and components, and semiconductors and semiconductor equipment. Information technology companies face intense competition, both domestically and internationally, which may have an adverse effect on their profit margins. Like other technology companies, information technology companies may have limited product lines, markets, financial resources or personnel. The products of information technology companies may face obsolescence due to rapid technological developments, frequent new product introduction, unpredictable changes in growth rates and competition for the services of qualified personnel. Companies in the information technology sector are heavily dependent on patent and intellectual property rights. The loss or impairment of these rights may adversely affect the profitability of these companies.

Consumer Discretionary and Consumer Staples Sector Risk. Companies in the consumer discretionary and consumer staples sectors are subject to the risks associated with adverse changes in consumer sentiment and buying patterns, the effects of inflation and disruptions in the supply chain that negatively impact the availability of products. Companies in this sector may also be adversely affected by supply and demand for certain products and services, price fluctuations, product obsolescence and product liability claims, governmental regulation, exchange rates, world events, general economic conditions and other factors. In addition, certain companies in the consumer sectors may be cyclical and have occasional sharp price movements resulting from changes in the economy, fuel prices, labor agreements and insurance costs.

Business Services Risk. Companies in the business services sector can be significantly affected by competitive pressures, such as technological developments, fixed-rate pricing, and the ability to attract and retain skilled employees. The success of companies that provide business-related services is, in part, subject to continued demand for business services as companies and other organizations seek alternative, cost-effective means to meet their economic goals.

Industrials Sector Risk. The Fund's performance may be closely tied to the performance of industrials issuers and, as a result, may be more volatile than the performance of more broadly diversified funds. The prices of securities in the industrials sector can be volatile and can be impacted significantly by supply and demand for certain products and services, product obsolescence and product liability claims, government regulation, exchange rates, world events, general economic conditions and other factors. In addition, certain companies in the industrials sector may be cyclical and have occasional sharp price movements resulting from changes in the economy, fuel prices, labor agreements and insurance costs.

•	Foreign Investments Risk. Investments in foreign securities may be riskier than investments in U.S. securities and may also be less liquid, more volatile and more difficult to value than securities of U.S. issuers. Foreign investments may be affected by the following:

o	changes in currency exchange rates

o	changes in foreign or U.S. law or restrictions applicable to such investments and in exchange control regulations

o	increased volatility

o	substantially less volume on foreign stock markets and other securities markets

o	higher commissions and dealer mark-ups

o	inefficiencies in certain foreign clearance and settlement procedures that could result in an inability to execute transactions or delays in settlement

o	less uniform accounting, auditing and financial reporting standards

o	less publicly available information about a foreign issuer or borrower

o	less government regulation and oversight

o	unfavorable foreign tax laws

o	political, social, economic or diplomatic developments in a foreign country or region or the U.S. (including the imposition of sanctions, tariffs, or other governmental restrictions)

o	differences in individual foreign economies

o	geopolitical events (including wars, military conflicts, pandemics and epidemics) that may disrupt securities markets and adversely affect global economies and markets

Governments in many emerging market countries participate to a significant degree in their economies and securities markets, which may impair investment and economic growth. In addition, global economies and financial markets are becoming increasingly interconnected, which increases the possibility that conditions in one country or region might adversely impact issuers in a different country or region.

The type and severity of sanctions and other similar measures, including counter sanctions and other retaliatory actions, that may be imposed on one or more countries in which the Fund may invest could vary broadly in scope, and their impact is impossible to predict. These types of measures may include, but are not limited to, banning a sanctioned country from global payment systems that facilitate cross-border payments, restricting the settlement of securities transactions by certain investors, and freezing the assets of particular countries, entities, or persons. The imposition of sanctions and other similar measures could, among other things, cause a decline in the value and/or liquidity of securities issued by the sanctioned country or companies located in or economically tied to the sanctioned country, downgrades in the credit ratings of the sanctioned country or companies located in or economically tied to the sanctioned country, devaluation of the sanctioned country’s currency, and increased market volatility and disruption in the sanctioned country and throughout the world. Sanctions and other similar measures could limit or prevent the Fund from buying and selling securities (in the sanctioned country and other markets), significantly delay or prevent the settlement of securities transactions, and significantly impact the Fund’s liquidity and performance.

Certain European countries in which the Fund may invest have recently experienced significant volatility in financial markets and may continue to do so in the future. These consequences include greater market volatility and illiquidity, currency fluctuations, deterioration in economic activity, a decrease in business confidence and an increased likelihood of a recession in such markets. Uncertainty relating to the United Kingdom’s departure may have adverse effects on asset valuations and the renegotiation of current trade agreements, as well as an increase in financial regulation in such markets. This may adversely impact Fund performance.

•	Regional/Country Focus Risk. To the extent that the Fund focuses its investments in a particular geographic region or country, the Fund may be subject to increased currency, political, social, environmental, regulatory and other risks not typically associated with investing in a larger number of regions or countries. In addition, certain foreign economies may themselves be focused in particular industries or more vulnerable to political changes than the U.S. economy, which may have a pronounced impact on the Fund’s investments. As a result, the Fund may be subject to greater price volatility and risk of loss than a fund holding more geographically diverse investments. Regional and country focus risk is heightened in emerging markets.

The following sets forth additional information regarding risks associated with investing in certain regions/countries:

Investments in Asian Securities – Certain Asian economies have experienced high inflation, high unemployment, currency devaluations and restrictions, and over-extension of credit. Many Asian economies have experienced rapid growth and industrialization, and there is no assurance that this growth rate will be maintained. During the global recession that began in 2009, many of the export-driven Asian economies experienced the effects of the economic slowdown in the United States and Europe, and certain Asian governments implemented stimulus plans, low-rate monetary policies and currency devaluations. Economic events in any one Asian country may have a significant economic effect on the entire Asian region, as well as on major trading partners outside Asia. Any adverse event in the Asian markets may have a significant adverse effect on some or all of the economies of the countries in which the Fund invests. Many Asian countries are subject to political risk, including corruption and regional conflict with neighboring countries. In addition, many Asian countries are subject to social and labor risks associated with demands for improved political, economic and social conditions.

•	China Investments Risk. Investment in Chinese issuers subjects the Fund to risks specific to China. China may be subject to significant economic, political and social instability. China is an emerging market and has demonstrated significantly higher volatility from time to time in comparison to developed markets. Investments in securities of Chinese issuers, including issuers located outside of China that generate significant revenues from China, involve certain risks and considerations not typically associated with investments in the U.S. securities markets. These risks include: (i) the risk of more frequent (and potentially widespread) government interventions with respect to Chinese issuers, resulting in liquidity risk, price volatility, greater market execution risk, and valuation risk; (ii) the risk of currency fluctuations, currency non- convertibility, currency revaluations and other currency exchange rate fluctuations or blockage; (iii) the risk of intervention by the Chinese government in the Chinese securities markets, whether such intervention will continue and the impact of such intervention or its discontinuation; (iv) the risk of losses due to expropriation, nationalization, or confiscation of assets and property, the imposition of restrictions on foreign investments and on repatriation of capital invested; (v) the risk that the Chinese government may decide not to continue to support economic reform programs; (vi) the risk of limitations on the use of brokers; (vii) the risk of interest rate fluctuations and higher rates of inflation; (viii) the risk that the U.S. government or other governments may sanction Chinese issuers or otherwise prohibit U.S. persons (such as the Fund) from investing in certain Chinese issuers; and (ix) the risk of market volatility caused by any potential regional or territorial conflicts, including military conflicts, or natural or other disasters. In addition, the economy of China differs, often unfavorably, from the U.S. economy in such respects as structure, general development, government involvement, wealth distribution, rate of inflation, growth rate, interest rates, allocation of resources and capital reinvestment, among others. China has privatized, or has begun a process of privatizing, certain entities and industries. Newly privatized companies may face strong competition from government-sponsored competitors that have not been privatized. In some instances, investors in newly privatized entities have suffered losses due to the inability of the newly privatized entities to adjust quickly to a competitive environment or changing regulatory and legal standards or, in some cases, due to renationalization of such privatized entities. There is no assurance that similar losses will not recur. In addition, previously the Chinese government has from time to time taken actions that influence the prices at which certain goods may be sold, encourage companies to invest or concentrate in particular industries, induce mergers between companies in certain industries and induce private companies to publicly offer their securities to increase or continue the rate of economic growth, control the rate of inflation or otherwise regulate economic expansion. The Chinese government may do so in the future as well, potentially having a significant adverse effect on economic conditions in China. Segments of China’s private debt markets (e.g., non-investment grade debt or “junk bonds”) may at times become relatively concentrated by a limited number of large issuers in one or more industries (e.g., real estate). The default or threat of default by one or more such large issuers could have adverse consequences on other issuers in such industries or related industries.

China has experienced security concerns, such as terrorism and strained international relations. Incidents involving China’s or the region’s security may cause uncertainty in the Chinese markets and may adversely affect the Chinese economy and the Fund’s investments. Reduction in spending on Chinese products and services, institution of tariffs or other trade barriers or a downturn in any of the economies of China’s key trading partners may have an adverse impact on the Chinese economy. These actions may trigger a significant reduction in international trade, the oversupply of certain manufactured goods, substantial price reductions of goods and possible failure of individual companies and/or large segments of China’s export industry, which could have a negative impact on the Fund’s performance. Recent developments in relations between the United States and China have heightened concerns of increased tariffs and restrictions on trade between the two countries. It is unclear whether further tariffs and sanctions may be imposed or other escalating actions may be taken in the future, which could negatively impact the Fund. An outbreak of an infectious illness or public health threat, such as the coronavirus, could reduce consumer demand or economic output, result in market closures, travel restrictions or quarantines, and generally have a significant impact on the Chinese economy and other economies around the world, which in turn could adversely affect the Fund’s investments.

The U.S. government may occasionally place restrictions on investments in Chinese companies. For example, on June 3, 2021, President Biden issued an executive order prohibiting U.S. persons from purchasing or selling publicly traded securities (including publicly traded securities that are derivative of, or are designed to provide exposure to, such securities) of any Chinese company identified as a Chinese Military Industrial Complex Company (“CMIC”). The substantive requirements of this executive order were subsequently implemented by the Department of the Treasury’s Office of Foreign Assets Control through formal rulemaking (“OFAC Rules”). A number of Chinese issuers have been designated under this program and more could be added. Certain implementation matters related to the scope of, and compliance with, the OFAC Rules have not yet been fully resolved, and the ultimate application and enforcement of the OFAC Rules may change. As a result, the OFAC Rules and related guidance may significantly reduce the liquidity of such securities, force the Fund to sell certain positions at inopportune times or for un-favorable prices, and restrict future investments by the Fund.

•	Illiquid and Restricted Securities Risks. The Fund may invest without limit in illiquid securities. The Fund may also invest in restricted securities. Investments in restricted securities could have the effect of increasing the amount of the Fund’s assets invested in illiquid securities including, but not limited to if qualified institutional buyers are unwilling to purchase these securities.

Illiquid and restricted securities may be difficult to dispose of at a fair price at the times when the Fund believes it is desirable to do so. The market price of illiquid and restricted securities generally is more volatile than that of more liquid securities, which may adversely affect the price that the Fund pays for or recovers upon the sale of such securities. Illiquid and restricted securities are also more difficult to value, especially in challenging markets. The Adviser’s and/or Sub-Advisers’ judgment may play a greater role in the valuation process. Investment of the Fund’s assets in illiquid and restricted securities may restrict the Fund’s ability to take advantage of market opportunities. To dispose of an unregistered security, the Fund, where it has contractual rights to do so, may have to cause such security to be registered. A considerable period may elapse between the time the decision is made to sell the security and the time the security is registered, thereby enabling the Fund to sell it. Contractual restrictions on the resale of securities vary in length and scope and are generally the result of a negotiation between the issuer and acquirer of the securities. In either case, the Fund would bear market risks during that period. Liquidity risk may impact the Fund’s ability to meet shareholder repurchase requests and as a result, the Fund may be forced to sell securities at inopportune prices.

Certain instruments are not readily marketable and may be subject to restrictions on resale. Instruments may not be listed on any national securities exchange and no active trading market may exist for certain of the instruments in which the Fund will invest. Where a secondary market exists, the market for some instruments may be subject to irregular trading activity, wide bid/ask spreads and extended trade settlement periods. In addition, dealer inventories of certain securities are at historic lows in relation to market size, which indicates a potential for reduced liquidity as dealers may be less able to “make markets” for certain securities.

•	Leverage Risk. Certain transactions, including to-be-announced investments and other when-issued, delayed delivery or forward commitment transactions, involve a form of leverage. Transactions involving leverage provide investment exposure in an amount exceeding the initial investment. Leverage can increase market exposure, magnify investment risks, and cause losses to be realized more quickly. Certain derivatives have the potential to cause unlimited losses for the Fund, regardless of the size of the initial investment. Leverage may also cause the Fund’s NAV to be more volatile than if the Fund had not been leveraged, as relatively small market movements may result in large changes in the value of a leveraged investment. The use of leverage may cause the Fund to liquidate portfolio positions to satisfy its obligations or to meet margin or collateral requirements when it may not be advantageous to do so.

•	Valuation of Private Investments Risk. The Fund’s ownership interests in private investments are not publicly traded and the Fund will use a third party pricing service or internal pricing methodologies to provide pricing information for certain private investments. The value of loans, securities and other investments that are not publicly traded may not be readily determinable, and the Valuation Designee will value these investments at fair value as determined in good faith pursuant to the Valuation Procedures, including to reflect significant events affecting the value of the Fund’s investments. Many of the Fund’s investments may be classified as Level 3 under Topic 820 of the U.S. Financial Accounting Standards Board’s Accounting Standards Codification, as amended, Fair Value Measurements and Disclosures (“ASC Topic 820”). This means that the Fund’s portfolio valuations will be based on significant unobservable inputs and the Fund’s own assumptions about how market participants would price the asset or liability in question. The Fund expects that inputs into the determination of fair value of the Fund’s portfolio investments will require significant judgment or estimation. Even if observable market data are available, such information may be the result of consensus pricing information or broker quotes, which include a disclaimer that the broker would not be held to such a price in an actual transaction. The non-binding nature of consensus pricing and/or quotes accompanied by disclaimers materially reduces the reliability of such information. The valuation of the Fund’s investments in Investment Funds is ordinarily determined based upon valuations provided by the Investment Managers on a quarterly basis. Although such valuations are provided on a quarterly basis, the Fund will provide valuations, and will issue Shares, on a monthly basis. An Investment Manager may face a conflict of interest in valuing the securities, as their value may affect the Investment Manager’s compensation or its ability to raise additional funds. No assurances can be given regarding the valuation methodology or the sufficiency of systems utilized by any Investment Manager, the accuracy of the valuations provided by the Investment Managers, that the Investment Managers will comply with their own internal policies or procedures for keeping records or making valuations, or that the Investment Managers’ policies and procedures and systems will not change without notice to the Fund. As a result, an Investment Manager’s valuation of the securities may fail to match the amount ultimately realized with respect to the disposition of such securities. The types of factors that the Valuation Designee may take into account in determining the fair value of the Fund’s investments generally include, as appropriate, comparison to publicly-traded securities and private market transactions, including such factors as revenue level, profitability, operating cash flow, revenue and income growth, and leverage. Because such valuations, and particularly valuations of private securities and private companies, are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, the Valuation Designee’s determinations of fair value may differ materially from the values that would have been used if a ready market for its investments existed. The Fund’s net asset value could be adversely affected if the Valuation Designee’s determinations regarding the fair value of the Fund’s investments were materially higher than the values that the Fund ultimately realizes upon the disposal of such loans and securities.

•	Valuations Subject to Adjustment. The Fund determines its month-end net asset value based upon the quarterly valuations reported by the Investment Funds, which may not reflect market or other events occurring subsequent to the quarter-end. The Valuation Designee will fair value the Fund’s holdings in Investment Funds to reflect such events, consistent with its valuation policies; however, there is no guarantee the Valuation Designee will correctly fair value such investments. Additionally, the valuations reported by Investment Funds may be subject to later adjustment or revision. For example, fiscal year-end net asset value calculations of the Investment Funds may be revised as a result of audits by their independent auditors. Other adjustments may occur from time to time. Because such adjustments or revisions, whether increasing or decreasing the net asset value of the Fund, and therefore the Fund, at the time they occur, relate to information available only at the time of the adjustment or revision, the adjustment or revision may not affect the amount of the repurchase proceeds of the Fund received by shareholders who had their Shares repurchased prior to such adjustments and received their repurchase proceeds. As a result, to the extent that such subsequently adjusted valuations from the Investment Funds or revisions to the net asset value of an Investment Fund or direct private equity investment adversely affect the Fund’s net asset value, the remaining outstanding Shares may be adversely affected by prior repurchases to the benefit of shareholders who had their Shares repurchased at a net asset value higher than the adjusted amount. Conversely, any increases in the net asset value resulting from such subsequently adjusted valuations may be entirely for the benefit of the outstanding Shares and to the detriment of shareholders who previously had their Shares repurchased at a net asset value lower than the adjusted amount. The same principles apply to the purchase of Shares. New shareholders may be affected in a similar way.

•	Indemnification of Investment Funds, Investment Managers and Others. The Fund may agree to indemnify certain of the Investment Funds and their respective managers, officers, directors, and affiliates from any liability, damage, cost, or expense arising out of, among other things, acts or omissions undertaken in connection with the management of Investment Funds. If the Fund were required to make payments (or return distributions) in respect of any such indemnity, the Fund could be materially adversely affected. Indemnification of sellers of secondaries may be required as a condition to purchasing such securities.

•	Termination of the Fund’s Interest in an Investment Fund. An Investment Fund may, among other things, terminate the Fund’s interest in that Investment Fund (causing a forfeiture of all or a portion of such interest) if the Fund fails to satisfy any capital call by that Investment Fund or if the continued participation of the Fund in the Investment Fund would have a material adverse effect on the Investment Fund or its assets. The Fund’s over-commitment strategy may increase the risk that the Fund is unable to satisfy a capital call from an Investment Fund.

•	General Risks of Secondary Investments. The overall performance of the Fund’s Secondary Investments will depend in large part on the acquisition price paid, which may be negotiated based on incomplete or imperfect information. Certain Secondary Investments may be purchased as a portfolio, and in such cases the Fund may not be able to carve out from such purchases those investments that the Advisers consider (for commercial, tax, legal or other reasons) less attractive. Where the Fund acquires an Investment Fund interest as a Secondary Investment, the Fund will generally not have the ability to modify or amend such Investment Fund’s constituent documents (e.g., limited partnership agreements) or otherwise negotiate the economic terms of the interests being acquired. In addition, the costs and resources required to investigate the commercial, tax and legal issues relating to Secondary Investments may be greater than those relating to Primary Investments.

Where the Fund acquires an Investment Fund interest as a Secondary Investment, the Fund may acquire contingent liabilities associated with such interest. Specifically, where the seller has received distributions from the relevant Investment Fund and, subsequently, that Investment Fund recalls any portion of such distributions, the Fund (as the purchaser of the interest to which such distributions are attributable) may be obligated to pay an amount equivalent to such distributions to such Investment Fund. While the Fund may be able, in turn, to make a claim against the seller of the interest for any monies so paid to the Investment Fund, there can be no assurance that the Fund would have such right or prevail in any such claim.

The Fund may acquire Secondary Investments as a member of a purchasing syndicate, in which case the Fund may be exposed to additional risks including, among other things: (i) counterparty risk, (ii) reputation risk, (iii) breach of confidentiality by a syndicate member, and (iv) execution risk.

•	ESG Integration Risk. The ESG characteristics that may be evaluated as part of the Fund’s investment process are anticipated to evolve over time and one or more characteristics may not be relevant with respect to all issuers that are eligible for investment. The relevance and weightings of specific ESG characteristics to the investment process varies across asset classes, sectors and strategies. ESG characteristics are not the only factors that may be considered by the portfolio manager(s) and as a result, the companies (or issuers) in which the Fund invests may not be companies (or issuers) with favorable ESG characteristics or high ESG ratings. ESG characteristics may be evaluated differently by different portfolio manager(s) and may not carry the same meaning to all investors and portfolio manager(s). While the portfolio manager(s) believe that the integration of material ESG characteristics into the Fund’s investment process has the potential to identify financial risks and contribute to the Fund’s long-term performance, there is no guarantee that the integration of ESG characteristics will result in better performance. The analysis of ESG characteristics is subjective and investors can differ in their views of what constitutes positive or negative ESG characteristics. ESG information and data, including that provided by third parties, may be incomplete, inaccurate, or unavailable, which could adversely affect the analysis relevant to a particular investment. Further, the regulatory landscape with respect to ESG investing in the United States is still developing and future rules and regulations may require the Fund to modify or alter its investment process with respect to ESG integration.

•	ESG Restrictions Risk. The Fund’s ESG restrictions will reduce the types and number of investment opportunities available to the Fund and, as a result, the Fund may underperform other funds that do not have similar exclusions. The Fund’s ESG restrictions may result in the Fund investing in securities or industry sectors that underperform the market as a whole, or forgoing opportunities to invest in securities that might otherwise be advantageous to buy. Because the Sub-Advisers evaluate ESG characteristics when selecting investments, the Fund’s portfolio may perform differently than funds that do not use ESG characteristics. ESG characteristics may prioritize long term rather than short term returns. In addition, there is a risk that the investments identified by the Sub-Advisers to fit within their ESG criteria do not operate as anticipated. Although the Sub-Advisers seek to identify companies that fit within their ESG criteria, investors may differ in their views of what fits within this category of investments. As a result, the Fund may invest in companies that do not reflect the beliefs and values of any particular investor. The Sub-Advisers’ exclusion of certain investments from the Fund’s investment universe may adversely affect the Fund’s relative performance at times when such investments are performing well.

•	Force Majeure Risk. Investment Funds may be affected by force majeure events (i.e., events beyond the control of the party claiming that the event has occurred, including, without limitation, acts of God, fire, flood, earthquakes, outbreaks of an infectious disease, pandemic or any other serious public health concern, war, terrorism and labor strikes). Some force majeure events may adversely affect the ability of a party (including an Investment Fund or a counterparty to the Fund or an Investment Fund) to perform its obligations until it is able to remedy the force majeure event. In addition, the cost to an Investment Fund or the Fund of repairing or replacing damaged assets resulting from such force majeure event could be considerable. Certain force majeure events (such as war or an outbreak of an infectious disease) could have a broader negative impact on the world economy and international business activity generally, or in any of the countries in which the Fund may invest specifically. Additionally, a major governmental intervention into industry, including the nationalization of an industry or the assertion of control over one or more Investment Interests or its assets, could result in a loss to the Fund, including if its investment in such Investment Fund is canceled, unwound or acquired (which could be without what the Fund considers to be adequate compensation). Any of the foregoing may therefore adversely affect the performance of the Fund and its investments.

•	Nature of Portfolio Companies. The Investment Funds will include direct and indirect investments in various companies, ventures and businesses. This may include portfolio companies in the early phases of development, which can be highly risky due to the lack of a significant operating history, fully developed product lines, experienced management, or a proven market for their products. The Fund’s investments may also include portfolio companies that are in a state of distress or which have a poor record and which are undergoing restructuring or changes in management, and there can be no assurances that such restructuring or changes will be successful. The management of such portfolio companies may depend on one or two key individuals, and the loss of the services of any of such individuals may adversely affect the performance of such portfolio companies.

•	Non-Diversification Risk – The Fund is non-diversified, which means it is permitted to invest a greater portion of its assets in a smaller number of issuers than a “diversified” fund. For this reason the Fund may be more exposed to the risks associated with and developments affecting an individual issuer than a fund that invests more widely, which may result in a greater risk of loss. The Fund may also be subject to greater market fluctuation and price volatility than a more broadly diversified fund.

•	New Fund Risk. The Fund is a new fund which may result in additional risks. There can be no assurance that the Fund will grow to an economically viable size, in which case the Fund may cease operations. In such an event, investors may be required to liquidate or transfer their investments at an inopportune time.

•	U.S. Government Securities Risk. Treasury obligations may differ in their interest rates, maturities, times of issuance and other characteristics. Securities backed by the U.S. Treasury or the full faith and credit of the United States are guaranteed only as to the timely payment of interest and principal when held to maturity. Accordingly, the current market values for these securities will fluctuate with changes in interest rates. Obligations of U.S. Government agencies and authorities are supported by varying degrees of credit but generally are not backed by the full faith and credit of the U.S. Government. No assurance can be given that the U.S. Government will provide financial support to its agencies and authorities if it is not obligated by law to do so. In addition, the value of U.S. Government securities may be affected by changes in the credit rating of the U.S. Government. U.S. Government securities are also subject to default risk, that is the risk that the U.S. Treasury will be unable to meet its payment obligations.

The maximum potential liability of the issuers of some U.S. Government securities held by the Fund may greatly exceed their current resources, including their legal right to support from the U.S. Treasury. It is possible that these issuers will not have the funds to meet their payment obligations in the future.

•	Valuation Risks. Investors who purchase shares of the Fund on, or whose repurchase requests are valued on, days when the Fund is holding instruments that have been fair valued may receive fewer or more shares or lower or higher repurchase proceeds than they would have received if the instruments had not been fair valued or if the Valuation Designee had employed an alternate valuation methodology. Such risks may be more pronounced in a rising interest rate environment and/or an environment of increased equity market volatility, and, to the extent the Fund holds a significant percentage of fair valued or otherwise difficult to value securities, it may be particularly susceptible to the risks associated with valuation. For additional information about valuation determinations, see “Determination of Net Asset Value” below. Portions of the Fund’s portfolio that are fair valued or difficult to value vary from time to time. The Fund’s shareholder reports (when available) contain detailed information about the Fund’s holdings that are fair valued or difficult to value, including values of such holdings as of the dates of the reports.

•	Non-Listed Closed-End Fund Structure Risks. The Fund has been organized as a closed-end management investment company. A shareholder will not be able to redeem his, her or its Shares on a daily basis because the Fund is a closed-end fund. In addition, the Fund’s Shares are subject to restrictions on transferability and liquidity will be provided by the Fund only through limited repurchase offers or transfer of shares described below. An investment in the Fund is suitable only for investors who can bear the risks associated with the limited liquidity of the Shares and should be viewed as a long-term investment.

In addition, because the Fund’s non-fundamental policies may be changed by a vote of the Board without the approval of shareholders, in the event of such a change, you may hold an investment with a strategy you did not anticipate, with limited means by which to dispose of your investment in a timely manner.

•	Repurchase Offers Risks. The Fund has no obligation to repurchase Shares at any time; any such repurchases will only be made at such times, in such amounts and on such terms as may be determined by the Board of Trustees, in its sole discretion. With respect to any future repurchase offer, shareholders tendering any Shares for repurchase must do so by a date specified in the notice describing the terms of the repurchase offer (the “Notice Date”). The Notice Date generally will be 75 days prior to the date as of which the Shares to be repurchased are valued by the Fund (the “Valuation Date”). Tenders will be revocable upon written notice to the Fund until the date specified in the terms of the repurchase offer (the “Expiration Date”). The Expiration Date generally will be the same as the Notice Date. Shareholders that elect to tender any Shares for repurchase will not know the price at which such Shares will be repurchased until the Fund’s net asset value as of the Valuation Date is able to be determined, which determination is expected to be able to be made only late in the month following that of the Valuation Date. It is possible that during the time period between the Notice Date and the Valuation Date, general economic and market conditions, or specific events affecting one or more underlying Investment Funds, could cause a decline in the value of Shares in the Fund. Shareholders who require minimum annual distributions from a retirement account through which they hold Shares should consider the Fund’s schedule for repurchase offers and submit repurchase requests accordingly. In addition, the Fund’s investments in Investment Interests are generally illiquid. The Fund will not be able to dispose of many such investments except through negotiated secondary transactions with third parties, which may occur at a significant discount to NAV, may include incremental transaction expenses and may not be available at any given time. There is no assurance that third parties will engage in such secondary transactions and the Fund may require and be unable to obtain the Investment Fund’s consent to effect such transactions. The Fund may need to suspend or postpone repurchase offers if it is not able to dispose of its interests in Investment Funds in a timely manner. See “Repurchases and Transfers of Shares.”

•	Use of Cash or Money Market Investments. The Fund may participate in a cash sweep program whereby the Fund’s uninvested cash balance is used to purchase shares of affiliated or unaffiliated money market funds or cash management pooled investment vehicles at the end of each day. To the extent the Fund invests its uninvested cash through a sweep program, it is subject to the risks of the account or fund into which it is investing, including liquidity issues that may delay the Fund from accessing its cash. The Fund may also invest some or all of its assets in cash, high quality money market instruments (including, but not limited to U.S. government securities, bank obligations, commercial paper and repurchase agreements involving the foregoing securities) and shares of money market funds for temporary defensive purposes in response to adverse market, economic or political conditions. In addition, the Fund may invest some of its assets in these instruments to maintain liquidity or in response to atypical circumstances such as unusually large cash inflows or repurchases. Under such conditions, the Fund may not invest in accordance with its investment objective or principal investment strategy. As a result, there is no assurance that the Fund will achieve its investment objective and it may lose the benefit of market upswings.

Other Risks Relating to the Fund

•	Substantial Fees and Expenses. A shareholder in the Fund that meets the eligibility conditions imposed by one or more Investment Funds, including minimum initial investment requirements that may be substantially higher than those imposed by the Fund, could potentially invest directly in primaries of such Investment Funds. By investing in the Investment Funds through the Fund, a shareholder in the Fund will bear a portion of the Management Fee and other expenses of the Fund. A shareholder in the Fund will also indirectly bear a portion of the asset-based fees, carried interests or incentive allocations (which are a share of an Investment Fund’s returns which are paid to the Investment Manager) and fees and expenses borne by the Fund as an investor in the Investment

Funds. In addition, to the extent that the Fund invests in an Investment Fund that is itself a “fund of funds,” the Fund will bear a third layer of fees. Each Investment Manager receives any incentive-based allocations to which it is entitled irrespective of the performance of the other Investment Funds and the Fund generally. As a result, an Investment Fund with positive performance may receive compensation from the Fund, even if the Fund’s overall returns are negative.

•	Distributions In-Kind. The Fund generally expects to distribute to the holder of Shares that are repurchased a payment of cash in satisfaction of such repurchase. Although the Fund will have a reasonable basis to believe that it will be able to satisfy all conditions of each tender offer when it commences the tender offer, including paying cash for shares being repurchased, there can be no assurance that the Fund will have sufficient cash to pay for Shares that are being repurchased or that it will be able to liquidate Investments at favorable prices to pay for repurchased Shares at the time of the repurchase. The Fund has the right to distribute securities as payment for repurchased Shares in unusual circumstances, including if making a cash payment would result in a material adverse effect on the Fund. For example, it is possible that the Fund may receive securities from an Investment Fund that are illiquid or difficult to value. In such circumstances, the Advisers would seek to dispose of these securities in a manner that is in the best interests of the Fund, which may include a distribution in-kind to the Fund’s shareholders. In the event that the Fund makes such a distribution of securities, shareholders will bear any risks of the distributed securities and may be required to pay a brokerage commission or other costs in order to dispose of such securities.

•	Incentive Allocation Arrangements. Each Investment Manager may receive a performance fee, carried interest or incentive allocation typically up to 20% of the net profits earned by the Investment Fund that it manages, typically subject to a preferred return. These performance incentives may create an incentive for the Investment Managers to make investments that are riskier or more speculative than those that might have been made in the absence of the performance fee, carried interest, or incentive allocation.

•	Control Positions. Investment Funds may take control positions in companies. The exercise of control over a company imposes additional risks of liability for environmental damage, product defects, failure to supervise and other types of liability related to business operations. In addition, the act of taking a control position, or seeking to take such a position, may itself subject an Investment Fund to litigation by parties interested in blocking it from taking that position. If those liabilities were to arise, or such litigation were to be resolved adversely to the Investment Funds, the investing Investment Funds likely would suffer losses on their investments.

•	Inadequate Return. No assurance can be given that the returns on the Fund’s investments will be commensurate with the risk of investment in the Fund. Shareholders should not commit money to the Fund unless they have the resources to sustain the loss of their entire investment in the Fund.

•	Inside Information. From time to time, the Fund or its affiliates may come into possession of material, non-public information concerning an entity in which the Fund has invested, or proposes to invest. Possession of that information may limit the ability of the Fund to buy or sell securities of the entity.

•	Recourse to the Fund’s Assets. The Fund’s assets, including any investments made by the Fund and any interest in the Investment Funds held by the Fund, are available to satisfy all liabilities and other obligations of the Fund. If the Fund becomes subject to a liability, parties seeking to have the liability satisfied may have recourse to the Fund’s assets generally and not be limited to any particular asset, such as the asset representing the investment giving rise to the liability.

•	Limitations on Transfer; Shares Not Listed; No Market for Shares. The transferability of Shares is subject to certain restrictions contained in the Fund’s Agreement and Declaration of Trust and is affected by restrictions imposed under applicable securities laws. Shares are not traded on any national securities exchange or other market. No market currently exists for Shares, and the Fund contemplates that one will not develop. The Shares are, therefore, not readily marketable. Although the Adviser and the Fund expect to recommend to the Board of Trustees that the Fund offer to repurchase Shares quarterly, no assurances can be given that the Fund will do so and, in any case, repurchases will not begin until fifth full calendar quarter after the Fund has commenced operations. Consequently, Shares should only be acquired by investors able to commit their funds for an indefinite period of time.

•	Currency Risk. The risk that the value of the Fund’s investments in foreign securities or currencies will be affected by the value of the applicable currency relative to the U.S. dollar. When the Fund sells a foreign currency or foreign currency denominated security, its value may be worth less in U.S. dollars even if the investment increases in value in its local market. U.S. dollar-denominated securities of foreign issuers may also be affected by currency risk, as the revenue earned by issuers of these securities may also be affected by changes in the issuer’s local currency. Currency markets generally are not as regulated as securities markets. The dollar value of foreign investments may be affected by exchange controls. The Fund may be positively or negatively affected by governmental strategies intended to make the U.S. dollar, or other currencies in which the Fund invests, stronger or weaker. Currency risk may be particularly high to the extent that the Fund invests in foreign securities or currencies that are economically tied to emerging market countries.

•	Emerging Markets Risk. The risks of foreign investments are usually greater for emerging markets. Investments in emerging markets may be considered speculative. Emerging markets are riskier than more developed markets because they tend to develop unevenly and may never fully develop. They are more likely to experience hyperinflation and currency devaluations, which adversely affect returns to U.S. investors. In addition, many emerging markets have far lower trading volumes and less liquidity than developed markets. Since these markets are often small, they may be more likely to suffer sharp and frequent price changes or long-term price depression because of adverse publicity, investor perceptions or the actions of a few large investors. In addition, traditional measures of investment value used in the United States, such as price to earnings ratios, may not apply to certain small markets. Also, there may be less publicly available information about issuers in emerging markets than would be available about issuers in more developed capital markets, and such issuers may not be subject to accounting, auditing and financial reporting standards and requirements comparable to those to which U.S. companies are subject. Many emerging markets have histories of political instability and abrupt changes in policies. As a result, their governments are more likely to take actions that are hostile or detrimental to private enterprise or foreign investment than those of more developed countries, including expropriation of assets, confiscatory taxation, high rates of inflation or unfavorable diplomatic developments. In such an event, it is possible that the Fund could lose the entire value of its investments in the affected market. Some countries have pervasive corruption and crime that may hinder investments. Certain emerging markets may also face other significant internal or external risks, including the risk of war (such as Russia’s invasion of Ukraine), and ethnic, religious and racial conflicts. In addition, governments in many emerging market countries participate to a significant degree in their economies and securities markets, which may impair investment and economic growth. Emerging markets may also have differing legal systems and the existence or possible imposition of exchange controls, custodial restrictions or other foreign or U.S. governmental laws or restrictions applicable to such investments. Settlements of trades in emerging markets may be subject to significant delays. The inability to make intended purchases of securities due to settlement problems could cause missed investment opportunities. Losses could also be caused by an inability to dispose of portfolio securities due to settlement problems. Sometimes, emerging markets may lack or be in the relatively early development of legal structures governing private and foreign investments and private property, and the ability of U.S. authorities (e.g., SEC and the U.S. Department of Justice) and investors (e.g., the Fund) to bring actions against bad actors may be limited. As a result of these legal structures and limitations, the Fund faces the risk of being unable to enforce its rights with respect to its investments in emerging markets, which may cause losses to the Fund. In addition to withholding taxes on investment income, some countries with emerging markets may impose differential capital gains taxes on foreign investors.

The risks outlined above are often more pronounced in “frontier markets” in which the Fund may invest. Frontier markets are those emerging markets that are considered to be among the smallest, least mature and least liquid. These factors make investing in frontier market countries significantly riskier than investing in other countries.

•	Equity Risk. Equity securities represent an ownership interest, or the right to acquire an ownership interest, in a company. Equity securities include but are not limited to common stock, shares or interests issued by private equity issuers or investment funds, preferred stock, securities convertible into common or preferred stock and warrants or rights to acquire common stock, including options. The value of an equity security may be based on the real or perceived success or failure of the particular company’s business, any income paid to stockholders in the form of a dividend, the value of the company’s assets, general market conditions, or investor sentiment generally. Equity securities may have greater price volatility than other types of investments. These risks are generally magnified in the case of equity investments in distressed companies.

Special Purpose Acquisition Companies Risk – The Fund may invest in special purpose acquisition companies (“SPACs”) or similar special purpose entities. SPACs are collective investment structures that pool funds in order to seek potential acquisition opportunities. SPACs and similar entities may be blank check companies with no operating history or ongoing business other than to seek a potential acquisition. Because SPACs and similar entities have no operating history or ongoing business other than seeking acquisitions, the value of their securities is particularly dependent on the ability of the entity’s management to identify and complete a profitable acquisition. Some SPACs may pursue acquisitions only within certain industries or regions, which may increase the volatility of their securities’ prices. In addition, these securities, which are typically traded in the OTC market, may be considered illiquid and/or be subject to restrictions on resale.

•	Large Shareholder Transaction Risk. The Fund may experience adverse effects when certain large shareholders purchase or request repurchases of large amounts of shares of the Fund. To the extent the Fund obtains repurchase proceeds by disposing of its interest in certain Investment Funds, the Fund will thereafter hold a larger proportion of its assets in the remaining Investment Funds, some of whose interests at times may be less liquid or illiquid. This could adversely affect the ability of the Fund to fund subsequent repurchase requests of shareholders or to conduct future repurchases at all. In addition, after giving effect to such dispositions, the remaining Investment Funds may not reflect the Advisers’ ideal judgments as to the desired portfolio composition of the Fund’s Investment Funds, in that the Fund’s performance may be tied to the performance of fewer Investment Funds and/or may not reflect the Advisers’ judgment as to the Fund’s optimal exposure to particular asset classes or investment strategies. These consequences may be particularly applicable if the Fund received requests to repurchase substantial amounts of Shares, and may have a material adverse effect on the Fund’s ability to achieve its investment objective and the value of the Shares. In addition, substantial repurchases of Shares could result in a sizeable decrease in the Fund’s net assets, resulting in an increase in the Fund’s total annual operating expense ratio.

•	Special Tax Risks. Special tax risks are associated with an investment in the Fund. The Fund intends to satisfy the requirements each taxable year necessary to qualify as a “regulated investment company” or “RIC” under Subchapter M of the Code. As such, the Fund must satisfy, among other requirements, certain ongoing asset diversification, source-of-income and annual distribution requirements. Each of these ongoing requirements for qualification for the favorable tax treatment available to RICs requires that the Fund obtain information from the Investment Funds in which the Fund is invested.

Some of the income that the Fund may earn directly or through an Investment Interest, such as income recognized from an equity investment in an operating partnership, may not satisfy the gross income test. To manage the risk that such income might jeopardize the Fund’s tax status as a RIC resulting from a failure to satisfy the gross income test, one or more subsidiary entities treated as U.S. corporations for U.S. federal income tax purposes may be employed to earn such income and (if applicable) hold the related investment. Such subsidiary entities generally will be required to incur entity-level income taxes on their earnings, which ultimately will reduce the return to shareholders.

If before the end of any quarter of its taxable year, the Fund believes that it may fail any of the asset diversification requirements, the Fund may seek to take certain actions to avert such a failure. However, certain actions typically taken by RICs to avert such a failure (e.g., the disposition of assets causing the diversification discrepancy) may be difficult for the Fund to pursue because the Fund may redeem its interest in an Investment Fund only at certain times specified by the governing documents of each respective Investment Fund. While the Code ordinarily affords the Fund a 30-day period after the end of the relevant quarter in which to cure a diversification failure by disposing of non-diversified assets, the constraints on the Fund’s ability to effect a redemption from an Investment Fund referred to above may limit utilization of this cure period.

If the Fund fails to satisfy the asset diversification or other RIC requirements, it may lose its status as a RIC under the Code. In that case, all of its taxable income would be subject to U.S. federal income tax at regular corporate rates without any deduction for distributions to shareholders. In addition, all distributions (including distributions of net capital gain) to shareholders would be characterized as dividend income to the extent of the Fund’s current and accumulated earnings and profits. Accordingly, disqualification as a RIC would have a material adverse effect on the value of the Fund’s Shares and the amount of the Fund’s distributions.

•	Additional Tax Considerations; Distributions to Shareholders and Potential Fund-Level Tax Liabilities. The Fund expects to distribute substantially all of its net ordinary income and net capital gains to shareholders. These distributions are respectively characterized as ordinary dividend income or long-term capital gain when distributed as dividends for U.S. federal income tax purposes to shareholders. The Fund will inform shareholders of the amount and character of its distributions to shareholders. See “Tax Matters” below for more information. If the Fund distributes (or is deemed to have distributed) in respect of any calendar year less than an amount at least equal to the sum of 98% of its calendar year ordinary income (taking into account certain deferrals and elections), 98.2% of its capital gain net income (determined on the basis of a one-year period ended on October 31 of such calendar year, and adjusted for certain ordinary losses), plus any such amounts that were not distributed in previous calendar years, then the Fund will generally be subject to a nondeductible 4% excise tax with respect to the Fund’s undistributed amounts. The Fund will not be subject to this excise tax on any amount which the Fund incurred an entity-level U.S. federal income tax.

In addition, the Fund may invest in Investment Funds located outside of the U.S. or other non-U.S. portfolio company or entities which may be considered passive foreign investment companies (“PFICs”) or controlled foreign corporations (“CFCs”) for U.S. federal income tax purposes. As a result, the Fund may, in a particular taxable year, be required to make ordinary income distributions in excess of the net economic income from such investments with respect to such taxable year. Furthermore, income or gain from such Investment Funds or other entities may be subject to non-U.S. withholding or other taxes. Any such withholding or other taxes would reduce the return on the Fund’s investment in such Investment Funds and thus on the shareholders’ investment in the Fund. See “Tax Matters.”

•	Operational Risks Associated with Cybersecurity. The Fund and its service providers’ use of internet, technology and information systems may expose the Fund to potential risks linked to cybersecurity breaches of those technological or information systems. Cybersecurity breaches, amongst other things, could allow an unauthorized party to gain access to proprietary information, customer data, or fund assets, or cause the Fund and/or its service providers to suffer data corruption or lose operational functionality. For instance, cybersecurity breaches may interfere with the processing of shareholder transactions, impact the Fund’s ability to calculate its NAV, cause the release of private shareholder information or confidential business information, impede trading, subject the Fund to regulator fines or financial losses and/or cause reputational damage

•	Other Investment Companies Risk. Investments in securities of other investment companies are generally subject to limitations prescribed by the Investment Company Act of 1940, as amended (the “1940 Act”) and its rules, and applicable SEC staff interpretations or applicable exemptive relief granted by the SEC. Such investments subject the Fund to the risks that apply to the other investment company, including market and selection risk, and may increase the Fund’s expenses to the extent the Fund pays fees, including investment advisory and administrative fees, charged by the other investment company. The success of the Fund’s investment in these securities is directly related, in part, to the ability of the other investment companies to meet their investment objective.

A business development company ("BDC"), which is a type of closed-end fund, typically invests in small and medium-sized U.S. companies. A BDC’s portfolio is subject to the risks inherent in investing in smaller companies, including that portfolio companies may be dependent on a small number of products or services and may be more adversely affected by poor economic or market conditions. Some BDCs invest substantially, or even exclusively, in one sector or industry group and therefore the BDC may be susceptible to adverse conditions and economic or regulatory occurrences affecting the sector or industry group, which tends to increase volatility and result in higher risk. The Small Business Credit Availability Act permits BDCs to adopt a lower asset coverage ratio, thereby enhancing their ability to use leverage. Investments in BDCs that use greater leverage may be subject to heightened risks.

The Fund will indirectly bear a pro rata share of fees and expenses incurred by any investment companies in which the Fund is invested. The Fund’s pro rata portion of the cumulative expenses charged by the investment companies is calculated as a percentage of the Fund’s average net assets. The pro rata portion of the cumulative expenses may be higher or lower depending on the allocation of the Fund’s assets among the investment companies and the actual expenses of the investment companies. Business development company expenses are similar to the expenses paid by any operating company held by the Fund. They are not direct costs paid by Fund shareholders and are not used to calculate the Fund’s net asset value. They have no impact on the costs associated with Fund operations.

•	Regulatory and Legal Risks. U.S. and non-U.S. government agencies and other regulators regularly adopt new regulations and legislatures enact new statutes that affect the investments held by the Fund, the strategies used by the Fund or the level of regulation or taxation that applies to the Fund. These statutes and regulations may impact the investment strategies, performance, costs and operations of the Fund or the taxation of its shareholders.

LIMITS OF RISK DISCLOSURES

The above discussions of the various risks associated with the Fund and the Shares are not, and are not intended to be, a complete enumeration or explanation of the risks involved in an investment in the Fund. Prospective investors should read this entire Prospectus and consult with their own advisors before deciding whether to invest in the Fund. In addition, as the Fund’s investment program changes or develops over time, an investment in the Fund may be subject to risk factors not described in this Prospectus.

MANAGEMENT OF THE FUND

Trustees

Pursuant to the Declaration of Trust (“Declaration of Trust”) and By-Laws (“By-Laws”), the Fund’s business and affairs are managed under the direction of the Board, which has overall responsibility for monitoring and overseeing the Fund’s management and operations. The Board currently consists of nine Trustees, eight of whom are considered Independent Trustees. The Trustees are subject to removal or replacement in accordance with Delaware law and the Declaration of Trust. The Trustees who currently comprise the Board were elected by the Fund’s sole initial shareholder. The Statement of Additional Information provides additional information about the Trustees.

Hartford Funds Management Company, LLC serves as the Fund’s investment adviser pursuant to the terms of the Investment Management Agreement and subject to the oversight of, and any policies established by, the Board. Pursuant to the Investment Management Agreement, the Adviser is responsible for the management of the Fund and supervises the activities of the investment sub-advisers. Schroder Investment Management North America Inc. and Schroders Capital Management (US) Inc. serve as the Fund’s sub-adviser and sub-sub-adviser, respectively. SIMNA and Schroders Capital perform the daily investment of the assets for the Fund.

The Board, including a majority of the Independent Trustees, oversees and monitors the Fund’s investment performance as well as the activities of the Adviser and Sub-Advisers. After an initial two-year term, the Board will review on an annual basis the Investment Management Agreement, the Sub-Advisory Agreement and the Sub-Sub-Advisory Agreement to determine, among other things, whether the fees payable thereunder are reasonable in light of the services provided.

Investment Personnel

The personnel of the Sub-Advisers who have primary responsibility for management of the Fund are the members of the Sub-Advisers’ global Investment Committee. The Sub-Advisers have also assigned two senior private equity investment professionals as portfolio managers to manage the Fund. Each investment recommendation brought forward by the Fund’s investment team must be approved unanimously by the global Investment Committee. Specific investment decisions take into account the merits of the specific investment opportunity, as well as portfolio allocation and risk management considerations. The Investment Committee is composed of:

Rainer Ender. Global Head of Private Equity, Schroders Capital

Rainer Ender is the Global Head of Private Equity at Schroders Capital and a member of the Private Equity Investment Committee. He is also active on the advisory boards of several fund managers. Before joining Schroders in 2001, Mr. Ender was an underwriter for alternative risk transfer at Zurich Reinsurance Company. From 1997 to 2000, he was a manager in the Financial Risk Management Practice at Arthur Andersen. In addition, Mr. Ender served for several years on the Board of DTS, a regulated derivatives trader in Switzerland. He is also a CFA® charterholder.

Nils Rode. Chief Investment Officer, Schroders Capital

Nils Rode is the Chief Investment Officer of Schroders Capital. He is a member of Schroders Capital's Management Committee and a member of the Investment Committee. Before joining Schroders in 2005, Mr. Rode was a Vice President with private equity backed SkyOnline, a US-based IT and telecommunications company, where he worked in the areas of finance and strategy from 2003 to 2005. From 1995 to 2002, Mr. Rode was a management consultant with McKinsey & Company in Germany, where he was the lead manager for several strategic, organizational and operational improvement programs for private and publicly listed companies in the technology and financial services sector.

Lee Gardella. Head of Private Equity, North America, Schroders Capital

Lee Gardella is the head of Private Equity North America and leads the Schroders Capital’s Investment Risk and Monitoring efforts and is a member of the Investment Committee. Before joining Schroders Capital in 2007, Mr. Gardella was a Managing Director leading the Private Markets Group for CTC Consulting, the family office investment advisory subsidiary of US Trust Company in Stamford, Connecticut. From 1997 to 2005 he worked for the US Trust Company in the private equity and Alternative Investment Divisions making private equity direct and fund investments and leading the development of private equity, real estate and hedge fund investment products. Prior to that, Mr. Gardella was an Associate at the Edison Venture Fund and Wilshire Associates and a Treasury Analyst at National Steel Corporation. He is also a CFA® charterholder.

Tim Creed. Head of Private Equity Investments, Schroders Capital

Tim Creed is the Head of Private Equity Investments at Schroders Capital. He is a member of Schroders Capital Private Equity Management Committee and a member of the Private Equity Investment Committee. He is also on the advisory board of several leading European buyout and turnaround fund managers. Prior to joining Schroders in 2004, Mr. Creed worked as a Project Manager at Aon in London, UK, having previously spent five years at Accenture in Strategy Consulting and Operations Consulting, where he worked mostly with financial services companies across Europe. Tim started his career as a Research Chemist at Astra Zeneca, also in the UK. From 2002 to 2007, Mr. Creed held a part-time position as an Executive Public member of Network Rail in the UK.

The senior private equity professionals assigned to lead the Fund (previously defined as “portfolio managers”) are:

Ethan Vogelhut. Head of Buyout Investments Americas, Schroders Capital

Ethan is the Head of Buyout Investments Americas and leads Schroders Capital's US buyout and turnaround investment activities across primary funds, secondaries, and co-investments. Before joining Schroders Capital in 2010, Mr. Vogelhut worked on the restructuring of Vertis Communications, a private equity portfolio company of Avenue Capital. From 2008 to 2009, he was an associate at Linley Capital, a New York-based private equity firm focused on middle market buyouts. Mr. Vogelhut was also a manager of finance at Viacom, Inc. from 2004 to 2006. He completed the investment banking analyst program at Bank of America Securities in New York from 2001 to 2003 where he provided financial and advisory services to companies and financial sponsors in the retail and consumer industries.

Benjamin Alt. Head of Global Private Equity Portfolios, Head of Private Equity Consumer Investments, Schroders Capital

Benjamin Alt is head of Global Private Equity Portfolios and also heads the Private Equity Consumer Investments team. Prior to taking on his current role, Mr. Alt covered Schroders Capital private equity investment activity in Europe, as well as in the US while in secondment in New York. Before joining Schroders Capital in 2008, Mr. Alt worked in the Investment Banking division of Sal. Oppenheim in Frankfurt and Cologne, Germany.

Control Persons

A control person generally is a person who beneficially owns more than 25% of the voting securities of a company or has the power to exercise control over the management or policies of such company. As of the date of this Prospectus, Hartford Funds Management Company, LLC, one of its affiliates or Schroders may be deemed to be control persons of the Fund due to their beneficial ownership of more than 25% of the Fund’s outstanding Shares.

Administrator and Transfer Agent

Hartford Funds Management Company, LLC, located at 690 Lee Road, Wayne, Pennsylvania 19087, provides the Fund with administrative services pursuant to the terms of the Investment Management Agreement. HFMC also provides the Fund with accounting services pursuant to the fund accounting agreement by and between the Fund and HFMC. HFMC has delegated certain accounting and administrative service functions to State Street Bank and Trust Company. In consideration of services rendered and expenses assumed pursuant to the fund accounting agreement, the Fund pays HFMC a fee. HFMC is entitled to receive the following fee with respect to the Fund: the fund accounting fee for the Fund shall equal the sum of (i) the sub-accounting fee payable by HFMC with respect to the Fund; (ii) the fee payable for tax preparation services for the Fund; and (iii) the amount of expenses that HFMC allocates for providing the fund accounting services to the Fund; plus a target profit margin.

Hartford Administrative Services Company (“HASCO”), located at 690 Lee Road, Wayne, Pennsylvania 19087, is the transfer agent for the Fund. As transfer agent, HASCO, among other things, receives and processes purchase and repurchase orders, effects transfers of Shares, prepares and transmits payments for dividends and distributions, maintains records of account, and provides oversight of service providers and financial intermediaries providing sub-transfer agency, sub-accounting, and similar shareholder services on behalf of Fund shareholders. An Amended and Restated Transfer Agency and Service Agreement provides the terms pursuant to which HASCO provides such services to the Fund and the terms pursuant to which the Fund pays compensation to HASCO for providing such services. Pursuant to a sub-transfer agency agreement between HASCO and UMB Fund Services, Inc. ("UMBFS"), HASCO has delegated certain transfer agent, dividend disbursing agent and shareholder servicing agent functions to UMBFS. UMBFS is located at 235 W. Galena Street, Milwaukee, Wisconsin 53212. In addition to UMBFS, HASCO may also designate other service providers as sub-agent to perform or provide shareholder services for the Fund, provided that such sub-agents do not provide distribution services for the Fund.

Custodian

State Street Bank and Trust Company, located at One Congress Street, Suite 1, Boston, Massachusetts 02114-2016, serves as custodian for the Fund.

FUND EXPENSES

The Adviser bears all of its own costs incurred in providing investment advisory services to the Fund. As described below, however, the Fund bears all other expenses incurred in the business and operation of the Fund, including amounts that the Fund pays HFMC and its affiliates, including HASCO, or to any other service provider affiliated with the Fund for certain services that HFMC and /or its affiliates or such other affiliates provide or arrange to be provided to the Fund.

Expenses borne directly by the Fund include:

•	all expenses related to its investment program, including, but not limited to, expenses borne indirectly through the Fund’s investments in the underlying Investment Funds, including any fees and expenses charged by the Investment Managers of the Investment Funds (including management fees, performance or incentive fees and redemption or withdrawal fees, however titled or structured), all costs and expenses directly related to portfolio transactions and positions for the Fund’s account such as direct and indirect expenses associated with the Fund’s investments, including its investments in Investment Funds (whether or not consummated), and enforcing the Fund’s rights in respect of such investments, transfer taxes and premiums, taxes withheld on non-U.S. dividends, fees for data and software providers, research expenses, professional fees (including, without limitation, the fees and expenses of consultants, attorneys and experts) and, if applicable, brokerage commissions, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold but not yet purchased and margin fees;

•	any non-investment related interest expense;

•	the cost of calculating the NAV of Shares, including the cost of any third-party pricing or valuation services;

•	the cost of effecting sales, tender offers and repurchases of Shares;

•	the Management Fee;

•	professional fees relating to investments, including expenses of consultants, investment bankers, attorneys, accountants and other experts;

•	fees and expenses relating to software tools, programs or other technology (including risk management software, fees to risk management services providers, third-party software licensing, implementation, data management and recovery services and custom development costs);

•	research and market data (including news and quotation equipment and services, and any computer hardware and connectivity hardware (e.g., telephone and fiber optic lines) incorporated into the cost of obtaining such research and market data);

•	all costs and charges for equipment or services used in communicating information regarding the Fund’s transactions among the Adviser and any custodian or other agent engaged by the Fund;

•	transfer agent and custodial fees;

•	fees and expenses associated with marketing efforts, including any distribution and service (12b-1) type fees;

•	federal and any state registration or notification fees;

•	federal, state and local taxes;

•	fees and expenses of Trustees not also serving in an executive officer capacity for the Fund or the Adviser (except that the Adviser will bear the cost of any special Board meetings or any shareholder meetings convened for the primary benefit of the Adviser);

•	its proportionate share of the Fund’s chief compliance officer’s compensation;

•	the costs of preparing, printing and mailing reports and other communications, including tender offer correspondence or similar materials, to shareholders (except that the Adviser bears the cost of printing and distributing extra copies of the Fund’s prospectus, statement of additional information, and sales and advertising materials to prospective investors (but not to existing shareholders));

•	fidelity bond, Trustees and officers errors and omissions liability insurance and other insurance premiums;

•	direct costs such as printing, mailing, long distance telephone and staff;

•	legal expenses (including those expenses associated with preparing the Fund’s public filings, attending and preparing for Board meetings, as applicable, and generally serving as counsel to the Fund);

•	external accounting expenses (including fees and disbursements and expenses related to the annual audit of the Fund and the preparation of the Fund’s tax information);

•	any costs and expenses associated with or related to due diligence performed with respect to the Fund’s offering of its Shares, including but not limited to, costs associated with or related to due diligence activities performed by, on behalf of, or for the benefit of broker-dealers, registered investment advisors, and third-party due diligence providers;

•	costs associated with reporting and compliance obligations under the 1940 Act and applicable federal and state securities laws, including compliance with The Sarbanes-Oxley Act of 2002; and

•	any expenses incurred outside of the ordinary course of business, including, without limitation, costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or similar proceeding and indemnification expenses as provided for in the Fund’s organizational documents.

Certain expenses of the Fund attributable to a particular share class (“Class Expenses”) will be allocated to the share class to which they are attributable. Class Expenses are limited to: (i) Distribution and Service Fees, as applicable; (ii) recordkeeping, custody and transfer agency and sub-transfer agency fees and expenses; (iii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific class; (iv) the expense of administrative personnel and services to support the shareholders of a specific class; (v) litigation or other legal expenses relating solely to one class; and (vi) Trustees’ fees incurred as a result of issues relating to one class. Certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it will be charged to the Fund. Any additional Class Expenses not specifically identified above that are subsequently identified and determined to be properly allocated to one series of Shares shall not be so allocated until approved by the Board of Trustees in light of the requirements of the 1940 Act and the Code.

The Adviser will be reimbursed by the Fund for any of the above expenses that it pays on behalf of the Fund, except as otherwise provided above.

Investment Funds bear various expenses in connection with their operations similar to those incurred by the Fund.

Investment Managers generally assess asset-based fees to, and receive incentive-based fees from, the Investment Funds (or their investors), which effectively will reduce the investment returns of the Investment Funds. These expenses and fees will be in addition to those incurred by the Fund itself. As an investor in the Investment Funds, the Fund will bear its proportionate share of the expenses and fees of the Investment Funds and will also be subject to incentive fees to the Investment Managers.

Expense Limitation Arrangement

The Adviser has contractually agreed to reimburse expenses to limit total net operating expenses (excluding management fees, Rule 12b-1 distribution and service fees, sub-transfer agency fees payable by Hartford Administrative Services Company (“HASCO”) to the extent that such sub-transfer agency fees are a component of the transfer agency fee payable by the Fund to HASCO, acquired fund fees and expenses, interest expenses, and certain extraordinary expenses to no more than 0.75% of the Fund’s average monthly net assets.  This contractual arrangement will remain in effect at least until September 30, 2024 unless the Fund’s Board of Trustees approves its earlier termination. The expense limitation agreement excludes certain expenses and consequently, the total annual fund operating expenses after expense reimbursement may be higher than the amounts provided under the expense limitation arrangement.

Organization and Offering Costs

Organizational costs include, among other things, the cost of organizing as a Delaware statutory trust, including the cost of legal services and other fees pertaining to the Fund’s organization. These costs are paid by the Adviser on behalf of the Fund.

The Fund’s initial offering costs include, among other things, legal, accounting, printing and other expenses pertaining to this offering. These costs are paid by the Adviser on behalf of the Fund.

MANAGEMENT FEE

Pursuant to the Investment Management Agreement, and in consideration of the advisory services provided by the Adviser to the Fund, the Adviser is entitled to a Management Fee. The Management Fee is paid monthly in arrears at the annual rate of 1.50% of the average month end value of the Fund’s net assets (a portion of which will be waived for the first twelve months following the Fund’s commencement of operations). The Adviser, not the Fund, pays the sub-advisory fees to SIMNA at the annual rate of 1.00% of the average month end value of the Fund’s net assets (a portion of which will be waived for the first twelve months following the Fund’s commencement of operations). SIMNA, not the Fund or the Adviser, pays the sub-sub-advisory fees to Schroders Capital. The sub-sub-advisory fee paid by SIMNA to Schroders Capital is determined at the end of each month based on the internal Schroders Group Transfer Pricing Policy then in effect.

Approval of the Investment Management Agreement and Sub-Advisory Agreements

A discussion regarding the basis for the Board’s approval of the Investment Management Agreement, the Sub-Advisory Agreement and the Sub-Sub-Advisory Agreement will be available in the Fund’s annual report on Form N-CSR for the period ending March 31, 2024, which will be publicly filed with the SEC.

DETERMINATION OF NET ASSET VALUE

The price you pay for your Shares is based on the Fund’s NAV. The NAV per share is determined for each class of the Fund’s shares as of the close of business on the last business day of each calendar month, each date that a Share is offered, as of the date of any distribution and at such other times as the Board shall determine (each, a “Determination Date”). The Fund is closed for business and does not price its shares on the following business holidays: New Year’s Day, Martin Luther King Day, Presidents’ Day, Good Friday, Memorial Day, Juneteenth National Independence Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and other holidays observed by the New York Stock Exchange (the “Exchange”). If the Exchange is closed due to weather or other extraordinary circumstances on a day it would typically be open for business, the Fund may treat such day as a typical business day and accept purchase and repurchase requests and calculate the Fund’s NAV in accordance with applicable law. In determining its net asset value, the Fund will value its investments as of the relevant Determination Date. The net asset value for each class of shares is determined by dividing the value of the Fund’s net assets attributable to a class of shares by the number of shares outstanding for that class. Information that becomes known to the Fund after the NAV has been calculated on a particular day will not generally be used to retroactively adjust the NAV determined earlier that day.

The Fund’s maximum offering price per Class A Shares is determined by adding the applicable maximum sales charge to the net asset value per share. Class I and Class SDR Shares are offered at net asset value without the imposition of an initial sales charge.

With respect to the Fund’s portfolio securities that do not have readily available or reliable market quotations and with respect to the Fund’s portfolio assets that are not securities, the Fund’s Board of Trustees has designated the Adviser as its valuation designee (the “Valuation Designee”) to determine the fair valuation of such portfolio assets pursuant to Rule 2a-5 under the 1940 Act. The Valuation Designee determines the fair value of the security or other instrument under policies and procedures established by and under the supervision of the Board of Trustees of the Fund (“Valuation Procedures”). The Valuation Designee has delegated the day-to-day responsibility for implementing the Valuation Procedures to the Valuation Committee. The Valuation Committee will consider all available relevant factors in determining an investment’s fair value. The Valuation Designee reports fair value matters to the Audit Committee of the Fund’s Board of Trustees.

For purposes of calculating the NAV, the Fund will value its investments in Investment Funds and direct private equity investments at fair value as determined in good faith under the Valuation Procedures. The fair value of such investments as of each Determination Date ordinarily will be the capital account value of the Fund’s interest in such investments as provided by the relevant Investment Manager as of or prior to the relevant Determination Date; provided that such values will be adjusted for any other relevant information available at the time the Fund values its portfolio, including capital activity and material events occurring between the reference dates of the Investment Manager’s valuations and the relevant Determination Date.

A meaningful input in the Fund’s Valuation Procedures will be the valuations provided by the Investment Managers of the Investment Funds. Generally, each Investment Manager will value its investments at their market price if market quotations are readily available. In the absence of observable market prices, the Investment Manager values its investments using valuation methodologies applied on a consistent basis. For some investments little market activity may exist. Each Investment Manager’s determination of fair value is then based on the best information available in the circumstances and may incorporate management’s own assumptions and involves a significant degree of judgment, taking into consideration a combination of internal and external factors, including the appropriate risk adjustments for nonperformance and liquidity risks. Investments for which market prices are not observable include private investments in the equity of operating companies, real estate properties or certain debt positions.

The actual realized returns on unrealized investments will depend on, among other factors, future operating results, the value of the assets and market conditions at the time of disposition, any related transaction costs and the timing and manner of sale, all of which may differ from the assumptions on which the Investment Manager’s valuations are based. Neither the Fund nor the Advisers have oversight or control over the implementation of any Investment Manager’s valuation process.

In reviewing the valuations provided by Investment Managers, the Valuation Procedures require the consideration of all relevant information reasonably available at the time the Fund values its portfolio. The Advisers will consider such information, and may conclude in certain circumstances that the information provided by the Investment Manager does not represent the fair value of a particular Investment Fund or direct private equity investment. In accordance with the Valuation Procedures, the Advisers will consider whether it is appropriate, in light of all relevant circumstances, to value such interests based on the net asset value reported by the relevant Investment Manager, or whether to adjust such value to reflect a premium or discount to such net asset value. Any such decision will be made in good faith, and subject to the review and supervision of the Board.

For example, Investment Managers may value investments in portfolio companies and direct private equity investments at cost. The Valuation Procedures provide that, where cost is determined to best approximate the fair value of the particular security under consideration, the Advisers may approve such valuations. In other cases, the Advisers may be aware of sales of similar securities to third parties at materially different prices, or of other circumstances indicating that cost may not approximate fair value (which could include situations where there are no sales to third parties). In such cases, the Fund’s investment will be revalued in a manner that the Advisers, in accordance with the Valuation Procedures, determine in good faith best approximates fair value. The Board will be responsible for ensuring that the Valuation Procedures are fair to the Fund and consistent with applicable regulatory guidelines.

Notwithstanding the above, Investment Managers may adopt a variety of valuation bases and provide differing levels of information concerning Investment Funds and direct private equity investments, and there will generally be no liquid markets for such investments. Consequently, there are inherent difficulties in determining the fair value that cannot be eliminated. None of the Board or the Advisers will be able to confirm independently the accuracy of valuations provided by any Investment Managers (which are generally unaudited).

To the extent the Fund holds securities or other instruments that are not investments in Investment Funds or direct private equity investments, the Fund will generally value such assets as described below. Portfolio securities and other assets held in the Fund’s portfolio for which market quotations are readily available are valued at market value. Market value is generally determined on the basis of official close price or last reported trade price. If no trades were reported, market value is based on prices obtained from a quotation reporting system, established market makers (including evaluated prices), or independent pricing services. Pricing vendors may use matrix pricing or valuation models that utilize certain inputs and assumptions to derive values, including transaction data, credit quality information, general market conditions, news, and other factors and assumptions.

If market quotations are not readily available or are deemed unreliable, the Valuation Designee will fair value the security or other instrument in good faith under the Valuation Procedures. Market quotations are considered not readily available where there is an absence of current or reliable market-based data (e.g., trade information or broker quotes), including where events occur after the close of the relevant market, but prior to the NYSE Close that materially affect the values of the Fund’s portfolio holdings or assets. In addition, market quotations are considered not readily available when, due to extraordinary circumstances, the exchanges or markets on which the securities or other instruments trade, do not open for trading for the entire day and no other market quotations are available. Fair value pricing is subjective in nature and the use of fair value pricing by the Valuation Designee may cause the NAV of the Fund’s shares to differ significantly from the NAV that would have been calculated using market quotations at the close of the exchange on which a portfolio holding is primarily traded. There can be no assurance that the Fund could obtain the fair value assigned to an investment if the Fund were to sell the investment at approximately the time at which the Fund determines its NAV.

Prices of foreign equities that are principally traded on certain foreign markets will generally be adjusted monthly pursuant to a fair value pricing service in order to reflect an adjustment for the factors occurring after the close of certain foreign markets but before the NYSE Close. Securities and other instruments that are primarily traded on foreign markets may trade on days that are not business days of the Fund. The value of the foreign securities or other instruments in which the Fund invests may change on days when a shareholder will not be able to purchase or request the repurchase of shares of the Fund.

Fixed income investments (other than short-term obligations) held by the Fund are normally valued at prices supplied by independent pricing services in accordance with the Valuation Procedures. Short term investments maturing in 60 days or less are generally valued at amortized cost.

Exchange-traded derivatives, such as options, futures and options on futures, are valued at the last sale price determined by the exchange where such instruments principally trade as of the close of such exchange (“Exchange Close”). If a last sale price is not available, the value will be the mean of the most recently quoted bid and ask prices as of the Exchange Close. If a mean of the bid and ask prices cannot be calculated for the day, the value will be the most recently quoted bid price as of the Exchange Close. Over-the-counter derivatives are normally valued based on prices supplied by independent pricing services in accordance with the Valuation Procedures.

Investments valued in currencies other than U.S. dollars are converted to U.S. dollars using the prevailing spot currency exchange rates obtained from independent pricing services for calculation of the NAV. As a result, the NAV of the Fund’s shares may be affected by changes in the value of currencies in relation to the U.S. dollar. The value of securities or other instruments traded in markets outside the United States or denominated in currencies other than the U.S. dollar may be affected significantly on a day that the Exchange is closed and the market value may change on days when an investor is not able to purchase, or request the repurchase of shares of the Fund.

Foreign currency contracts represent agreements to exchange currencies on specific future dates at predetermined rates. Foreign currency contracts are valued using foreign currency exchange rates and forward rates as provided by an independent pricing service on the Determination Date.

Investments in investment companies that are not listed or traded on an exchange ("Non-Traded Funds"), if any, are valued at the respective NAV of each Non-Traded Fund on the Determination Date. Shares of investment companies listed and traded on an exchange are valued in the same manner as any exchange-listed equity security. Such Non-Traded Funds and listed investment companies may use fair value pricing as disclosed in their prospectuses.

Financial instruments for which prices are not available from an independent pricing service may be valued using market quotations obtained from one or more dealers that make markets in the respective financial instrument in accordance with the Valuation Procedures.

CONFLICTS OF INTEREST

The Fund’s executive officers and trustees, and the employees of the Adviser or the Sub-Advisers, serve or may serve as officers, trustees or principals of entities that operate in the same or a related line of business as the Fund, including other funds managed by the Adviser or the Sub-Advisers (“Other Managed Funds”). As a result, they may have obligations to investors in those entities, the fulfillment of which might not be in the best interests of the Fund or its shareholders. Moreover, notwithstanding the difference in principal investment objectives between the Fund and the Other Managed Funds, such other funds, including potential new pooled investment vehicles or managed accounts not yet established (whether managed or sponsored by affiliates or the Adviser or the Sub-Advisers), have, and may from time to time have, overlapping investment objectives with the Fund and, accordingly, invest in, whether principally or secondarily, asset classes similar to those targeted by the Fund. To the extent the Other Managed Funds have overlapping investment objectives, the scope of opportunities otherwise available to the Fund may be adversely affected and/or reduced. Additionally, certain employees of the Adviser or the Sub-Advisers and their management may face conflicts in their time management and commitments as well as in the allocation of investment opportunities to Other Managed Funds.

The results of the Fund’s investment activities may differ significantly from the results achieved by the Other Managed Funds. It is possible that one or more of such funds will achieve investment results that are substantially more or less favorable than the results achieved by the Fund. Moreover, it is possible that the Fund will sustain losses during periods in which one or more affiliates achieve significant profits on their trading for other accounts. The opposite result is also possible. The investment activities of one or more Adviser or Sub-Adviser affiliates for accounts under their management may also limit the investment opportunities for the Fund in certain markets.

The Adviser, the Sub-Advisers, their affiliates and clients may pursue or enforce rights with respect to an issuer in which the Fund has invested, and those activities may have an adverse effect on the Fund. As a result, prices, availability, liquidity and terms of the Fund’s investments may be negatively impacted by the activities of the Adviser, the Sub-Advisers and their affiliates or clients, and transactions for the Fund may be impaired or effected at prices or terms that may be less favorable than would otherwise have been the case.

Through Other Managed Funds, the Adviser and Sub-Advisers currently invest and plan to continue to invest third party capital in a wide variety of investment opportunities on a global basis. Investment opportunities that fall within common objectives or guidelines will generally be allocated among the Fund and Other Managed Funds on a basis that the Adviser and/or the Sub-Advisers determine to be “fair and reasonable” in their sole discretion, subject to (i) any applicable investment parameters, limitations and other contractual provisions of the Fund and Other Managed Funds, (ii) the Fund and Other Managed Funds having available capital with respect thereto, and (iii) legal, tax, accounting, regulatory and other considerations deemed relevant by the Adviser and/or the Sub-Advisers (including without limitation, Section 17 of the 1940 Act). As a result, in certain circumstances, a significant portion of the investment opportunities that would otherwise be available to the Fund may be allocated, in whole or in part, to Other Managed Funds. In addition, the manner in which the available capital of the Fund is determined may differ from, or subsequently change with respect to, Other Managed Funds.

The Fund, the Adviser and the Sub-Advisers have applied for exemptive relief from the SEC to permit the Fund and certain private funds advised by the Sub-Advisers or an affiliate to co-invest in certain Investment Funds and Co-Investment Opportunities. These co-investment transactions may give rise to conflicts of interest or perceived conflicts of interest among the Fund and participating funds.

The Adviser and/or the Sub-Advisers may structure an investment as a result of which one or more Other Managed Funds are offered the opportunity to participate in a separate tranche of an investment allocated to the Fund. In such circumstances, the Adviser and the Sub-Advisers would owe a fiduciary duty to the Fund and the Adviser and/or the Sub-Advisers would owe a fiduciary duty to such Other Managed Funds. As a result, the Adviser and/or Sub-Advisers may, in certain instances, face a conflict of interest in respect of the advice they give to, or the decisions made with regard to, the Fund and such Other Managed Fund (e.g., with respect to the terms of such investments, the enforcement of covenants, the terms of recapitalizations and the resolution of workouts or bankruptcies).

In addition, the Fund or its portfolio companies may engage entities that are affiliated with the Fund, the Adviser and/or the Sub-Advisers to provide services to the Fund in a manner consistent with the 1940 Act or the rules and SEC interpretations thereunder. Such engagements may inherently give rise to conflicts of interest or perceived conflicts of interest.

CHOOSING A SHARE CLASS

The Fund offers three classes of Shares: Class A, Class I and Class SDR. Each class of Shares is designed for specific types of investors and has its own fee structure, allowing you to choose the class that best meets your situation. The class that may be best for you depends on a number of factors, including the amount and the length of time that you expect to invest. Not all financial intermediaries make all classes of Shares available to their clients. Third parties making Fund Shares available to their clients determine which Share class(es) to make available.

Class A Shares are available through registered broker-dealers, banks, advisers and other financial institutions. Class A Shares of the Fund are purchased at net asset value, plus an initial sales charge and subject to 12b-1 fees. There is no initial sales charge on purchases of Class A Shares of $5 million or more. Class A Shares are intended for (i) all investors other than retirement plans who meet the investment minimum for Class A Shares, (ii) investors investing through omnibus accounts held by financial intermediaries that charge transaction fees and have entered into arrangements with the Fund’s distributor to offer Class A Shares and (iii) employer-sponsored retirement plans held directly at a broker-dealer (that is, outside of a retirement plan recordkeeping platform or third party administrator), subject to all applicable sales charges as described in this Prospectus. Class A Shares have a minimum initial investment requirement of $25,000 and subsequent investment minimum of $10,000 for all accounts.

Class I Shares are offered (i) through financial intermediaries who charge such clients a fee for advisory, investment, consulting or similar services; (ii) through financial intermediaries that have entered into an agreement with the Fund’s distributor to offer Class I Shares through a no-load network or platform; (iii) to institutional investors, which include but are not limited to: family offices and their clients; non-profit organizations, charitable trusts, foundations and endowments; and accounts registered to bank trust departments, trust companies, registered investment advisers and investment companies; and (iv) to current or retired officers, directors and employees (and their spouse (or legal equivalent recognized under state law) and any children under 21) of the Fund, The Hartford, the Sub-Advisers to the Fund, Hartford Administrative Services Company, and their affiliates. Class I Shares are not available to qualified employee benefit plans and other retirement savings plans. Class I Shares have a minimum investment requirement of $25,000 and subsequent investment minimum of $10,000 for all accounts.

Class SDR Shares are available for purchase by eligible institutional investors, including employer sponsored retirement plans, pension plans, endowments and foundations, and eligible high net worth investors. Class SDR Shares are also available for purchase by health savings plans and health savings accounts. Class SDR Shares are also available for purchase by current or retired officers, trustees and employees (and their spouses and dependents) of Schroders and its affiliates without minimum investment amounts. The minimum initial investment in the Fund for Class SDR Shares is $5,000,000 and there is no minimum subsequent investment. Investors generally may meet the minimum initial investment amount by aggregating multiple accounts with common beneficial or related ownership within the Fund or across Class SDR Shares of the Fund and other Hartford Funds. Notwithstanding the preceding, there is no minimum initial investment for the following types of plans or accounts held through plan level or omnibus accounts on the books of the Fund: 401(k) plans, 457 plans, employer-sponsored 403(b) plans, profit-sharing and money purchase pension plans, defined benefit plans, nonqualified deferred compensation plans, health savings plans and health savings accounts. With respect to Class SDR Shares, none of the Fund, the Distributor, or any affiliates of the Distributor pay any commission payments, account servicing fees, recordkeeping fees, 12b-1 fees, sub-transfer agent fees, administration fees or other asset-based or sales-based fees to any financial intermediary except for a legacy arrangement with an affiliate of SIMNA (Please see “Distribution Support Provided By SFA” for more information). In certain instances, the Adviser and/or its affiliates may make payments to financial intermediaries that are not based on assets or sales of any particular Fund or share class, or that are in connection with the maintenance of the Fund’s share classes within the financial intermediary’s platform. For more information, please see the section entitled “Payments to Financial Intermediaries and Other Entities” below and “Additional Compensation Payments to Financial Intermediaries” in the Statement of Additional Information.

The Fund may waive or lower investment minimums for investors who invest in the Fund through an asset-based fee program made available through a financial intermediary. If your investment is aggregated into an omnibus account established by an investment adviser, broker or other financial intermediary, the account minimums apply to the omnibus account, not to your individual investment. The financial intermediary may also impose minimum requirements that are different from those set forth in this Prospectus. If you choose to purchase or request repurchases of Shares directly from the Fund, you will not incur charges on repurchases. However, if you purchase or request repurchases of Shares through a broker-dealer or other financial intermediary, you may be charged a fee by that intermediary.

Information about sales charges, including applicable waivers, breakpoints and discounts to the sales charges, is fully disclosed in this Prospectus, which is available, free of charge, on the Fund’s website at www.hartfordfunds.com.

PLAN OF DISTRIBUTION

Hartford Funds Distributors, LLC, located at 690 Lee Road, Wayne, Pennsylvania 19087 (the “Distributor”), is the principal underwriter of Shares of the Fund. Shares may be purchased only through the Distributor. The Distributor acts as the distributor of Shares for the Fund on a best efforts basis, subject to various conditions, pursuant to the terms of its contract with the Fund. The Distributor is not obligated to sell any specific amount of Shares of the Fund. The Distributor will also act as agent for the Fund in connection with repurchases of Shares.

Shares of the Fund will be continuously offered through the Distributor, as the exclusive distributor. The Fund has authorized one or more intermediaries (e.g., brokers, investment advisers, etc. collectively “Intermediaries”) to receive orders on its behalf. Such Intermediaries are authorized to designate other Intermediaries to receive orders on the Fund’s behalf. The Fund will be deemed to have received an order when an authorized broker or, if applicable, a broker’s authorized designee, receives the order. The Shares are offered at NAV per share (plus any applicable sales charge) calculated as of the last business day of each month.

The Fund and the Distributor will have the sole right to accept orders to purchase Shares and reserve the right to reject any order in whole or in part.

Investors may be charged a fee if they effect transactions through a financial intermediary.

The Board of Trustees has approved the adoption by the Fund of a distribution plan (the “Plan”) pursuant to Rule 12b-1 under the 1940 Act for Class A Shares. Under the Plan, Class A Shares of the Fund bear distribution and/or service fees paid to the Distributor, some of which may be paid to select broker-dealers. Total compensation under the Plan may not exceed the maximum cap imposed by FINRA with respect to asset-based sales charges. Distribution fees paid to the Distributor may be spent on any activities or expenses primarily intended to result in the sale of the Fund’s Shares. Under the Plan, the Fund pays the Distributor the entire fee, regardless of the Distributor’s expenditures. Even if the Distributor’s actual expenditures exceed the fee payable to the Distributor at any given time, the Fund will not be obligated to pay more than that fee. If the Distributor’s actual expenditures are less than the fee payable to the Distributor at any given time, the Distributor may realize a profit from the arrangement. Pursuant to the Class A Plan, the Fund may pay the Distributor a fee of up to 0.70% of the average monthly net assets attributable to Class A Shares for distribution financing activities, and up to 0.25% may be used for shareholder account servicing activities. Over time, 12b-1 fees will increase the cost of your investment and may cost you more than paying other types of sales charges because these fees are paid out of the Fund’s assets on an on-going basis.

No market currently exists for the Fund’s Shares. The Fund’s Shares are not listed and the Fund does not currently intend to list its Shares for trading on any securities exchange, and the Fund does not anticipate that any secondary market will develop for its Shares. Neither the Adviser nor the Distributor intends to make a market in the Fund’s Shares.

The Distributor is not obligated to buy any of the Shares and does not intend to make a market in the Shares. The Fund has agreed to indemnify the Distributor and certain of the Distributor’s affiliates against certain liabilities, including certain liabilities arising under the Securities Act of 1933. To the extent consistent with applicable law, the Distributor has agreed to indemnify the Fund and each Trustee and former Trustee against certain liabilities under the Securities Act of 1933 and in connection with the services rendered to the Fund.

PAYMENTS TO FINANCIAL INTERMEDIARIES AND OTHER ENTITIES

The Adviser, Distributor and/or their affiliates and the Hartford Funds make a variety of payments to broker-dealers and financial institutions (“Financial Intermediaries”) that sell the shares of the Hartford Funds, and/or Financial Intermediaries and other intermediaries that provide services (“Servicing Intermediaries”) to the Hartford Funds. These payments may vary from one product to another. For this reason, (1) if your Financial Intermediary receives greater payments with respect to the Hartford Funds than it receives with respect to other products, it may be more inclined to sell you shares of a Hartford Fund rather than another product and/or (2) if your Servicing Intermediary (which may also be your Financial Intermediary) receives greater payments with respect to the Hartford Funds, such payments may create an incentive for the Servicing Intermediary to favor the Hartford Funds rather than other fund companies or investment products for which it may receive a lower payment. You may contact your Financial Intermediary or Servicing Intermediary if you want additional information regarding any Additional Payments or Servicing Payments it receives.

PAYMENTS MADE FROM FUND ASSETS

•	Commissions and Rule 12b-1 Payments. The Distributor and/or its affiliates pay sales commissions and Rule 12b-1 fees to Financial Intermediaries out of assets that the Distributor and/or its affiliates receive from the Hartford Funds. The Fund’s SAI includes information regarding these commission and Rule 12b-1 payments by share class.

•	Administrative Fees to Servicing Intermediaries. The Distributor and/or its affiliates make payments to Servicing Intermediaries that provide sub-accounting, administrative and/or shareholder processing services to the Hartford Funds

(“Administrative Fees”). Such payments may be made out of 12b-1, administrative and/or transfer agent fees that the Distributor and/or its affiliates receive from the Hartford Funds. Depending upon the particular share class and/or contractual arrangement with a Servicing Intermediary, these payments may be calculated based on average net assets of the Hartford Funds that are serviced by the Servicing Intermediary, or on a per account basis. The Fund’s SAI includes information regarding Fund expenses and distribution arrangements.

PAYMENTS MADE BY THE ADVISER AND/OR ITS AFFILIATES

As explained in more detail below under the sections entitled “Additional Payments to Financial Intermediaries” and “Servicing Payments to Servicing Intermediaries,” the Adviser and/or its affiliates make payments out of their own assets and not as an expense to or out of the assets of the Fund to (1) Financial Intermediaries to encourage the sale of Hartford Fund’s shares (“Additional Payments”) and/or (2) Servicing Intermediaries as additional compensation for sub-accounting, administrative and/or shareholder processing services (“Servicing Payments”).

•	Additional Payments to Financial Intermediaries. The amount of any Additional Payments made by the Adviser and/or its affiliates to a Financial Intermediary is generally based on one or more of the following criteria: (i) the average net assets of the Hartford Funds that are attributed to that Financial Intermediary; (ii) the amount of Hartford Funds shares sold through that Financial Intermediary; and (iii) the mix of equity and fixed income funds sold through or attributed to that Financial Intermediary. The annual amount of Additional Payments made to any one Financial Intermediary is normally not expected to exceed 0.13% of the average net assets of the Hartford Funds that are attributed to that Financial Intermediary. For the calendar year ended December 31, 2022, the Adviser and its affiliates incurred approximately $60.3 million in total Additional Payments to Financial Intermediaries.

Additional Payments to Financial Intermediaries, including those listed in the Fund’s SAI, may be used for various purposes and take various forms, including but not limited to:

(1) Payments for putting the Hartford Funds on a Financial Intermediary’s list of funds available for purchase by its customers;

(2) Payments for including the Hartford Funds within a group that receives special marketing focus or placing the Hartford Funds on a “preferred list”;

(3) “Due diligence” payments for a Financial Intermediary’s examination of Hartford Funds and payments for providing extra employee training and information relating to Hartford Funds;

(4) “Marketing support fees” for providing assistance in promoting the sale of Hartford Funds shares;

(5) Sponsorships of sales contests and promotions where participants receive prizes such as travel awards, merchandise, cash or recognition;

(6) Provision by a Financial Intermediary of sales-related data to the Adviser and/or its affiliates;

(7) Provision of educational programs, including information and related support materials;

(8) Provision of computer hardware and software; and

(9) Occasional meals and entertainment, tickets to sporting events, nominal gifts and travel and lodging (subject to applicable rules and regulations).

In certain instances, the Adviser and/or its affiliates may make payments to Financial Intermediaries that are not based on assets or sales of the Fund or share class (e.g., flat fee payments for platform participation, conference sponsorship, data packages, etc.), or that are in connection with the maintenance of the Fund’s share classes within the Financial Intermediary’s platform.

As of January 1, 2023, the Adviser and/or its affiliates have not paid or entered into ongoing contractual arrangements to pay Additional Payments to any Financial Intermediaries with respect to the Fund.

•	Servicing Payments to Servicing Intermediaries. The Adviser, HASCO and/or their affiliates pay Servicing Payments to Servicing Intermediaries. The amount of the Servicing Payments is generally based on average net assets of the Hartford Funds that are serviced by a Servicing Intermediary. With certain limited exceptions, the annual amount of Servicing Payments made to any specific Servicing Intermediary is not expected to exceed 0.25% of the average net assets of the Hartford Funds that are serviced by that Servicing Intermediary.

For the year ended December 31, 2022, the Adviser, HASCO and/or their affiliates incurred approximately $2.6 million in total Servicing Payments and these Servicing Payments did not exceed $0.9 million for any one Servicing Intermediary.

As of January 1, 2023, the Adviser, HASCO and/or their affiliates have not paid or entered into ongoing contractual arrangements to pay any Servicing Payments with respect to the Fund.

•	Distribution Support Provided By SFA. Schroder Fund Advisors LLC, a wholly owned subsidiary of SIMNA ("SFA"), has entered into an additional compensation arrangement with HFMC, the Fund’s investment adviser. Under this arrangement, SFA has entered into a selling agreement with Hartford Funds Distributors, LLC ("HFD") pursuant to which SFA is involved in the distribution of the shares of the Fund, and SFA and HFMC have entered into an additional compensation agreement, pursuant to which HFMC pays SFA an annual fee based on a percentage of the gross spread between the management fees and sub-advisory fees with respect to Class SDR Shares of the Fund.

SALES CHARGES – CLASS A SHARES

Purchase of Class A Shares

Class A Shares of the Fund are purchased at the public offering price. The public offering price is the next determined NAV per share plus a sales charge as shown in the table below. Certain persons may be entitled to purchase Class A Shares of the Fund without paying a sales charge. See “Waivers of Class A Sales Charge.” The table below also shows the portion of the sales charge that may be re-allowed to the broker-dealer or financial intermediary through whom you purchased your Class A Shares.

	Sales Charge as a % of:
Amount of Investment	Public Offering Price	Net Amount Invested	Dealer Reallowance As % of Public Offering Price
Le Less than $99,999	3.50%	3.63%	2.75%
$1 $100,000 – $249,999	2.50%	2.56%	2.00%
$2 $250,000 – $999,999	2.00%	2.04%	1.75%
$5 $1,000,000 – $4,999,999	1.00%	1.01%	0.75%
$1,$5,000,000 or more	0.00%	0.00%	0.00%

The following sections discuss ways to obtain discounts on purchases and waivers of sales charges on Class A Shares of the Fund.

The availability of sales charge waivers and discounts may depend on the particular financial intermediary or type of account through which you purchase or hold Fund Shares. The Fund’s sales charge waivers and discounts described in this Prospectus are available for Fund Share purchases made directly from the Fund (or the Distributor) and are generally available through financial intermediaries. Please contact your financial intermediary for information about which classes of Shares of the Fund they offer and to take advantage of the sales charge waivers and discounts described in this Prospectus.

Any “purchaser” (as defined below) may buy Class A Shares of the Fund at a reduced sales charge by aggregating the dollar amount of the new purchase and the total net amount invested of all Class A Shares of the Fund then held by the purchaser and applying the sales charge applicable to such aggregate. To obtain such discount, the purchaser must provide sufficient information at the time of purchase to permit verification that the purchase qualifies for the reduced sales charge. This sales charge reduction is subject to modification or discontinuance at any time with respect to all shares purchased thereafter. For purposes of determining the applicable sales charge discount, a “purchaser” includes an individual provided all such purchasers are accredited investors and provide the required documentation. This right to a sales charge reduction may be amended or terminated at any time as to subsequent purchases.

Shareholder’s Responsibility With Respect to Breakpoint Discounts

To obtain any of the Class A sales charge discounts set forth above, you must inform your financial intermediary of the existence of any eligible amounts in accounts held by the investor and/or a qualified spouse (or legal equivalent recognized under state law) at the time of purchase. You must inform your financial intermediary of all Shares of the Fund held (i) in your account(s) at the financial intermediary, (ii) in your account(s) by another financial intermediary, and (iii) in any other accounts held at any financial intermediary of which you are the beneficial owner. IF YOU FAIL TO INFORM YOUR FINANCIAL INTERMEDIARY OR THE FUND OF ALL ELIGIBLE HOLDINGS OR PLANNED PURCHASES, YOU MAY NOT RECEIVE A SALES CHARGE DISCOUNT TO WHICH YOU WOULD OTHERWISE BE ENTITLED. The Fund will require the names and account numbers of all accounts claimed in connection with a request for a sales charge discount. You may also be required to provide verification of holdings (such as account statements and/or copies of documents that reflect the original purchase cost of your holdings) that qualify you for a sales charge reduction. As such, it is very important that you retain all records that may be needed to substantiate an original purchase price of your holdings, as the Fund, the Transfer Agent, and financial intermediaries may not maintain this information.

Waivers of Class A Sales Charge

Class A Shares of the Fund may be purchased at NAV under the following circumstances, provided that you notify the Fund in advance that the trade qualifies for this privilege. The Fund reserves the right to modify or terminate these arrangements at any time. Additional information about the sales charge reductions or waivers can be obtained from the Fund’s transfer agent.

The Class A Shares front-end sales charge may be reduced or waived for the following individuals and institutions:

•	selling broker dealers and their employees and sales representatives (and their family members, as defined above); provided, however, that only those employees of such broker-dealers who, as a part of their usual duties, provide services related to transactions in Fund shares shall qualify,

•	financial representatives using Fund shares in fee-based investment products under a signed agreement with the Fund,

•	current or retired officers, directors and employees (and their family members, as defined above under the “Shareholder’s Responsibility With Respect to Breakpoint Discounts” section) of the Fund, The Hartford, the sub-advisers to Hartford Funds, Hartford Administrative Services Company, and their affiliates. Such individuals may also purchase Class I Shares at net asset value,

•	welfare benefit plans investing in Fund shares through group variable funding agreements issued by Hartford Life Insurance Company,

•	college savings programs that are qualified state tuition programs under Section 529 of the Internal Revenue Code,

•	investors purchasing through a financial intermediary that has entered into an agreement with the Distributor to offer shares to self-directed investment brokerage accounts that may or may not charge a transaction fee to customers, and

•	purchases by investors maintaining a brokerage account with a registered broker-dealer that has entered into an agreement with the distributor to offer Class A Shares through a load-waived network or platform, which may or may not charge transaction fees.

The availability of these sales load waivers may depend on the particular financial intermediary or type of account through which you purchase or hold Fund shares. Please contact your financial intermediary for more information on the intermediary’s policies and procedures applicable to such waivers. In addition, any intermediary specific sales load waivers are reproduced based on information provided by the financial intermediaries.

Dealer Commission

The Distributor may pay up to the entire amount of the sales commission to particular broker-dealers. These commission schedules may also apply to certain sales of Class A Shares made to investors that qualify under some of the categories listed under “Front-End Sales Charge Waivers for Class A Shares.” Commissions are based on cumulative investments over the life of the account with no adjustment for repurchases, transfers, or market declines.

Under certain circumstances, the Distributor may change the reallowance to dealers and may also compensate dealers out of its own assets. Dealers engaged in the sale of shares of the Fund may be deemed to be underwriters under the Securities Act of 1933. The Distributor retains the entire sales charge on any portion of a sales charge that is not re-allowed to a broker-dealer or financial intermediary.

HOW TO BUY SHARES

The Fund will accept initial and additional purchases of Class A Shares, Class I Shares or Class SDR Shares commencing on the first day of each calendar month. The investor must submit a completed Investor Application form five business days before the last business day of the month in which the purchase is being made (the “Purchase Date”). All purchases are subject to the receipt of immediately available funds three business days prior to the Purchase Date in the full amount of the purchase (to enable the Fund to invest the proceeds in Investment Funds as of the Purchase Date). An investor who misses one or both of these deadlines will have the effectiveness of its investment in the Fund delayed until the following month.

Despite having to meet the earlier application and funding deadlines described above, the Fund does not issue the Shares purchased (and an investor does not become a shareholder with respect to such Shares) until the Purchase Date, i.e., the first business day of the relevant calendar month. Consequently, purchase proceeds do not represent capital of the Fund, and do not become assets of the Fund, until such date.

Any amounts received in advance of the initial or subsequent purchases of Shares are placed in a non-interest-bearing account with the Transfer Agent (as defined herein) prior to their investment in the Fund, in accordance with Rule 15c2-4 under the 1934 Act. The Fund reserves the right to reject any purchase of Shares in its sole discretion (including, without limitation, when it has reason to believe that a purchase of Shares would be unlawful). Unless otherwise required by applicable law, any amount received in advance of a purchase ultimately rejected by the Fund will be returned to the prospective investor.

Initial and any additional purchases of Shares of the Fund by any shareholder must be made via wire transfer of funds. Payment for each initial or subsequent additional purchases of Shares must be made in one installment.

To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. What this means to you: When you open an account, we will ask your name, address, date of birth, and other information that will allow us to identify you. If we are unable to verify your identity, we reserve the right to restrict additional transactions and/or liquidate your account at the next calculated net asset value after your account is closed (less any applicable sales/account charges and/or tax penalties) or take any other action required by law. The Fund has implemented an anti-money laundering compliance program, which includes designation of an anti-money laundering compliance officer.

Eligible Investors

Each investor in the Fund will be required to certify to the Fund that the Shares are being acquired for the account of an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act. Investors who are “accredited investors” are referred to in this Prospectus as “Eligible Investors.” Existing shareholders who subscribe for additional Shares will be required to qualify as Eligible Investors at the time of each additional purchase. Qualifications that must be met in becoming a shareholder are set out in the application form that must be completed by each prospective investor. The Distributor and/or any Selling Agent may impose additional eligibility requirements for investors who purchase Shares through the Distributor or such Selling Agent.

The Distributor or any registered investment adviser (a “RIA”) who offers Class I Shares may impose additional eligibility requirements on investors who purchase Class I Shares from the Distributor through such RIA. See “Plan of Distribution.”

Shareholders who invest in the Fund through a financial intermediary should contact their intermediary regarding purchase procedures. All investors must complete and submit the necessary Investor Application in good order. The Fund reserves the right to reject any initial or additional investment and to suspend the offering of Shares. Purchase through a financial intermediary does not affect these eligibility requirements.

A purchase of Shares will be made at the NAV per share (plus any applicable sales charge) next determined following receipt of a purchase order in good order by the Fund, its authorized agent, its Distributor’s authorized agent, or authorized financial intermediary or the intermediary’s authorized designee if received at a time when the Fund is open to new investments. A purchase order is in “good order” if the request includes:

•	Name, date of birth, residential address, and social security number.

•	The Fund name, share class and account number.

•	The amount of the transaction (in dollars).

•	Signatures of all owners exactly as registered on the account (for mail requests).

•	Any supporting legal documentation that may be required.

•	Accredited Investor Certification.

The Fund reserves the right to cancel any purchase order it receives if the Fund believes that it is in the best interest of the Fund’s shareholders to do so.

Clients of investment advisory organizations may also be subject to investment advisory fees under their own arrangements with such organizations. Some Intermediaries may impose different or additional eligibility requirements. The Adviser has the discretion to further modify or waive their eligibility requirements.

Of critical importance, is the location of those authorized to transact on an account at the time the transaction request is placed with the Fund. In general, shareholders and authorized traders may only place trades with the Fund when physically in the U.S., a U.S. territory, stationed at a military base, or stationed at a U.S. Embassy. The location of the authorized caller may be obtained on a recorded phone call or in writing.

Investment Minimum

The minimum initial investment in Class A and Class I Shares of the Fund is $25,000, and the minimum subsequent investment in Class A and Class I Shares of the Fund is $10,000. The minimum initial investment in Class SDR Shares of the Fund is $5,000,000 and there is no minimum subsequent investment. The Adviser may, in its sole discretion, waive these minimums with respect to certain employees, officers or Trustees of the Fund, the Adviser, the Sub-Advisers or their affiliates who qualify as accredited investors. The Fund may waive or lower investment minimums for investors who invest in the Fund through an asset-based fee program made available through a financial intermediary. If your investment is aggregated into an omnibus account established by an investment adviser, broker or other financial intermediary, the account minimums apply to the omnibus account, not to your individual investment. The financial intermediary may also impose minimum requirements that are different from those set forth in this Prospectus. If you choose to purchase Shares from or effect repurchase requests directly with the Fund, you will not incur charges on such purchases and repurchases. However, if you purchase Shares or effect repurchase requests through a broker-dealer or other intermediary, you may be charged a fee by that intermediary.

Other Policies

No Share Certificates. The issuance of Shares is recorded electronically on the books of the Fund. You will receive a confirmation of, or account statement reflecting, each new transaction in your account, which will also show the total number of Shares of the Fund you own. You can rely on these statements in lieu of certificates. The Fund does not issue certificates representing Shares of the Fund.

Customer Identification Program

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. In some cases, Federal law also requires us to verify and record information that identifies the natural persons who control and beneficially own a legal entity that opens an account. When an investor opens an account, therefore, the Fund will request names, addresses, dates of birth and other information that will allow the Fund to identify the investor and certain other natural persons associated with the account. For some legal entity accounts, the investor will be asked to provide identifying information for one natural person that controls the entity, and for each natural person that beneficially owns 25% or more of the legal entity.

The Fund also required to obtain information that identifies each authorized signer for an account by requesting name, residential address, date of birth and social security number for each authorized signer.

Federal law prohibits the Fund and other financial institutions from opening a new account on behalf of a natural person unless they receive the minimum identifying information listed above. After an account is opened, the Fund may restrict your ability to purchase additional Shares until your identity is verified. The Fund may close your account or take other appropriate action if it is unable to verify your identity within a reasonable time. The Fund and its agents will not be responsible for any loss in an investor’s account resulting from the investor’s delay in providing all required identifying information or from closing an account and repurchasing an investor’s Shares when an investor’s identity is not verified.

In addition, the Fund may be required to “freeze” your account if there appears to be suspicious activity or if account information matches information on a government list of known terrorists or other suspicious persons.

Fund Closings

The Fund may close at any time to new investments and, during such closings, only the reinvestment of dividends by existing shareholders will be permitted. The Fund may re-open to new investments and subsequently close again to new investments at any time at the discretion of the Adviser. Any such opening and closing of the Fund will be disclosed to investors via a supplement to this Prospectus.

Liquidation or Reorganization

To the extent authorized by law, the Fund reserves the right to discontinue offering Shares at any time, to merge or reorganize itself or a class of Shares, or to cease operations and liquidate at any time. A liquidation may have adverse tax consequences to Shareholders. If the Fund were to liquidate, shareholders would receive a liquidating distribution in cash or in-kind equal to their proportionate interest in the Fund. A liquidating distribution would generally be a taxable event to shareholders, resulting in a gain or loss for tax purposes, depending upon a shareholder’s basis in his or her Shares of the Fund. A shareholder would not be entitled to any refund or reimbursement of expenses borne, directly or indirectly, by the shareholder (such as sales loads, account fees, or fund expenses), and a shareholder may receive an amount in liquidation less than his or her original investment.

REPURCHASES AND TRANSFERS OF SHARES

The Fund does not currently intend to list the Shares on a securities exchange and does not expect a secondary market to develop in the foreseeable future. Accordingly, shareholders should expect that they will be unable to sell their Shares for an indefinite time or at a desired price. No shareholder will have the right to require the Fund to repurchase or redeem such shareholder’s Shares or any portion thereof. Shareholders are not permitted to transfer their investment from the Fund to any other registered investment company. Because no public market exists for the Shares, and no such market is expected to develop in the foreseeable future, shareholders will not be able to liquidate their investment, other than as a result of repurchases of Shares by the Fund, as described below, or, in limited circumstances, as a result of transfers of Shares to other investors.

Repurchases of Shares

To provide a limited degree of liquidity to shareholders, the Fund may from time to time offer to repurchase Shares pursuant to written tenders by shareholders. Such repurchases are expected to be offered at the Fund’s net asset value per share as of March 31, June 30, September 30 and December 31 (each, a “Valuation Date”), as applicable. Each repurchase offer will generally commence approximately 75 days prior to the applicable Valuation Date and will remain open for a minimum of 20 business days following the commencement of the offer. It is also expected that the Adviser will recommend to the Board, subject to the Board’s discretion, that any such tender offer would be for an amount that is not more than 5% of the Fund’s net asset value. There can be no assurance that the Board will accept the Adviser’s recommendation.

The Fund will repurchase Shares from shareholders pursuant to written tenders on terms and conditions that the Board determines to be fair to the Fund and to all shareholders. When the Board determines that the Fund will repurchase Shares, notice will be provided to shareholders describing the terms of the offer, containing information shareholders should consider in deciding whether to participate in the repurchase opportunity and containing information on how to participate. Shareholders deciding whether to tender their Shares during the period that a repurchase offer is open may obtain the Fund’s then-current net asset value per share by contacting the Adviser during the period. If a repurchase offer is oversubscribed by shareholders who tender Shares, the Fund may repurchase a pro rata portion by value of the Shares tendered by each shareholder, extend the repurchase offer, or take any other action with respect to the repurchase offer permitted by applicable law

There is no minimum number of Shares that must be repurchased in any repurchase offer. In determining whether the Fund should offer to repurchase Shares from shareholders, the Board will consider the recommendation of the Adviser. In determining whether to accept a recommendation to conduct a repurchase offer at any such time, the Board of Trustees will consider the following factors, among others:

•	whether any shareholders have requested to tender Shares to the Fund;

•	the liquidity of the Fund’s assets (including fees and costs associated with redeeming or otherwise withdrawing from Investment Funds);

•	the investment plans and working capital and reserve requirements of the Fund;

•	the relative economies of scale of the tenders with respect to the size of the Fund;

•	the history of the Fund in repurchasing Shares;

•	the availability of information as to the value of the Fund’s Shares in underlying Investment Funds;

•	the existing conditions of the securities markets and the economy generally, as well as political, national or international developments or current affairs;

•	any anticipated tax consequences to the Fund of any proposed repurchases of Shares; and

•	the recommendations of the Adviser.

If a repurchase offer is conducted, it will generally follow the following timeline:

•	75 days prior to the end of a calendar quarter: the Fund issues a notice of a tender offer and the tender offer commences;

•	30/35 days prior to the end of a calendar quarter: a Shareholder must tender his/her/its Shares by this date (the “Notice Date”);

•	a Shareholder who has tendered his/her/its Shares can revoke the request to tender the Shares upon written notice to the Fund received by the Notice Date (“Expiration Date”); and

•	Last business day of each quarter – the date as of which the value of the tendered Shares that are accepted for repurchase shall be determined (“Valuation Date”).

If a repurchase offer is extended, the Expiration Date will be extended accordingly.

The determination of the value of Shares as of the Valuation Date is subject to adjustment based upon information received, including information from the Investment Managers of the Investment Funds, after the Valuation Date about the value of assets of the Fund as of the applicable Valuation Date.

The payment in respect of Shares accepted for repurchase (the “Payment”) is expected to be in an amount equal to 100% of the estimated value of the repurchased Shares, based on the value of the Shares as of the Valuation Date. The Payment will be made within 65 days after the Notice Date (the “Payment Date”).

The Fund reserves the right to withhold up to 5% of the estimated Payment until after the completion of the annual audit of the Fund’s financial statements, when it will be promptly paid. If this occurs, a Shareholder could wait as long as approximately 14 months to receive the second payment installment. However, the Fund does not currently intend to withhold any amount of the Payment beyond the Payment Date. See “Types of Investments and Related Risks — Valuations Subject to Adjustment.”

Any repurchase of Shares from a shareholder which were held for less than one year (on a first-in, first-out basis) will be subject to an “Early Repurchase Fee” equal to 2% of the net asset value of any Shares repurchased by the Fund that were held for less than one year. If an Early Repurchase Fee is charged to a shareholder, the amount of such fee will be retained by the Fund. An Early Repurchase Fee payable by an Investor may be waived by the Fund, in circumstances where the Board of Trustees determines that doing so is in the best interests of the Fund and in a manner as will not discriminate unfairly against any Investor.

Repurchases will be effective after receipt and acceptance by the Fund of eligible written tenders of Shares from shareholders by the applicable repurchase offer deadline. The Fund does not impose any charges in connection with repurchases of Shares.

Shares will be repurchased by the Fund after the Management Fee has been deducted from the Fund’s assets as of the end of the month in which the repurchase occurs — that is, the accrued Management Fee for the month in which Fund shares are to be repurchased is deducted prior to effecting the relevant repurchase of Fund shares.

In light of liquidity constraints associated with the Fund’s investments in Investment Funds and the fact that the Fund may have to effect redemptions from Investment Funds in order to pay for Shares being repurchased, the Fund expects to employ the following repurchase procedures:

•	Each repurchase offer will generally commence approximately 75 days prior to the applicable Valuation Date and will remain open for a minimum of 20 business days following the commencement of the offer. A shareholder choosing to tender Shares for repurchase must do so by the Notice Date, which generally will be 30-35 days before the Valuation Date. Shares will be valued as of the Valuation Date, which is generally expected to be March 31, June 30, September 30 or December 31. Tenders will be revocable upon written notice to the Fund until the Notice Date (“Expiration Date”).

If modification of the Fund’s repurchase procedures as described above is deemed necessary to comply with regulatory requirements, the Board of Trustees will adopt revised procedures reasonably designed to provide shareholders substantially the same liquidity for Shares as would be available under the procedures described above. The Fund’s investments in Investment Funds may be subject to lengthy lock-up periods during which the Fund will not be able to dispose of such investments except through secondary transactions with third parties, which may occur at a significant discount to NAV and which may not be available at any given time. There is no assurance that third parties will engage in such secondary transactions and the Fund may require and be unable to obtain the Investment Fund’s consent to effect such transactions. The Fund may need to suspend or postpone repurchase offers if it is not able to dispose of its interests in Investment Funds in a timely manner.

Upon its acceptance of tendered Shares for repurchase, the Fund will maintain daily on its books a segregated account consisting of (1) cash, (2) liquid securities or (3) interests in Investment Funds that the Fund has requested be redeemed (or any combination of them), in an amount equal to the aggregate estimated unpaid dollar amount owed to shareholders tendering Shares.

Payment for repurchased Shares may require the Fund to liquidate portfolio holdings earlier than the Adviser and/or Sub-Advisers would otherwise have caused these holdings to be liquidated, potentially resulting in losses, and may increase the Fund’s investment related expenses as a result of higher portfolio turnover rates. The Adviser and/or Sub-Advisers intend to take measures, subject to policies as may be established by the Board, to attempt to avoid or minimize potential losses and expenses resulting from the repurchase of Shares.

A shareholder tendering for repurchase only a portion of the shareholder’s Shares will be required to maintain an account balance of at least $25,000 after giving effect to the repurchase. If a shareholder tenders an amount that would cause the shareholder’s account balance to fall below the required minimum, the Fund reserves the right to repurchase or redeem all of a shareholder’s Shares at any time if the aggregate value of such shareholder’s Shares is, at the time of such compulsory repurchase or redemption, less than the minimum initial investment applicable for the Fund. This right of the Fund to repurchase or redeem Shares compulsorily may be a factor that shareholders may wish to consider when determining the extent of any tender for purchase by the Fund.

The Fund may also repurchase and/or redeem Shares of a shareholder without consent or other action by the shareholder or other person, in accordance with the terms of its Agreement and Declaration of Trust and the 1940 Act, including Rule 23c-2 under the 1940 Act, if the Fund determines that:

•	the Shares have been transferred or have vested in any person other than by operation of law as the result of the death, bankruptcy, insolvency, adjudicated incompetence or dissolution of the shareholder or with the consent of the Fund, as described below;

•	ownership of Shares by a shareholder or other person is likely to cause the Fund to be in violation of, require registration of any Shares under, or subject the Fund to additional registration or regulation under, the securities, commodities or other laws of the United States or any other relevant jurisdiction;

•	continued ownership of Shares by a shareholder may be harmful or injurious to the business or reputation of the Fund, the Board, the Adviser or Sub-Advisers or any of their affiliates, or may subject the Fund or any shareholder to an undue risk of adverse tax or other fiscal or regulatory consequences;

•	any of the representations and warranties made by a shareholder or other person in connection with the acquisition of Shares was not true when made or has ceased to be true;

•	with respect to a shareholder subject to Special Laws or Regulations, the shareholder is likely to be subject to additional regulatory or compliance requirements under these Special Laws or Regulations by virtue of continuing to hold any Shares; or

•	it would be in the best interests of the Fund for the Fund to repurchase the Shares.

In the event that the Adviser, Sub-Advisers or any of their affiliates hold Shares in the capacity of a shareholder, the Shares may be tendered for repurchase in connection with any repurchase offer made by the Fund. Shareholders who require minimum annual distributions from a retirement account through which they hold Shares should consider the Fund’s schedule for repurchase offers and submit repurchase requests accordingly.

Transfers of Shares

Shares may be transferred only:

(1) by operation of law as a result of the death, bankruptcy, insolvency, adjudicated incompetence or dissolution of the shareholder; or

(2) under certain limited circumstances, with the written consent of the Fund, which may be withheld in its sole discretion and is expected to be granted, if at all, only under extenuating circumstances.

The Fund generally will not consent to a transfer of Shares by a shareholder unless the transfer is to a transferee who represents that it is an Eligible Investor and after a partial transfer, the value of the Shares held in the account of each of the transferee and transferor is at least $25,000. A shareholder transferring Shares may be charged reasonable expenses, including attorneys’ and accountants’ fees, incurred by the Fund in connection with the transfer. In connection with any request to transfer Shares, the Fund may require the shareholder requesting the transfer to obtain, at the shareholder’s expense, an opinion of counsel selected by the Fund as to such matters as the Fund may reasonably request.

In subscribing for Shares, a shareholder agrees to indemnify and hold harmless the Fund, the Board of Trustees, the Adviser, the Sub-Advisers, each other shareholder and any of their affiliates against all losses, claims, damages, liabilities, costs and expenses (including legal or other expenses incurred in investigating or defending against any losses, claims, damages, liabilities, costs and expenses or any judgments, fines and amounts paid in settlement), joint or several, to which those persons may become subject by reason of, or arising from, any transfer made by that shareholder in violation of these provisions or any misrepresentation made by that shareholder or a substituted shareholder in connection with any such transfer.

Notice to Shareholders

The Fund will notify each shareholder of record and each beneficial owner of the Shares of a tender offer promptly upon commencement of the tender offer (“Shareholder Notification”). The Shareholder Notification will contain information shareholders should consider in deciding whether to tender Shares for repurchase. The notice also will include detailed instructions on how to tender shares for repurchase. The Shareholder Notification will also include all other information required by Rule 13e-4 under the 1934 Act.

Repurchase Price

The repurchase price of the shares will be the NAV of the share class as of the close of regular trading on the NYSE on the Valuation Date. Investors may call (888) 660-3010 to learn the NAV. The tender offer notice also will provide information concerning the NAV, such as the NAV as of a recent date or a sampling of recent NAVs of the Fund, and a toll-free number to call for information regarding the repurchase offer.

Repurchase Amounts and Payment of Proceeds

If shareholders tender for repurchase more than the repurchase offer amount for a given repurchase offer, the Fund may, but is not required to, increase the amount of Shares that are subject to the repurchase offer. If the Fund determines not to repurchase more than the repurchase offer amount, or if shareholders tender Shares in an amount exceeding the revised repurchase offer amount, the Fund will repurchase Shares on a pro rata basis. However, the Fund may accept all Shares tendered for repurchase by shareholders who own less than one hundred Shares and who tender all of their Shares, before prorating other amounts tendered.

Consequences of Repurchase Offers

The Fund is permitted to borrow up to the maximum extent permitted under the 1940 Act to meet repurchase requests.

If the Fund borrows to finance repurchases, interest on that borrowing will negatively affect shareholders who do not tender their Shares by increasing the Fund’s expenses and reducing any net investment income. There is no assurance that the Fund will be able sell a significant amount of additional Shares so as to mitigate these effects.

These and other possible risks associated with the Fund’s repurchase offers are described under “Other Risks Relating to the Fund — Repurchase Offers Risks” above. In addition, the repurchase of Shares by the Fund will be a taxable event to shareholders. For a discussion of these tax consequences, see “Tax Matters” below and “Taxation” in the Statement of Additional Information.

VOTING

Each shareholder has the right to cast a number of votes equal to the number of Shares held by such shareholder at a meeting of shareholders called by the Fund’s Board of Trustees. Shareholders will be entitled to vote on any matter on which shareholders of a registered investment company organized as a corporation would be entitled to vote, including certain elections of a Trustee and approval of the Investment Management Agreement, in each case to the extent that voting by shareholders is required by the 1940 Act. Notwithstanding their ability to exercise their voting privileges, shareholders in their capacity as such are not entitled to participate in the management or control of the Fund’s business, and may not act for or bind the Fund.

DESCRIPTION OF CAPITAL STRUCTURE

Shares of Beneficial Interest

The Declaration of Trust authorizes the Fund’s issuance of an unlimited number of Shares of beneficial interest of each class. There is currently no market for Shares and the Fund does not expect that a market for Shares will develop in the foreseeable future. Pursuant to the Declaration of Trust and as permitted by Delaware law, shareholders are entitled to the same limitation of personal liability extended to stockholders of private corporations organized for profit incorporated in the State of Delaware and, therefore, generally will not be personally liable for the Fund’s debts or obligations.

Share Classes

The Adviser has received exemptive relief from the SEC that permits the Fund to issue multiple classes of shares. The Fund currently offers three classes of Shares, Class A, Class I and Class SDR. In the future, the Fund may offer other classes of Shares as well. Each additional class of Shares will have certain differing characteristics, particularly in terms of the sales charges that Shareholders in that class may bear, and the distribution fees and transfer agency fees that each class may be charged.

Shares

Under the terms of the Declaration of Trust, all Shares, when consideration for Shares is received by the Fund, will be fully paid and nonassessable. Distributions may be paid to shareholders if, as and when authorized and declared by the Board. Except as otherwise provided by the Trustees, Shares will have no preemptive or other right to subscribe to any additional Shares or other securities issued by the Fund, and will be freely transferable, except where their transfer is restricted by law or contract. The Declaration of Trust provides that the Board shall have the power to repurchase or redeem Shares. In the event of the Fund’s dissolution, after the Fund pays or adequately provides for the payment of all claims and obligations of the Fund, and upon the receipt of such releases, indemnities and refunding agreements deemed necessary by the Board, each Share will be entitled to receive, according to its respective rights, a pro rata portion of the Fund’s assets available for distribution for the applicable class, subject to any preferential rights of holders of the Fund’s outstanding preferred Shares, if any. Each whole Share will be entitled to one vote as to any matter on which it is entitled to vote and each fractional Share will be entitled to a proportionate fractional vote. However, to the extent required by the 1940 Act or otherwise determined by the Board, classes of the Fund will vote separately from each other. Shareholders shall be entitled to vote on all matters on which a vote of shareholders is required by the 1940 Act, the Declaration of Trust or a resolution of the Board. There will be no cumulative voting in the election of Trustees. Under the Declaration of Trust, the Fund is not required to hold annual meetings of shareholders. The Fund only expects to hold shareholder meetings to the extent required by the 1940 Act or pursuant to special meetings called by the Board or a majority of shareholders.

Preferred Shares and Other Securities

The Declaration of Trust provides that the Board may, subject to the Fund’s investment policies and restrictions and the requirements of the 1940 Act, authorize and cause the Fund to issue securities of the Fund other than Shares (including preferred Shares, debt securities or other senior securities), by action of the Board without the approval of shareholders. The Board may determine the terms, rights, preferences, privileges, limitations and restrictions of such securities as the Board sees fit. The Fund does not intend to issue preferred Shares as of the date of this Prospectus.

Preferred Shares could be issued with rights and preferences that would adversely affect shareholders. Preferred Shares could also be used as an anti-takeover device. Every issuance of preferred Shares will be required to comply with the requirements of the 1940 Act. The 1940 Act requires, among other things, that (i) immediately after issuance of preferred Shares and before any distribution is made with respect to the Shares and before any purchase of Shares is made, the aggregate involuntary liquidation preference of such preferred Shares together with the aggregate involuntary liquidation preference or aggregate value of all other senior securities must not exceed an amount equal to 50% of the Fund’s total assets after deducting the amount of such distribution or purchase price, as the case may be; and (ii) the holders of preferred Shares, if any are issued, must be entitled as a class to elect two Trustees at all times and to elect a majority of the Trustees if distributions on such preferred Shares are in arrears by two years or more. Certain matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred Shares.

OUTSTANDING SECURITIES

The following table sets forth information about the Fund’s outstanding Shares as of June 30, 2023:

Title of Class	Amount Authorized	Amount Held by the Fund for its Own Account	Amount Outstanding
Class A Shares of Beneficial Interest	Unlimited	None	None
Class I Shares of Beneficial Interest	Unlimited	None	None
Class SDR Shares of Beneficial Interest	Unlimited	None	10,000

Limitation on Liability of Trustees and Officers; Indemnification and Advance of Expenses

Pursuant to the Declaration of Trust, Trustees and officers of the Fund will not be subject in such capacity to any personal liability to the Fund or shareholders, unless the liability arises from bad faith, willful misfeasance, gross negligence or reckless disregard for the Trustee’s or officer’s duty.

Except as otherwise provided in the Declaration of Trust, the Fund will indemnify and hold harmless any current or former Trustee or officer of the Fund against any liabilities and expenses (including reasonable attorneys’ fees relating to the defense of any claim, action, suit or proceeding with which such person is involved or threatened), while and with respect to acting in the capacity of a Trustee or officer of the Fund, except with respect to matters in which such person did not act in good faith in the reasonable belief that his or her action was in the best interest of the Fund. In accordance with the 1940 Act, the Fund will not indemnify any Trustee or officer for any liability to which such person would be subject by reason of his or her willful misfeasance, bad faith, gross negligence or reckless disregard of the duties of his or her position. The Fund will provide indemnification to Trustees and officers prior to a final determination regarding entitlement to indemnification as described in the Declaration of Trust.

Pursuant to the Investment Management Agreement, HFMC is not liable to the Fund or its shareholders for an error of judgment or mistake of law or for a loss suffered by the Fund in connection with the matters to which its agreements relate, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of HFMC in the performance of its duties or from its reckless disregard of the obligations and duties under the applicable agreement.

Pursuant to the investment sub-advisory agreement, SIMNA shall exercise its best judgment in rendering services under the sub-advisory agreement. SIMNA shall not be liable for any error of judgment or mistake of law or for any loss suffered by HFMC or the Fund in connection with the matters to which the sub-advisory agreement relates except a loss resulting from SIMNA’s willful misfeasance, bad faith or negligence in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations and duties, under the sub-advisory agreement, provided, however, that nothing in the sub-advisory agreement shall be deemed to protect SIMNA against any liability to HFMC or its affiliates for, and SIMNA shall indemnify and hold harmless HFMC against claims, losses, expenses, obligations and liabilities (including reasonable attorney’s fees) resulting from: (1) SIMNA causing the Fund to be in material violation of any applicable federal or state law, rule or regulation or in violation of any investment policy set forth in the Fund’s current registration statement; (2) any untrue statement of a material fact contained in the registration statement or certain other materials or the omission to state therein a material fact known to SIMNA that was required to be stated therein or necessary to make the statements therein not misleading, if the statement or omission was made in reliance upon information provided by SIMNA in writing for use in such materials; (3) a material breach of the investment sub-advisory agreement; or (4) any willful misfeasance, bad faith, negligence or reckless disregard on the part of SIMNA in the performance of its duties and obligations under the investment sub-advisory agreement (except to the extent that the loss results from HFMC’s or the Fund’s willful misfeasance, bad faith, negligence, or reckless disregard in the performance of their respective duties and obligations under the sub-advisory agreement or the investment management agreement).

Pursuant to the Declaration of Trust, the Fund will advance the expenses of defending any action for which indemnification is sought if the Fund receives an undertaking by the indemnitee which provides that the indemnitee will reimburse the Fund unless it is subsequently determined that the indemnitee is entitled to such indemnification.

Appointment of Trustees; Vacancies; Removal

As set forth in the Declaration of Trust, a Trustee’s term of office shall continue until his or her death, resignation or removal. Subject to the provisions of the 1940 Act, individuals may be appointed by the Trustees at any time to fill vacancies on the Board by the appointment of such persons by a majority of the Trustees then in office. Each Trustee shall hold office until his or her successor shall have been appointed pursuant to the Declaration of Trust. To the extent that the 1940 Act requires that Trustees be elected by shareholders, any such Trustees will be elected by a plurality of all Shares voted at a meeting of shareholders at which a quorum is present.

The Declaration of Trust provides that any Trustee may be removed (provided that after the removal the aggregate number of Trustees is not less than the minimum required by the Declaration of Trust) (i) with or without cause, by at least two-thirds (66 2/3%) of the remaining Trustees; or (ii) with or without cause, at any meeting of shareholders, by at least two-thirds (66 2/3%) of the outstanding shares of the Fund.

Action by Shareholders

The By-Laws provide that shareholder action can be taken at a meeting of shareholders or by written consent in lieu of a meeting, provided that the consent is authorized in writing by the holders of outstanding Shares having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all Shares entitled to vote on that action were present and voted. Subject to the 1940 Act, the Declaration of Trust or a resolution of the Board specifying a greater or lesser vote requirement, the affirmative vote of a majority of Shares present in person or represented by proxy at a meeting and entitled to vote on the subject matter shall be the act of the shareholders with respect to any matter submitted to a vote of the shareholders.

Amendment of Declaration of Trust and By-Laws

Pursuant to the Declaration of Trust, the Board may, subject to the provisions of the 1940 Act, amend the Declaration of Trust without any vote of shareholders. Pursuant to the Declaration of Trust and By-Laws, the Board has the power to amend or repeal the By-Laws or adopt new By-Laws at any time.

No Appraisal Rights

In certain extraordinary transactions, some jurisdictions provide the right to dissenting shareholders to demand and receive the fair value of their Shares, subject to certain procedures and requirements set forth in such statute. Those rights are commonly referred to as appraisal rights. The Declaration of Trust provides that Shares shall not entitle shareholders to appraisal rights.

Conflict with Applicable Laws and Regulations

The Declaration of Trust provides that if and to the extent that any provision of the Declaration of Trust conflicts with any provision of the 1940 Act, the provisions under the Code applicable to the Fund as a RIC or other applicable laws and regulations, the conflicting provision shall be deemed never to have constituted a part of the Declaration of Trust; provided, however, that such determination shall not affect any of the remaining provisions of the Declaration of Trust or affect the validity of any action taken or omitted to be taken prior to such determination.

TAX MATTERS

The following is a general summary of certain material U.S. federal income tax considerations applicable to the Fund and an investment in the Fund. The discussion below provides general tax information related to an investment in the Fund, but does not purport to be a complete description of the U.S. federal income tax consequences of an investment in the Fund and does not address any state, local, non-U.S. or other tax consequences. It is based on the Code and U.S. Treasury regulations thereunder and administrative pronouncements, all as of the date of this Prospectus, any of which is subject to change, possibly with retroactive effect. In addition, it does not describe all of the tax consequences that may be relevant in light of a shareholder’s particular circumstances, including (but not limited to) alternative minimum tax consequences and tax consequences applicable to shareholders subject to special tax rules, such as certain financial institutions; dealers or traders in securities who use a mark-to-market method of tax accounting; persons holding Shares as part of a hedging transaction, wash sale, conversion transaction or integrated transaction or persons entering into a constructive sale with respect to Shares; entities classified as partnerships or other pass-through entities for U.S. federal income tax purposes; insurance companies; U.S. Shareholders (as defined below) whose functional currency is not the U.S. dollar; or tax-exempt entities, including “individual retirement accounts” or “Roth IRAs.” As with any taxable investment, shareholders may be subject to the federal alternative minimum tax on their income (including taxable income from the Fund), depending on their individual circumstances. Unless otherwise noted, the following discussion applies only to a shareholder that holds Shares as a capital asset and is a U.S. Shareholder. A “U.S. Shareholder” generally is a beneficial owner of Shares who is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (a) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A prospective shareholder that is a partner in a partnership holding Shares should consult his, her or its tax advisors with respect to the purchase, ownership and disposition of Shares.

The discussion set forth herein does not constitute tax advice. Tax laws are complex and often change, and shareholders should consult their tax advisors about the U.S. federal, state, local or non-U.S. tax consequences of an investment in the Fund.

Taxation of the Fund

The Fund intends to elect, to be treated for U.S. federal income tax purposes, and intends to qualify annually, as a regulated investment company (“RIC”) under Subchapter M of the Code. As a RIC, the Fund generally will not be subject to corporate-level U.S. federal income taxes on any ordinary income or capital gains that it distributes as dividends to shareholders. To qualify as a RIC in any tax year, the Fund must, among other things, satisfy both a source of income test and asset diversification tests. The Fund will qualify as a RIC if (i) at least 90% of the Fund’s gross income for such tax year consists of dividends; interest; payments with respect to certain securities loans; gains from the sale or other disposition of shares, securities or foreign currencies; other income (including, but not limited to, gains from options, futures or forward contracts) derived with respect to its business of investing in such shares, securities or currencies; and net income derived from interests in “qualified publicly-traded partnerships” (such income, “Qualifying RIC Income”); and (ii) the Fund’s holdings are diversified so that, at the end of each quarter of such tax year, (a) at least 50% of the value of the Fund’s total assets is represented by cash and cash equivalents, securities of other RICs, U.S. government securities and other securities, with such other securities limited, in respect of any one issuer, to an amount not greater than 5% of the value of the Fund’s total assets and not greater than 10% of the outstanding voting securities of such issuer and (b) not more than 25% of the value of the Fund’s total assets is invested (x) in securities (other than U.S. government securities or securities of other RICs) of any one issuer or of two or more issuers that the Fund controls and that are engaged in the same, similar or related trades or businesses or (y) in the securities of one or more “qualified publicly-traded partnerships.” The Fund’s share of income derived from a partnership other than a “qualified publicly-traded partnership” will be treated as Qualifying RIC Income only to the extent that such income would have constituted Qualifying RIC Income if derived directly by the Fund. A “qualified publicly-traded partnership” is generally defined as an entity that is treated as a partnership for U.S. federal income tax purposes if (1) interests in such entity are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof and (2) less than 90% of its gross income for the relevant tax year consists of Qualifying RIC Income. The Code provides that the Treasury Department may by regulation exclude from Qualifying RIC Income foreign currency gains that are not directly related to the RIC’s principal business of investing in shares or securities (or options and futures with respect to shares or securities). The Fund anticipates that, in general, its foreign currency gains will be directly related to its principal business of investing in shares and securities.

In addition, to maintain RIC tax treatment, the Fund must distribute on a timely basis with respect to each tax year dividends of an amount at least equal to 90% of the sum of its “investment company taxable income” and its net tax-exempt interest income, determined without regard to any deduction for dividends paid, to shareholders (the “90% distribution requirement”). If the Fund qualifies as a RIC and satisfies the 90% distribution requirement, the Fund generally will not be subject to U.S. federal income tax on its “investment company taxable income” and net capital gains (that is, the excess of net long-term capital gains over net short-term capital losses) that it distributes as dividends to shareholders (including amounts that are reinvested pursuant to the dividend reinvestment plan). In general, a RIC’s “investment company taxable income” for any tax year is its taxable income, determined without regard to net capital gains and with certain other adjustments. The Fund intends to distribute all or substantially all of its “investment company taxable income,” net tax-exempt interest income (if any) and net capital gains on an annual basis. Any taxable income, including any net capital gains that the Fund does not distribute in a timely manner, will be subject to U.S. federal income tax at regular corporate rates.

If the Fund retains any net capital gains for reinvestment, it may elect to treat such capital gains as having been distributed to shareholders. If the Fund makes such an election, each shareholder will be required to report its share of such undistributed net capital gains attributed to the Fund as long-term capital gain and will be entitled to claim its share of the U.S. federal income taxes paid by the Fund on such undistributed net capital gains as a credit against its own U.S. federal income tax liability, if any, and to claim a refund on a properly-filed U.S. federal income tax return to the extent that the credit exceeds such liability. In addition, each shareholder will be entitled to increase the adjusted tax basis of its Shares by the difference between its share of such undistributed net capital gain and the related credit. There can be no assurance that the Fund will make this election if it retains all or a portion of its net capital gain for a tax year.

As a RIC, the Fund will be, subject to a nondeductible 4% federal excise tax on certain undistributed amounts for each calendar year (the “4% excise tax”). To avoid the 4% excise tax, the Fund must distribute in respect of each calendar year dividends of an amount at least equal to the sum of (1) 98% of its ordinary taxable income (taking into account certain deferrals and elections) for the calendar year, (2) 98.2% of its capital gain net income (adjusted for certain ordinary losses) generally for the one-year period ending on October 31 of the calendar year and (3) any ordinary income and capital gains for previous calendar years that were not distributed during those calendar years. For purposes of determining whether the Fund has met this distribution requirement, the Fund will be deemed to have distributed any income or gains previously subject to U.S. federal income tax. Furthermore, any distribution declared by the Fund in October, November or December of any calendar year, payable to shareholders, of record on a specified date in such a month and actually paid during January of the following calendar year, will be treated for tax purposes as if it had been paid on December 31 of the calendar year in which the distribution was declared. The Fund generally intends to avoid the imposition of the 4% excise tax, but there can be no assurance in this regard.

If the Fund fails to qualify as a RIC or fails to satisfy the 90% distribution requirement in respect of any tax year, the Fund would be subject to U.S. federal income tax at regular corporate rates on its taxable income, including its net capital gains, even if such income were distributed, and all distributions out of earnings and profits would be taxed as ordinary dividend income. Such distributions generally would be eligible for the dividends-received deduction in the case of certain corporate shareholders and may be eligible to be qualified dividend income in the case of certain non-corporate shareholders. In addition, the Fund could be required to recognize unrealized gains, pay taxes and make distributions (any of which could be subject to interest charges) before re-qualifying for taxation as a RIC. If the Fund fails to satisfy either the income test or asset diversification test described above, in certain cases, however, the Fund may be able to avoid losing its status as a RIC by timely providing notice of such failure to the IRS, curing such failure and possibly paying an additional tax or penalty.

It is intended that the Fund will invest a portion of its assets in Investment Funds, some of which may be classified as partnerships for U.S. federal income tax purposes. An entity that is properly classified as a partnership (and not an association or publicly traded partnership taxable as a corporation) generally is not subject to an entity-level U.S. federal income tax. Instead, each partner of the partnership is required to take into account its distributive share of the partnership’s net capital gain or loss, net short- term capital gain or loss, and its other items of ordinary income or loss (including all items of income, gain, loss and deduction allocable to that partnership from investments in other partnerships) for each taxable year of the partnership ending with or within the partner’s taxable year. Each such item will have the same character to a partner, and will generally have the same source (either United States or foreign), as though the partner realized the item directly. Partners of a partnership must report these items regardless of the extent to which, or whether, the partnership or the partners receive cash distributions for such taxable year. Accordingly, the Fund may be required to recognize items of taxable income and gain prior to the time that any corresponding cash distributions are made to or by the Fund and certain Investment Funds (including in circumstances where investments by the Investment Funds, such as investments in debt instrument with “original issue discount,” generate income prior to a corresponding receipt of cash). In such case, the Fund may have to dispose of interests in Investment Funds that it would otherwise have continued to hold, or devise other methods of cure, to the extent certain Investment Funds earn income of a type that is not qualifying gross income for purposes of the gross income test or hold assets that could cause the Fund not to satisfy the RIC asset diversification test.

Some of the income that the Fund may earn directly or through an Investment Fund, such as income recognized from an equity investment in an operating partnership, may not satisfy the gross income test. To manage the risk that such income might jeopardize the Fund’s tax status as a RIC resulting from a failure to satisfy the gross income test, one or more subsidiary entities treated as U.S. corporations for U.S. federal income tax purposes may be employed to earn such income and (if applicable) hold the related investment. Such subsidiary entities generally will be required to incur entity-level income taxes on their earnings, which ultimately will reduce the return to shareholders.

UNLESS OTHERWISE INDICATED, REFERENCES IN THIS DISCUSSION TO THE FUND’S INVESTMENTS, ACTIVITIES, INCOME, GAIN AND LOSS, INCLUDE THE DIRECT INVESTMENTS OR CO-INVESTMENTS, ACTIVITIES, INCOME, GAIN AND LOSS OF BOTH THE FUND, AS WELL AS THOSE INDIRECTLY ATTRIBUTABLE TO THE FUND AS A RESULT OF THE FUND’S INVESTMENT IN ANY INVESTMENT FUND (OR OTHER ENTITY) THAT IS PROPERLY CLASSIFIED AS A PARTNERSHIP OR DISREGARDED ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES (AND NOT AN ASSOCIATION OR PUBLICLY TRADED PARTNERSHIP TAXABLE AS A CORPORATION).

Some of the investments that the Fund is expected to make, such as investments in debt instruments having market discount and/or treated as issued with OID, may cause the Fund to recognize income or gain for U.S. federal income tax purposes prior to the receipt of any corresponding cash or other property. As a result, the Fund may have difficulty meeting the 90% distribution requirement necessary to maintain RIC tax treatment. Because this income will be included in the Fund’s investment company taxable income for the tax year it is accrued, the Fund may be required to make a distribution to shareholders to meet the distribution requirements described above, even though the Fund will not have received any corresponding cash or property. The Fund may be required to borrow money, dispose of other securities or forgo new investment opportunities for this purpose.

There may be uncertainty as to the appropriate treatment of certain of the Fund’s investments for U.S. federal income tax purposes. In particular, the Fund expects to invest a portion of its net assets in below investment grade instruments. U.S. federal income tax rules with respect to such instruments are not entirely clear about issues such as whether and to what extent the Fund should recognize interest, OID or market discount, when and to what extent deductions may be taken for bad debts or worthless instruments, how payments received on obligations in default should be allocated between principal and income and whether exchanges of debt obligations in a bankruptcy or workout context are taxable. These and other issues will be addressed by the Fund, to the extent necessary, in connection with the Fund’s general intention to distribute sufficient income to qualify, and maintain its qualification to be subject to tax as a RIC and to minimize the risk that it becomes subject to U.S. federal income or excise tax.

Income received by the Fund from sources outside the United States may be subject to withholding and other taxes imposed by such countries, thereby reducing income available to the Fund. Tax conventions between certain countries and the United States may reduce or eliminate such taxes. The Fund generally intends to conduct its investment activities to minimize the impact of foreign taxation, but there is no guarantee that the Fund will be successful in this regard. If more than 50% of the value of the Fund’s total assets at the close of its tax year consists of securities of foreign corporations, the Fund will be eligible to elect to “pass-through” to the Fund the foreign source amount of income deemed earned and the respective amount of foreign taxes paid by the Fund. If at least 50% of the value of the Fund’s total assets at the close of each quarter of its tax year is represented by interests in other RICs, the Fund may elect to “pass-through” to shareholders the foreign source amount of income deemed earned and the respective amount of foreign taxes paid or deemed paid by the Fund. If the Fund so elects, each shareholder would be required to include in gross income, even though not actually received, each shareholder’s pro rata share of the foreign taxes paid or deemed paid by the Fund, but would be treated as having paid its pro rata share of such foreign taxes and would therefore be allowed to either deduct such amount in computing taxable income or use such amount (subject to various limitations) as a foreign tax credit against federal income tax (but not both).

The Fund may invest in shares of foreign companies that are classified under the Code as passive foreign investment companies (“PFICs”). In general, a foreign company is considered a PFIC if at least 50% of its assets constitute investment-type assets or 75% or more of its gross income is investment-type income. In general under the PFIC rules, an “excess distribution” received with respect to PFIC shares is treated as having been realized ratably over the period during which the Fund held the PFIC shares. The Fund generally will be subject to tax on the portion, if any, of the excess distribution that is allocated to the Fund’s holding period in prior tax years (and an interest factor will be added to the tax, as if the tax had actually been payable in such prior tax years) even though the Fund distributes the corresponding income to shareholders. Excess distributions include any gain from the sale of PFIC shares as well as certain distributions from a PFIC. All excess distributions are taxable as ordinary income.

The Fund may be eligible to elect alternative tax treatment with respect to PFIC shares. Under one such election (i.e., a “QEF” election), the Fund generally would be required to include in its gross income its share of the earnings of a PFIC on a current basis, regardless of whether any distributions are received from the PFIC. If this election is made, the special rules, discussed above, relating to the taxation of excess distributions, would not apply. Alternatively, the Fund may be able to elect to mark its PFIC shares to market, resulting in any unrealized gains at the Fund’s tax year end being treated as though they were recognized and reported as ordinary income. Any mark-to-market losses and any loss from an actual disposition of the PFIC’s Shares would be deductible as ordinary losses to the extent of any net mark-to-market gains included in income in prior tax years with respect to shares in the same PFIC.

Because the application of the PFIC rules may affect, among other things, the character of gains, the amount of gain or loss and the timing of the recognition of income, gain or loss with respect to PFIC shares, as well as subject the Fund itself to tax on certain income from PFIC shares, the amount that must be distributed to Fund shareholders, and which will be recognized by Fund shareholders as ordinary income or long-term capital gain, may be increased or decreased substantially as compared to a fund that did not invest in PFIC shares. Note that distributions from a PFIC are not eligible for the reduced rate of tax on distributions of “qualified dividend income” as discussed below.

If the Fund holds more than 10% of the interests treated as equity for U.S. federal income tax purposes in a foreign corporation that is treated as a controlled foreign corporation (“CFC”), including equity tranche investments and certain debt tranche investments in a CLO treated as CFC, the Fund may be treated as receiving a deemed distribution (taxable as ordinary income) each tax year from such foreign corporation of an amount equal to the Fund’s pro rata share of the foreign corporation’s earnings for such tax year (including both ordinary earnings and capital gains), whether or not the corporation makes an actual distribution to the Fund during such tax year. This deemed distribution is required to be included in the income of certain U.S. shareholders of a CFC, such as the Fund, regardless of whether a U.S. shareholder has made a QEF election with respect to such CFC. The Fund is generally required to distribute such income in order to satisfy the distribution requirements applicable to RICs, even to the extent the Fund’s income from a CFC exceeds the distributions from the CFC and the Fund’s proceeds from the sales or other dispositions of CFC stock during that tax year. In general, a foreign corporation will be treated as a CFC for U.S. federal income tax purposes if more than 50% of the shares of the foreign corporation, measured by reference to combined voting power or value, is owned (directly, indirectly or by attribution) by U.S. Shareholders. A “U.S. Shareholder,” for this purpose, is any U.S. person that possesses (actually or constructively) 10% or more of the combined value or voting power of all classes of shares of a corporation. Additionally, applicable treasury regulations generally treat a fund’s income inclusion with respect to a CFC as qualifying income only if there is a distribution out of the earnings and profits of the CFC that are attributable to such income inclusion.

The functional currency of the Fund, for U.S. federal income tax purposes, is the U.S. dollar. Gains or losses attributable to fluctuations in foreign currency exchange rates that occur between the time the Fund accrues interest income or other receivables or accrues expenses or other liabilities denominated in a foreign currency and the time the Fund actually collects such receivables or pays such liabilities generally are respectively characterized as ordinary income or ordinary loss for U.S. federal income tax purposes. Similarly, on the sale of other disposition of certain investments, including debt securities, certain forward contracts, as well as other derivative financial instruments, denominated in a foreign currency, gains or losses attributable to fluctuations in the value of foreign currency between the date of acquisition of the security or contract and the date of disposition also are generally treated as ordinary gain or loss. These gains and losses, referred to under the Code as “section 988” gains and losses, may increase or decrease the amount of the Fund’s investment company taxable income subject to distribution to Fund shareholders as ordinary income. For example, fluctuations in exchange rates may increase the amount of income that the Fund must distribute to qualify for tax treatment as a RIC and to prevent application of an excise tax on undistributed income. Alternatively, fluctuations in exchange rates may decrease or eliminate income available for distribution. If section 988 losses exceed other investment company taxable income during a tax year, the Fund would not be able to distribute amounts considered dividends for U.S. federal income tax purposes, and any distributions during a tax year made by the Fund before such losses were recognized would be re-characterized as a return of capital to Fund shareholders for U.S. federal income tax purposes, rather than as ordinary dividend income, and would reduce the Fund shareholder’s tax basis in Fund Shares.

If the Fund uses leverage through the issuance of preferred Shares or borrowings, it will be prohibited from declaring a distribution or dividend if it would fail the applicable asset coverage test(s) under the 1940 Act after the payment of such distribution or dividend. In addition, certain covenants in credit facilities or indentures may impose greater restrictions on the Fund’s ability to declare and pay dividends on Fund Shares. Limits on the Fund’s ability to pay dividends on Fund Shares may prevent the Fund from meeting the distribution requirements described above and, as a result, may affect the Fund’s ability to be subject to tax as a RIC or subject the Fund to the 4% excise tax. The Fund endeavors to avoid restrictions on its ability to make distribution payments. If the Fund is precluded from making distributions on Fund Shares because of any applicable asset coverage requirements, the terms of preferred Shares (if any) may provide that any amounts so precluded from being distributed, but required to be distributed by the Fund to enable the Fund to satisfy the distribution requirements that would enable the Fund to be subject to tax as a RIC, will be paid to the holders of preferred Shares as a special distribution. This distribution can be expected to decrease the amount that holders of preferred Shares would be entitled to receive upon repurchase or liquidation of such preferred Shares.

Certain of the Fund’s investments are expected to be subject to special U.S. federal income tax provisions that may, among other things, (1) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (2) convert lower-taxed long-term capital gains into higher-taxed short-term capital gains or ordinary income, (3) convert an ordinary loss or a deduction into a capital loss, the deductibility of which is more limited, (4) adversely affect when a purchase or sale of shares or securities is deemed to occur, (5) adversely alter the intended characterization of certain complex financial transactions, (6) cause the Fund to recognize income or gain without a corresponding receipt of cash, (7) treat dividends that would otherwise constitute qualified dividend income as non-qualified dividend income, (8) treat dividends that would otherwise be eligible for the corporate dividends received deduction as ineligible for such treatment and (9) produce income that will not constitute Qualifying RIC Income. The application of these rules could cause the

Fund to be subject to U.S. federal income tax or the 4% excise tax and, under certain circumstances, could affect the Fund’s status as a RIC. The Fund monitors its investments and may make certain tax elections to mitigate the effect of these provisions.

Unless and until the Fund is considered under the Code to be a “publicly offered regulated investment company,” for purposes of computing the taxable income of U.S. Shareholders that are individuals, trusts or estates, (1) the Fund’s earnings will be computed without taking into account such U.S. Shareholders’ allocable shares of the Management Fees and certain other expenses, (2) each such U.S. Shareholder will be treated as having received or accrued a dividend from the Fund in the amount of such U.S. Shareholder’s allocable share of these fees and expenses for such taxable year, (3) each such U.S. Shareholder will be treated as having paid or incurred such U.S. Shareholder’s allocable share of these fees and expenses for the calendar year and (4) each such U.S. Shareholder’s allocable share of these fees and expenses will be treated as miscellaneous itemized deductions by such U.S. stockholder. For taxable years beginning before 2026, miscellaneous itemized deductions generally are not deductible by a U.S. Shareholder that is an individual, trust or estate. For taxable years beginning in 2026 or later, miscellaneous itemized deductions generally are deductible by a U.S. Shareholder that is an individual, trust or estate only to the extent that the aggregate of such U.S. Shareholder’s miscellaneous itemized deductions exceeds 2% of such U.S. stockholder’s adjusted gross income for U.S. federal income tax purposes, are not deductible for purposes of the alternative minimum tax and are subject to the overall limitation on itemized deductions under Section 68 of the Code. In addition, if the Fund is not treated as a “publicly offered regulated investment company,” the Fund will be subject to limitations on the deductibility of certain “preferential dividends” that are distributed to U.S. stockholders on a non-pro-rata basis. A “publicly offered regulated investment company” is a RIC whose equity interests are (i) continuously offered pursuant to a public offering, (ii) regularly traded on an established securities market, or (iii) held by at least 500 persons at all times during the RIC’s taxable year.

The remainder of this discussion assumes that the Fund has qualified and maintain its qualification as a RIC and has satisfied the distribution requirements described above.

Taxation of U.S. Shareholders

Distributions

Distributions of the Fund’s ordinary income and net short-term capital gains will, except as described below with respect to distributions of “qualified dividend income,” generally be taxable to shareholders as ordinary income to the extent such distributions are paid out of the Fund’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Distributions (or deemed distributions, as described above), if any, of net capital gains will be taxable as long-term capital gains, regardless of the length of time a shareholder has owned Shares. The ultimate tax characterization of the Fund’s distributions made in a tax year cannot be determined until after the end of the tax year. As a result, the Fund may make total distributions during a tax year in an amount that exceeds the current and accumulated earnings and profits of the Fund. A distribution of an amount in excess of the Fund’s current and accumulated earnings and profits will be treated by a shareholder as a return of capital that will be applied against and reduce the shareholder’s tax basis in its Shares. To the extent that the amount of any such distribution exceeds the shareholder’s tax basis in its Shares, the excess will be treated as gain from a sale or exchange of Shares. Distributions will be treated in the manner described above regardless of whether such distributions are paid in cash or invested in additional Shares. Generally, for U.S. federal income tax purposes, a shareholder receiving Shares under the dividend reinvestment plan will generally be treated as having received a distribution equal to the fair market value of such Shares on the date the Shares are credited to the shareholder’s account.

A return of capital to shareholders is a return of a portion of their original investment in the Fund, thereby reducing the tax basis of their investment. As a result from such reduction in tax basis, shareholders may be subject to tax in connection with the sale of Fund Shares, even if such Shares are sold at a loss relative to the shareholder’s original investment.

It is expected that a substantial portion of the Fund’s income will consist of ordinary income. For example, interest and OID derived by the Fund characterized as ordinary income for U.S. federal income tax purposes. In addition, gain derived by the Fund from the disposition of debt instruments with “market discount” (generally, securities with a fixed maturity date of more than one year from the date of issuance acquired by the Fund at a price below the lesser of their stated redemption price at maturity or accreted value, in the case of securities with OID) will be characterized as ordinary income for U.S. federal income tax purposes to the extent of the market discount that has accrued, as determined for U.S. federal income tax purposes, at the time of such disposition, unless the Fund makes an election to accrue market discount on a current basis. In addition, certain of the Fund’s investments will be subject to other special U.S. federal income tax provisions that may affect the character, increase the amount and/or accelerate the timing of distributions to shareholders.

Distributions made by the Fund to a corporate shareholder will qualify for the dividends-received deduction only to the extent that the distributions consist of qualifying dividends received by the Fund. In addition, any portion of the Fund’s dividends otherwise qualifying for the dividends-received deduction will be disallowed or reduced if the corporate shareholder fails to satisfy certain requirements, including a holding period requirement, with respect to its Shares. Distributions of “qualified dividend income” to an individual or other non-corporate shareholder will be treated as “qualified dividend income” to such shareholder and generally will be taxed at long-term capital gain rates, provided the shareholder satisfies the applicable holding period and other requirements. “Qualified dividend income” generally includes dividends from domestic corporations and dividends from foreign corporations that meet certain specified criteria. Given the Fund’s investment strategy, it is not expected that a significant portion of the distributions made by the Fund will be eligible for the dividends-received deduction or the reduced rates applicable to “qualified dividend income.”

If a person acquires Shares shortly before the record date of a distribution, the price of the Shares may include the value of the distribution, and the person will be subject to tax on the distribution even though economically it may represent a return of his, her or its investment in such Shares.

Distributions paid by the Fund generally will be treated as received by a shareholder at the time the distribution is made. However, the Fund may, under certain circumstances, elect to treat a distribution that is paid during the following tax year as if it had been paid during the tax year in which the income or gains supporting the distribution was earned. If the Fund makes such an election, the shareholder will still be treated as receiving the distribution in the tax year in which the distribution is received. In this instance, however, any distribution declared by the Fund in October, November or December of any calendar year, payable to shareholders of record on a specified date in such a month and actually paid during January of the following calendar year, will be treated for tax purposes as if it had been received by shareholders on December 31 of the calendar year in which the distribution was declared.

Certain distributions reported by the Fund as section 163(j) interest dividends may be treated as interest income by shareholders for purposes of the tax rules applicable to interest expense limitations under Section 163(j) of the Code. Such treatment by the shareholder is generally subject to holding period requirements and other potential limitations, although the holding period requirements are generally not applicable to dividends declared by money market funds and certain other funds that declare dividends daily and pay such dividends on a monthly or more frequent basis. The amount that the Fund is eligible to report as a Section 163(j) dividend for a tax year is generally limited to the excess of the Fund’s business interest income over the sum of the Fund’s (i) business interest expense and (ii) other deductions properly allocable to the Fund’s business interest income.

Shareholders will be notified annually, as promptly as practicable after the end of each calendar year, as to the U.S. federal tax status of distributions, and shareholders receiving distributions in the form of additional Shares will receive a report as to the NAV of those Shares.

Sale or Exchange of Shares

The repurchase or transfer of Shares may result in a taxable gain or loss to the tendering shareholder. Different tax consequences may apply for tendering and non-tendering shareholders in connection with a repurchase offer. For example, if a shareholder does not tender all of his or her Shares, such repurchase may be treated as a dividend (as opposed to a sale or exchange) for U.S. federal income tax purposes, and may result in deemed distributions to non-tendering shareholders. On the other hand, shareholders holding Shares as capital assets who tender all of their Shares (including Shares deemed owned by shareholders under constructive ownership rules) will be treated as having sold their Shares and generally will recognize capital gain or loss. The amount of the gain or loss will be equal to the difference between the amount received for the Shares and the shareholder’s adjusted tax basis in the relevant Shares. Such gain or loss generally will be a long-term capital gain or loss if the shareholder has held such Shares as capital assets for more than one year. Otherwise, the gain or loss will be treated as short-term capital gain or loss.

Losses realized by a shareholder on the sale or exchange of Shares held as capital assets for six months or less will be treated as long-term capital losses to the extent of any distribution of long-term capital gains received (or deemed received, as discussed above) with respect to such Shares. In addition, no loss will be allowed on a sale or other disposition of Shares if the shareholder acquires (including through reinvestment of distributions or otherwise) Shares, or enters into a contract or option to acquire Shares, within 30 days before or after any disposition of such Shares at a loss. In such a case, the basis of the Shares acquired will be adjusted to reflect the disallowed loss. Under current law, net capital gains recognized by non-corporate shareholders are generally subject to U.S. federal income tax at lower rates than the rates applicable to ordinary income.

In general, U.S. Shareholders currently are generally subject to a maximum federal income tax rate of either 15% or 20% (depending on whether the shareholder’s income exceeds certain threshold amounts) on their net capital gain (i.e., the excess of realized net long-term capital gains over realized net short-term capital losses), including any long-term capital gain derived from an investment in Shares. Such rate is lower than the maximum rate on ordinary income currently payable by individuals. Corporate U.S. Shareholders currently are subject to U.S. federal income tax on net capital gain at the maximum 21% rate also applied to ordinary income. Non-corporate shareholders with net capital losses for a tax year (i.e., capital losses in excess of capital gains) generally may deduct up to $3,000 of such losses against their ordinary income each tax year. Any net capital losses of a non-corporate shareholder in excess of $3,000 generally may be carried forward and used in subsequent tax years as provided in the Code. Corporate shareholders generally may not deduct any net capital losses for a tax year, but may carry back such losses for three tax years or carry forward such losses for five tax years.

An additional 3.8% Medicare tax is imposed on certain net investment income (including ordinary dividends and capital gain distributions received from the Fund and net gains from repurchases or other taxable dispositions of Shares) of U.S. individuals, estates and trusts to the extent that such person’s “modified adjusted gross income” (in the case of an individual) or “adjusted gross income” (in the case of an estate or trust) exceeds certain threshold amounts. U.S. persons that are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of this tax to their income and gains in respect of their investment in the Fund.

The Fund (or if a U.S. Shareholder holds Shares through an intermediary, such intermediary) will send to each of its U.S. Shareholders, as promptly as possible after the end of each calendar year, a notice detailing, on a per Share and per distribution basis, the amounts includible in such U.S. Shareholder’s taxable income for such year as ordinary income and as long-term capital gain. In addition, the federal tax status of each year’s distributions generally will be reported to the IRS, including the amount of distributions, if any, eligible for the preferential maximum rate generally applicable to long-term capital gains. Distributions paid by the Fund generally will not be eligible for the corporate dividends received deduction or the preferential tax rate applicable to Qualifying Dividends because the Fund’s income generally will not consist of dividends. Distributions may also be subject to additional state, local and foreign taxes depending on a U.S. Shareholder’s particular situation.

Under U.S. Treasury regulations, if a shareholder recognizes losses with respect to Shares of $2 million or more for an individual shareholder or $10 million or more for a corporate shareholder, the shareholder must file with the IRS a disclosure statement on IRS Form 8886. Direct shareholders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, shareholders of a RIC are not excepted. Future guidance may extend the current exception from this reporting requirement to shareholders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Shareholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

Reporting of adjusted cost basis information is required for covered securities, which generally include shares of a RIC, to the IRS and to taxpayers. Shareholders should contact their financial intermediaries with respect to reporting of cost basis and available elections for their accounts.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on Shares and the proceeds from a sale or other disposition of Shares. A shareholder will be subject to backup withholding on all such payments if it fails to provide the payor with its correct taxpayer identification number (generally, in the case of a U.S. resident shareholder, on an IRS Form W-9) and to make required certifications or otherwise establish an exemption from backup withholding. Corporate shareholders and certain other Shareholders generally are exempt from backup withholding. Backup withholding is not an additional tax. Any amounts withheld as backup withholding may be credited against the applicable shareholder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Taxation of Non-U.S. Shareholders

Whether an investment in the Fund is appropriate for a non-U.S. Shareholder (as defined below) will depend upon that investor’s particular circumstances. An investment in the Fund by a non-U.S. Shareholder may have adverse tax consequences. Non-U.S. Shareholders should consult their tax advisors before investing in Shares.

The U.S. federal income taxation of a shareholder that is a nonresident alien individual, a foreign trust or estate or a foreign corporation, as defined for U.S. federal income tax purposes (a “non-U.S. Shareholder”), depends on whether the income that the shareholder derives from the Fund is “effectively connected” with a U.S. trade or business carried on by the shareholder.

If the income that a non-U.S. Shareholder derives from the Fund is not “effectively connected” with a U.S. trade or business carried on by such non-U.S. Shareholder, distributions of “investment company taxable income” (including any deemed distributions with respect to a repurchase offer) will generally be subject to a U.S. federal withholding tax at a rate of 30% (or a lower rate provided under an applicable treaty). Alternatively, if the income that a non-U.S. Shareholder derives from the Fund is effectively connected with a U.S. trade or business of the non-U.S. Shareholder, the Fund will not be required to withhold U.S. federal tax if the non-U.S. Shareholder complies with applicable certification and disclosure requirements, although such income will be subject to U.S. federal income tax in the manner described below and at the rates applicable to U.S. residents. Backup withholding will not, however, be applied to payments that have been subject to this 30% withholding tax applicable to non-U.S. Shareholders.

A non-U.S. Shareholder whose income from the Fund is not “effectively connected” with a U.S. trade or business will generally be exempt from U.S. federal income tax on capital gains distributions, any amounts retained by the Fund that are designated as undistributed capital gains and any gains realized upon the sale or exchange of Shares. If, however, such a non-U.S. Shareholder is a nonresident alien individual and is physically present in the United States for 183 days or more during the tax year and meets certain other requirements such capital gains distributions, undistributed capital gains and gains from the sale or exchange of Shares will be subject to a 30% U.S. tax.

Furthermore, properly designated distributions by the Fund and received by non-U.S. Shareholders are generally exempt from U.S. federal withholding tax when they (a) are paid by the Fund in respect of the Fund’s “qualified net interest income” (i.e., the Fund’s U.S. source interest income, subject to certain exceptions, reduced by expenses that are allocable to such income), or (b) are paid by the Fund in connection with the Fund’s “qualified short-term capital gains” (generally, the excess of the Fund’s net short-term capital gains over the Fund’s long-term capital losses for such tax year). However, depending on the circumstances, the Fund may designate all, some or none of the Fund’s potentially eligible distributions as derived from such qualified net interest income or from such qualified short-term capital gains, and a portion of such distributions (e.g., derived from interest from non-U.S. sources or any foreign currency gains) would be ineligible for this potential exemption from withholding. Moreover, in the case of Shares held through an intermediary, the intermediary may have withheld amounts even if the Fund reported all or a portion of a distribution as exempt from U.S. federal withholding tax. To qualify for this exemption from withholding, a non-U.S. Shareholder must comply with applicable certification requirements relating to its non-U.S. tax residency status (including, in general, furnishing an IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8ECI, IRS Form W-8IMY or IRS Form W-8EXP, or an acceptable substitute or successor form). Thus, an investment in the Shares by a non-U.S. Shareholder may have adverse tax consequences as compared to a direct investment in the assets in which the Fund will invest.

If the income from the Fund is “effectively connected” with a U.S. trade or business carried on by a non-U.S. Shareholder, any distributions of “investment company taxable income,” capital gains distributions, amounts retained by the Fund that are designated as undistributed capital gains and any gains realized upon the sale or exchange of Shares will be subject to U.S. income tax, on a net income basis, in the same manner, and at the graduated rates applicable to U.S. persons. If such a non-U.S. Shareholder is a corporation, it may also be subject to the U.S. branch profits tax.

A non-U.S. Shareholder other than a corporation may be subject to backup withholding on net capital gains distributions that are otherwise exempt from withholding tax or on distributions that would otherwise be taxable at a reduced treaty rate if such shareholder does not certify its non-U.S. status under penalties of perjury or otherwise establishes an exemption.

If the Fund distributes net capital gains in the form of deemed rather than actual distributions, a non-U.S. Shareholder will be entitled to a U.S. federal income tax credit or tax refund equal to the shareholder’s allocable share of the tax the Fund pays on the capital gains deemed to have been distributed. To obtain the refund, the non-U.S. Shareholder must obtain a U.S. taxpayer identification number and file a federal income tax return even if the non-U.S. Shareholder would not otherwise be required to obtain a U.S. taxpayer identification number or file a federal income tax return.

Under the Foreign Account Tax Compliance Act provisions of the Code, withholding of U.S. tax (at a 30% rate) is required on payments of taxable dividends made to certain non-U.S. entities that fail to comply (or be deemed compliant) with extensive reporting and withholding requirements in the Code designed to inform the U.S. Department of the Treasury of U.S.-owned foreign investment accounts. Shareholders may be requested to provide additional information to the Fund to enable the Fund to determine whether withholding is required.

The tax consequences to a non-U.S. Shareholder entitled to claim the benefits of an applicable tax treaty may differ from those described herein. Non-U.S. Shareholders are advised to consult their tax advisors with respect to the particular tax consequences to them of an investment in the Fund, including the potential application of the U.S. estate tax.

State and Local Taxes

In addition to the U.S. federal income tax consequences summarized above, shareholders and prospective shareholders should consider the potential state and local tax consequences associated with an investment in the Fund. The Fund may become subject to income and other taxes in states and localities based on the Fund’s investments in entities that conduct business in those jurisdictions. Shareholders will generally be taxable in their state of residence with respect to their income or gains earned and distributed by the Fund as dividends for U.S. federal income tax purposes, or the amount of their investment in the Fund.

Other Taxes

In general, excess inclusion income allocated to shareholders (i) cannot be offset by net operating losses (subject to a limited exception for certain thrift institutions), (ii) will constitute unrelated business taxable income to entities (including qualified pension plans, individual retirement accounts, 401(k) plans, Keogh plans or other tax-exempt entities) subject to tax on unrelated business income (“UBTI”), thereby potentially requiring such an entity that is allocated excess inclusion income, and otherwise might not be required to file a tax return, to file a tax return and pay tax on such income, and (iii) in the case of a foreign stockholder, will not qualify for any reduction in U.S. federal withholding tax. In addition, if at any time during any taxable year a “disqualified organization” (which generally includes certain cooperatives, governmental entities, and tax-exempt organizations not subject to UBTI) is a record holder of a share in a regulated investment company, then the regulated investment company will be subject to a tax equal to that portion of its excess inclusion income for the taxable year that is allocable to the disqualified organization, multiplied by the highest federal income tax rate imposed on corporations. The Notice imposes certain reporting requirements upon regulated investment companies that have excess inclusion income. There can be no assurance that the Fund will not allocate to shareholders excess inclusion income.

These rules are potentially applicable to the Fund with respect to any income it receives from the equity interests of certain mortgage pooling vehicles, either directly or through an investment in a U.S. REIT.

Shareholders may be subject to state, local and non-U.S. taxes applicable to their investment in the Fund. In those states or localities, entity-level tax treatment and the treatment of distributions made to shareholders under those jurisdictions’ tax laws may differ from the treatment under the Code. Accordingly, an investment in Shares may have tax consequences for shareholders that are different from those of a direct investment in the Fund’s portfolio investments. Shareholders are advised to consult their tax advisors with respect to the particular tax consequences to them of an investment in the Fund.

DISTRIBUTIONS

The Fund intends to distribute substantially all of its net investment income and capital gains to shareholders at least once a year. Dividends, if any, from net investment income of the Fund and capital gains of the Fund are normally declared and paid annually. Payments will vary in amount, depending on investment income received and expenses of operation. It is likely that many of the Investment Funds in whose securities the Fund invests will not pay any dividends, and this, together with the Fund’s relatively high expenses, means that there can be no assurance the Fund will have substantial income or pay dividends. The Fund is not a suitable investment for any investor who requires regular dividend income.

Notwithstanding the foregoing, the Board has delegated authority to the Fund’s Treasurer to reduce the frequency with which dividends are declared and paid and to declare and make payments of long-term capital gains as permitted or required by law or in order to avoid tax penalties. Further, the Fund reserves the right to change its dividend distribution policy at the discretion of its Board.

To the extent that any portion of the Fund’s distributions are considered a return of capital to shareholders, such portion would not be considered dividends for U.S. federal income tax purposes, and would represent a return of the amounts that such shareholders invested. Although such return of capital distributions are not currently taxable to shareholders, such distributions will have the effect of lowering a shareholder’s tax basis in such Shares, and could result in a higher tax liability when the Shares are sold, even if they have not increased in value, or in fact, have lost value. The Fund’s final distribution for each tax year is expected to include any remaining investment company taxable income and net tax-exempt income undistributed during the tax year, as well as any undistributed net capital gain realized during the tax year. If the total distributions made in any tax year exceed investment company taxable income, net tax-exempt income and net capital gain, such excess distributed amount would be treated as ordinary dividend income to the extent of the Fund’s current and accumulated earnings and profits and as return of capital thereafter. This distribution policy, may, under certain circumstances, have adverse consequences to the Fund and its shareholders because it may result in a return of capital resulting in less of a shareholder’s assets being invested in the Fund and, over time, increase the Fund’s expense ratios. The distribution policy also may cause the Fund to sell securities at a time it would not otherwise do so to manage the distribution of income and gain. The initial distribution will be declared on date determined by the Board.

Each year, a statement on Form 1099-DIV (or Form 1099-B, as applicable) identifying the sources of the distributions (i.e., paid from ordinary income, paid from net capital gains on the sale of securities, and/or a return of capital, which is a nontaxable distribution) will be furnished to shareholders subject to IRS reporting. Fund ordinary distributions may exceed the Fund’s earnings, especially during the period before the Fund has substantially invested the proceeds from this offering. To the extent that the Fund pays distributions to shareholders using proceeds it receives from Fund distributions, such distributions generally would constitute a return of investor capital and generally will lower an investor’s tax basis in his or her Shares. A return of capital generally is a return of an investor’s investment rather than a return of earnings or gains derived from the Fund’s investment activities. There can be no assurance that the Fund will be able to pay distributions at a specific rate or at all.

As discussed in the “Tax Matters” section, to qualify for and maintain RIC tax treatment, the Fund is required to distribute on a timely basis with respect to each tax year dividends for U.S. federal income tax purposes of an amount at least equal to the sum of 90% of “investment company taxable income” and net tax-exempt interest income, determined without regard to any deduction for dividends paid, for such tax year. To avoid certain excise taxes imposed on RICs, the Fund is required to distribute in respect of each calendar year dividends of an amount at least equal to the sum of (1) 98% of ordinary income (taking into account certain deferrals and elections) for the calendar year, (2) 98.2% of capital gain net income (adjusted for certain ordinary losses) generally for the one-year period ending on October 31 of the calendar year and (3) any ordinary income and capital gain net income for previous calendar years that were not distributed during such calendar years and on which the Fund paid no U.S. federal income tax. The Fund can offer no assurance that it will achieve results that will permit the payment of any cash distributions. If the Fund issues senior securities, the Fund will be prohibited from making distributions if doing so causes it to fail to maintain the asset coverage ratios stipulated by the 1940 Act or if distributions are limited by the terms of any of the Fund’s borrowings. Any such limitations would adversely impact the Fund’s ability to make distributions to shareholders.

Before investing you may want to consult your tax advisor.

Dividend Reinvestment Plan

Dividends and capital gains distributions are automatically reinvested, unless otherwise noted. You may notify the Transfer Agent in writing to:

•	Choose to receive dividends or distributions (or both) in cash; or

•	Change the way you currently receive distributions

If you elect to receive dividends in cash, you will only receive a check if the dividend amount exceeds $10. If the dividend is $10 or less, the amount will automatically be reinvested in the Fund. If you would like to receive cash dividends, regardless of the amount, you can establish an electronic funds transfer to your bank. For assistance in establishing electronic funds transfer transactions, please call 1-888-660-3010.

Shares may be distributed in lieu of cash. The number of Shares that will be distributed in lieu of cash is determined by dividing the dollar amount of the distribution to be reinvested by the NAV as of the close of business on the day of the distribution. There is no sales load or other charge for reinvestment. A request must be received by the Fund before the record date to be effective for that dividend or capital gain distribution. The Fund may terminate the dividend reinvestment plan at any time. Any expenses of the dividend reinvestment plan will be borne by the Fund.

Your taxable income is the same regardless of which option you choose. For further information about dividend reinvestment, contact the Transfer Agent by telephone at 1-888-660-3010.

PRIOR PERFORMANCE OF RELATED ACCOUNTS

The following tables present the past performance of a composite of certain accounts managed by Schroders Capital Management (US) Inc., which serves as the sub-sub-adviser to the Fund. The Schroders Capital Global Private Equity Semi-Liquid Composite consists of all accounts under discretionary management by Schroders in the Schroders Capital Global Private Equity Semi-Liquid Composite investment strategy that have investment objectives, policies and strategies substantially similar to those of the Fund. The performance has been adjusted to reflect the operating costs of the Fund. Gross performance presented below has been prepared by Schroders in accordance with the Global Investment Performance Standards (GIPS®). The GIPS method for computing historical performance differs from the SEC’s method. Returns reflect all income, gains and losses and reinvestment of any dividends or capital gains without provision for federal or state income tax. Because the gross performance data shown in the tables does not reflect the deduction of investment advisory fees paid by the account that makes up the composite and certain other expenses that would be applicable to the Fund, the net performance data may be more relevant to potential investors in the Fund in their analysis of the historical experience of Schroders Capital in managing all accounts with investment objectives, policies and strategies substantially similar to those of the Fund. To calculate the performance of the composite net of Class A expenses, the total annual fund operating expenses payable by Class A Shares of the Fund, before adjusting for the effects of the contractual management fee waiver and contractual expense reimbursement applicable to Class A Shares, as well as the maximum sales charge applicable to Class A Shares of the Fund, as set forth in the Fund’s fee table in this Prospectus, were used. The table below also shows the performance of the composite net of Class A expenses using the total annual fund operating expenses payable by Class A Shares of the Fund after adjusting for the effects of the contractual expense reimbursement applicable to Class A Shares but not the contractual management fee waiver. These expenses are higher than the highest expenses applicable to any account in the composite. The account included in the Schroders Capital Global Private Equity Semi-Liquid Composite is not subject to the diversification requirements, specific tax restrictions and investment limitations imposed on the Fund by the 1940 Act or Subchapter M of the Internal Revenue Code. Consequently, the performance results for the composite may have been less favorable had it been regulated as an investment company under the federal securities laws.

The historical performance of the Schroders Capital Global Private Equity Semi-Liquid Composite is not that of the Fund, is not a substitute for the Fund’s performance and is not necessarily indicative of the Fund’s future results. The Fund’s actual performance may differ significantly from the past performance of the composite.

While the accounts in the composite experience inflows and outflows of cash from clients, there can be no assurance that the monthly offering of the Fund’s shares and the Fund’s repurchases (if any) will not adversely affect the Fund’s performance.

SchroderS Capital Global Private Equity Semi-Liquid Composite PERFORMANCE1

Average annual total returns for the periods ended December 31, 2022:

	1 Year	Since Inception[2]
Schroders Capital Global Private Equity Semi-Liquid Composite (Net of Class A expenses and maximum Class A sales charge)	-2.51%	12.14%
Schroders Capital Global Private Equity Semi-Liquid Composite (Net of Class A expenses but excluding Class A sales charge)	1.02%	13.37%
Schroders Capital Global Private Equity Semi-Liquid Composite (Net of Class A expenses adjusted to reflect contractual expense reimbursement)	2.47%	14.99%
Schroders Capital Global Private Equity Semi-Liquid Composite (Gross)[3]	6.06%	19.03%
MSCI All-Country World Index	-18.36%	6.46%

Total returns for the periods ended December 31

	2019[2]	2020	2021	2022
Schroders Capital Global Private Equity Semi-Liquid Composite (Net of Class A expenses and maximum Class A sales charge)	-3.81%	28.98%	7.78%	-2.51%
Schroders Capital Global Private Equity Semi-Liquid Composite (Net of Class A expenses but excluding Class A sales charge)	-0.32%	33.66%	11.69%	1.02%
Schroders Capital Global Private Equity Semi-Liquid Composite (Net of Class A expenses adjusted to reflect contractual expense reimbursement)	0.05%	35.57%	13.29%	2.47%
Schroders Capital Global Private Equity Semi-Liquid Composite (Gross)	0.92%	40.33%	17.27%	6.06%
MSCI All-Country World Index	8.95%	16.25%	18.54%	-18.36%

[1]	This is not the performance of the Fund. As of December 31, 2022, the Schroders Capital Global Private Equity Semi-Liquid Composite was composed of one (1) fee-paying account with aggregate assets of $1.1 billion.

[2]	The Schroders Capital Global Private Equity Semi-Liquid Composite commenced operations on October 1, 2019.

[3]	Gross performance of the composite includes certain fund expenses, including transaction costs associated with investments, but does not include the account management fee.

Past performance does not guarantee future results. Performance for the periods subsequent to those periods reflected herein may be lower.

INDICES:

The Fund will measure its performance against MSCI All-Country World Index. The index is unmanaged, and its results include reinvested dividends and/or distributions, but do not reflect the effect of sales charges, commissions, expenses or taxes.

The MSCI All-Country World Index is designed to capture large and mid cap securities across developed markets and emerging market countries.

FISCAL YEAR; REPORTS

For accounting purposes, the Fund’s fiscal year and tax year end is March 31. After the end of each calendar year, a statement on Form 1099-DIV (or Form 1099-B, as appropriate) identifying the sources of the distributions paid by the Fund to shareholders for tax purposes will be furnished to shareholders subject to IRS reporting. In addition, the Fund will prepare and transmit to shareholders an unaudited semi-annual and an audited annual report within 60 days after the close of the period for which the report is being made, or as otherwise required by the 1940 Act.

INQUIRIES

Inquiries concerning the Fund and the Shares should be directed to:

Hartford Funds	(For overnight mail)
P.O. Box 2175	Hartford Funds
Milwaukee, WI 53201-2175	Attn: UMB Fund Services, Inc.
235 W. Galena Street
Milwaukee, WI 53212

HARTFORD SCHRODERS PRIVATE OPPORTUNITIES FUND

CLASS A, CLASS I AND CLASS SDR SHARES OF BENEFICIAL INTEREST

PROSPECTUS

July 28, 2023, as restated September 15, 2023